Filed pursuant to Rule 424(b)(3)
Under Securities Act of 1933, as amended
Registration No. 333-190692

PROSPECTUS

95,309,839 Shares

Mobivity Holdings Corp.

Common Stock

This prospectus relates to shares of common stock of Mobivity Holdings Corp. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 95,309,839 shares of our common stock, which amount includes 30,885,007 shares to be issued to the selling stockholders only if and when they exercise warrants held by them.

The shares owned by the selling stockholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $6,177,002 from the exercise of the warrants, if and when they are exercised.

Our common stock is quoted on the OTC Markets under the symbol “MFON”. The last reported sale price of our common stock as reported by the OTC Markets on August 14, 2013 was $0.60 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

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The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 3.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August 29, 2013

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Mobivity,” the “company,” “we,” “us,” and “our” refer to Mobivity Holdings Corp., a Nevada corporation, and its wholly-owned subsidiary, Mobivity, Inc., a Nevada corporation.

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SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

Mobivity Holdings Corp. (“Mobivity,” “we or “us” or “the company”) is in the business of developing and operating proprietary platforms over which brands and enterprises can conduct localized mobile marketing campaigns.  Our proprietary platforms allow brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones, mobile smartphone applications, or other solutions driven from consumers’ mobile phones.  We generate revenue by charging the brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees. Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Our executive offices are located at 58 West Buffalo Street, Suite 200, Chandler, Arizona 85225.  Our phone number is (866) 622-4261.  Our website address is www.mobivity.com.  Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will offer and sell the shares of our common stock at prices related to the then-current market price or in negotiated transactions. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Summary Financial Information

The following summary financial data for the fiscal years ended December 31, 2012 and 2011 is derived from our audited consolidated financial statements included elsewhere in this prospectus.  The summary financial data as of and for the six months ended June 30, 2013 has been derived from our unaudited financial statements and the related notes thereto included elsewhere in this prospectus.  This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 19 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30, 2013	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2012
	(Unaudited)
Statement of Operations Data:

Net sales	$2,113,603	$2,524,265	$4,079,745
Net loss	$12,298,036	$16,312,989	$7,338,927

June 30, 2013
Balance Sheet Data:	(Unaudited)

Total assets	$11,372,514
Total liabilities	1,897,755
Stockholders’ equity	9,474,759

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Relating to Our Business

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all. As of June 30, 2013, we had approximately $3,652,800 of working capital. While we believe that our working capital on hand will be sufficient to fund our 12 month plan of operations, there can be no assurance that we will not require significant additional capital.  In the event we require additional capital we will endeavor to raise additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing, with a bias toward debt financing over equity raisings. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and our stockholders may experience additional dilution in net book value per share.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, and the fact that we are not yet profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or even cease operations.

Our sales efforts to large enterprises require significant time and effort and could hinder our ability to expand our customer base and increase revenue.  Attracting new customers to our large enterprise division requires substantial time and expense, especially in an industry that is so heavily dependent on personal relationships with executives.  We cannot assure that we will be successful in establishing new relationships, or maintaining or advancing our current relationships. For example, it may be difficult to identify, engage and market to customers who do not currently perform mobile marketing or advertising or are unfamiliar with our current services or platform.  Further, many of our customers typically require input from one or more internal levels of approval. As a result, during our sales effort, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals.  The complexity of our services often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services including providing demonstrations and benchmarking against other available technologies.  We expect that our sales process will become less burdensome as our products and services become more widely known and used.  However, if this change does not occur, we will not be able to expand our sales effort as quickly as anticipated and our sales will be adversely affected.

We may not be able to enhance our mobile marketing and advertising platform to keep pace with technological and market developments, or to remain competitive against potential new entrants in our markets.  The market for mobile marketing and advertising services is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. Our current platform and services may not in the future be acceptable to marketers and advertisers. To keep pace with technological developments, satisfy increasing customer requirements and achieve acceptance of our marketing and advertising campaigns, we will need to enhance our current mobile marketing solutions and continue to develop and introduce on a timely basis new, innovative mobile marketing services offering compatibility, enhanced features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce and deliver compelling mobile marketing services in a timely manner, or at all, in response to changing market conditions, technologies or customer expectations could have a material adverse effect on our operating results or could result in our mobile marketing services platform becoming obsolete. Our ability to compete successfully will depend in large measure on our ability to maintain a technically skilled development and engineering staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our mobile marketing services platform with evolving industry standards and protocols.

In addition, as we believe the mobile marketing market is likely to grow substantially, other companies which are larger and have significantly more capital to invest than us may emerge as competitors. For example, in May 2010, Google, Inc. acquired Admob, Inc. Similarly, in January 2010, Apple, Inc. acquired Quattro Wireless, Inc. New entrants could seek to gain market share by introducing new technology or reducing pricing. This may make it more difficult for us to sell our products and services, and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.

Our enterprise customer contracts lack uniformity and often are complex, which subjects us to business and other risks.  A portion of our customers include some of the largest enterprises which have substantial purchasing power and negotiating leverage. As a result, we typically negotiate contracts on a customer-by-customer basis and our contracts lack uniformity and are often complex. If we are unable to effectively negotiate, enforce and account and bill in an accurate and timely manner for contracts with our key customers, our business and operating results may be adversely affected.  In addition, we could be unable to timely recognize revenue from contracts that are not managed effectively and this would further adversely impact our financial results.

Our services are provided on mobile communications networks that are owned and operated by third parties who we do not control and the failure of any of these networks would adversely affect our ability to deliver our services to our customers.  Our mobile marketing and advertising platform is dependent on the reliability of mobile operators who maintain sophisticated and complex mobile networks. Such mobile networks have historically, and particularly in recent years, been subject to both rapid growth and technological change. If the network of a mobile operator with which we are integrated should fail, including because of new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using it, or a general failure from natural disaster or political or regulatory shut-down, we will not be able provide our services to our customers through such mobile network. This in turn, would impair our reputation and business, potentially resulting in a material, adverse effect on our financial results.

If our mobile marketing and advertising services platform does not scale as anticipated, our business will be harmed.  We must be able to continue to scale to support potential ongoing substantial increases in the number of users in our actual commercial environment, and maintain a stable service infrastructure and reliable service delivery for our mobile marketing and advertising campaigns. In addition, we must continue to expand our service infrastructure to handle growth in customers and usage. If our mobile marketing services platform does not efficiently and effectively scale to support and manage a substantial increase in the number of users while maintaining a high level of performance, the quality of our services could decline and our business will be seriously harmed. In addition, if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may not be able to efficiently and effectively scale our business to manage the addition of new customers and overall mobile marketing campaigns.

The success of our business depends, in part, on wireless carriers continuing to accept our customers' messages for delivery to their subscriber base.  We depend on wireless carriers to deliver our customers' messages to their subscriber base. Wireless carriers often impose standards of conduct or practice that significantly exceed current legal requirements and potentially classify our messages as "spam," even where we do not agree with that conclusion. In addition, the wireless carriers use technical and other measures to attempt to block non-compliant senders from transmitting messages to their customers; for example, wireless carriers block short codes or Internet Protocol addresses associated with those senders. There can be no guarantee that we, or short codes registered to us, will not be blocked or blacklisted or that we will be able to successfully remove ourselves from those lists. Although our services typically require customers to opt-in to a campaign, minimizing the risk that our customers' messages will be characterized as spam, blocking of this type could interfere with our ability to market products and services of our customers and communicate with end users and could undermine the effectiveness of our customers' marketing campaigns. To date we have not experienced any material blocking of our messages by wireless carriers, but any such blocking could have an adverse effect on our business and results of operations.

We depend on third party providers for a reliable Internet infrastructure and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.  We outsource all of our data center facility management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third party facilities require uninterrupted access to the Internet.  If the operation of our servers is interrupted for any reason, including natural disaster, financial insolvency of a third party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged.  As has occurred with many Internet-based businesses, on occasion in the past, we have been subject to "denial-of-service" attacks in which unknown individuals bombarded our computer servers with requests for data, thereby degrading the servers' performance. While we have historically been successful in relatively quickly identifying and neutralizing these attacks, we cannot be certain that we will be able to do so in the future. If either a third party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

Failure to adequately manage our growth may seriously harm our business.  We operate in an emerging technology market and have experienced, and may continue to experience, significant growth in our business. If we do not effectively manage our growth, the quality of our products and services may suffer, which could negatively affect our brand and operating results. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company;

●	locate additional office space in various countries; and

●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Moreover, as our sales increase, we may be required to concurrently deploy our services infrastructure at multiple additional locations or provide increased levels of customization. As a result, we may lack the resources to deploy our mobile marketing services on a timely and cost-effective basis. Failure to accomplish any of these requirements would seriously harm our ability to deliver our mobile marketing services platform in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

The gathering, transmission, storage and sharing or use of personal information could give rise to liabilities or additional costs of operation as a result of governmental regulation, legal requirements, civil actions or differing views of personal privacy rights.  We transmit and store a large volume of personal information in the course of providing our services. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from our customers and their users. Any failure, or perceived failure, by us to comply with U.S. federal, state, or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business, operating results and financial condition. Additionally, we may also be contractually liable to indemnify and hold harmless our customers from the costs or consequences of inadvertent or unauthorized disclosure of their customers' personal data which we store or handle as part of providing our services.

The interpretation and application of privacy, data protection and data retention laws and regulations are currently unsettled in the U.S. and internationally, particularly with regard to location-based services, use of customer data to target advertisements and communication with consumers via mobile devices. Such laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business, operating results or financial condition.

As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of personal information. These and other privacy concerns, including security breaches, could adversely impact our business, operating results and financial condition.

In the U.S., we have voluntarily agreed to comply with wireless carrier technological and other requirements for access to their customers' mobile devices, and also trade association guidelines and codes of conduct addressing the provision of location-based services, delivery of promotional content to mobile devices and tracking of users or devices for the purpose of delivering targeted advertising. We could be adversely affected by changes to these requirements, guidelines and codes, including in ways that are inconsistent with our practices or in conflict with the rules or guidelines in other jurisdictions.

Our management team has limited experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.  Our management team has only limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements and applicable federal securities laws including filing required reports and other information required on a timely basis. There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Risks Related to our Common Stock

There has been a limited trading market for our common stock.  There has been a limited trading market for our common stock on the Over-the-Counter Bulletin Board.  The lack of an active market may impair the ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

The market price of our common stock may be, and is likely to continue to be, highly volatile and subject to wide fluctuations.  The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

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dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future acquisitions or capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

●	announcements of new acquisitions or other business initiatives by our competitors;

●	our ability to take advantage of new acquisitions or other business initiatives;

●	quarterly variations in our revenues and operating expenses;

●	changes in the valuation of similarly situated companies, both in our industry and in other industries;

●	changes in analysts’ estimates affecting us, our competitors and/or our industry;

●	changes in the accounting methods used in or otherwise affecting our industry;

●	additions and departures of key personnel;

●	announcements by relevant governments pertaining to additional quota restrictions; and

●	fluctuations in interest rates and the availability of capital in the capital markets.

Some of these factors are beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

We do not expect to pay dividends in the foreseeable future.  We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

The offering of up to 95,309,839 shares of our common stock by selling stockholders could depress our common stock price. Certain of our stockholders are offering pursuant to this prospectus up to 95,309,839 shares of our common stock in a secondary offering, which amount includes 30,885,007 shares of common stock issuable upon exercise of outstanding warrants. Sales of a substantial number of shares of our common stock in the public market could adversely affect the market for our common shares and make it more difficult for us to sell equity securities at times and prices that we determine to be appropriate. None of our shareholders are subject to any lock-up or other agreement that contractually restricts their ability to publicly resell their common shares.

Our common stock may be considered to be a “penny stock” and, as such, any the market for our common stock may be further limited by certain SEC rules applicable to penny stocks. To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We are a “smaller reporting company” and, as such are allowed to provide less disclosure than larger public companies.  We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a “smaller reporting company”, we  are able to provide simplified executive compensation disclosures in our SEC filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 3. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

OUR COMPANY

We were incorporated in the State of Nevada on September 25, 2008 under the names Ares Ventures Corporation for purposes of engaging in the acquisition, exploration and development of natural resource properties.  From our organization and until November 2010, we were an exploration stage company with no revenues and a limited operating history.

Acquisitions

On November 2, 2010, we completed the acquisition of Mobivity, Inc., a Nevada corporation engaged in the business of mobile marketing, which at the time was known as CommerceTel, Inc., in exchange for 10,000,000 shares of our common stock.  In anticipation of the transaction, on October 5, 2010, we changed our name from Ares Ventures Corporation to CommerceTel Corporation.  Upon our acquisition of Mobivity, Inc., we ceased all operations related to the acquisition, exploration and development of natural resource properties and since that time have engaged exclusively in our current business, the development and operation of proprietary platforms over which brands and enterprises can conduct mobile marketing campaigns.

In April 2011, we acquired substantially all of the assets of the Txtstation interactive mobile marketing platform and services business from Adsparq Limited.  The purchase price for the acquisition was 2,425,000 shares of our common stock and $300,000 in cash, which was paid over an 11 month period.

In April 2011, we entered into an acquisition agreement with Mobivity, LLC and Mobile Visions, Inc. pursuant to which we acquired the assets of their Mobivity interactive mobile marketing platform and services business.  The purchase price for the acquisition was 1,000,000 shares of our common stock, $64,969 in cash paid at closing and a secured subordinated promissory note in the principal amount of $606,054.  The promissory note accrued interest on the unpaid principal amount at the rate of 6.25% per annum and principal and interest were paid in six quarterly installments of $105,526.42 starting May 1, 2011.  The note was paid in full on May 31, 2012.

In connection with the Mobivity acquisition, in June 2012 we changed our corporate name to Mobivity Holdings Corp.

In August 2011, we acquired substantially all of the assets of the BoomText interactive mobile marketing services business from Digimark, LLC.  The purchase price for the acquired assets consisted of:

●	519,540 shares of our common stock issued at closing;

●	$120,514 in cash paid at closing;

●	our secured subordinated promissory note in the principal amount of $175,000. This note earned interest at 6.25% per annum and was paid in full on May 31, 2012;

●	our unsecured subordinated promissory note in the principal amount of $194,658 due and payable on October 1, 2012. The note does not bear interest and was paid in full in 2013; and

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an earn-out payment (payable 20 months after closing of the transaction) of a number of shares of our common stock equal to (a) 1.5, multiplied by our net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of our common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).  As of June 30, the final value of the earn-out payment was $2,210,667 and was satisfied through our issuance of 1,483,669 shares of our common stock.

In May 2013, we acquired the assets of Sequence, LLC related to a mobile customer loyalty application.  The acquired assets include all application software, URL’s, websites, trademarks, brands, customers and customer lists.  The purchase price consisted of: $300,000 in cash which was paid prior to closing; 750,000 shares of our common stock which were issued at closing valued, based on the closing price of our common stock on May 13, 2012, at $183,750; and our agreements to pay 24 monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing.

Also in May 2013, we acquired certain assets of Front Door Insights, LLC. The assets acquired from Front Door Insights consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.  The purchase price consisted of: $100,000 in cash; (2) our promissory note in the principal amount of $1,400,000; and (3) 7,000,000 shares of our common stock valued, based on the closing price of our common stock on May 20, 2012, at $1,034,310.

Financing Transactions

Between March 2011 to November 2011, we conducted the private placement sale of 688,669 shares of our common stock at a price of $1.50 per share for the gross proceeds of $1,033,003.  Each investor also received warrants to purchase an equivalent number of shares at an exercise price of $2.00. In October 2012, the exercise price of the warrants was reduced from $2.00 to $0.50 as a result of certain anti-dilution provisions contained in the warrant agreement.  As a result of the June 2013 private placement described below, the exercise price of the warrants was further reduced to $0.20 per share in June 2013.

Between November 2010 and June 2012, we conducted the private placement sale of our 10% Senior Secured Convertible Bridge Notes.   The Bridge Notes accrued interest on the unpaid principal amount at the rate of 10% per annum. The entire principal amount of the Bridge Notes, plus all accrued and unpaid interest, was due on the earlier of (i) the date we completed a financing transaction for the offer and sale of shares of our common stock in an aggregate amount of no less than 125% of the principal amounts evidenced by the Bridge Notes (a “qualifying financing”), or (ii) a fixed maturity date, which initially was set at November 3, 2011 and later amended to October 15, 2013.  On the maturity date of the Bridge Notes, in addition to the repayment of the principal amount and all accrued and unpaid interest, we agreed to  issue to each holder of the Bride Notes, at each such holder’s option, either (i) a three year warrant to purchase that number of shares of our common stock equal to the principal amount of (plus all accrued and unpaid interest on) the Bridge Notes held by the holder divided by the per share purchase price of the common stock offered and sold in the qualifying financing (the “offering price”) which warrants shall be exercisable at the offering price, or (ii) that number of shares of common stock equal to the product arrived at by multiplying (x) the principal amount of (plus all accrued and unpaid interest on) the Bridge Notes held by the holder, divided by the offering price and (y) 0.33. Our obligations under the Bridge Notes were secured by all of our assets.

As of May 31, 2013, the outstanding principal amount and accrued interest under the Bridge Notes was $4,984,721 and $441,973, respectively.   As described below, all of the principal and substantially all of the accrued interest under the Bridge Notes were converted into shares of our common stock and warrants to purchase our common stock in June 2013.

On June 17, 2013, we entered into a securities purchase agreement and a registration rights agreement with certain accredited investors in connection with our private placement sale of 37,500,000 shares of our common stock at a price of $0.20 per share, for aggregate gross proceeds of $7.5 million.  Pursuant to the terms of the registration rights agreement, we agreed to file with the SEC a resale registration statement covering the shares.   Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $493,300 in commissions from us. In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 3,635,458 shares of our common stock, exercisable for a period of five years from the closing date, at an exercise price of $0.20 per share.

In connection with the private placement, we also entered into a convertible secured promissory note conversion agreement on June 17, 2013, with the holders of our Bridge Notes.  Pursuant to the note conversion agreement, we agreed to issue to the holders of our Bridge Notes 26,772,532 shares of our common stock, at the conversion price of $0.20 per share, for the cancellation of outstanding principal of $4,984,721 and accrued interest of $369,786 under the notes.  Certain holders elected to receive, and we made, cash payments on the accrued interest on their notes in lieu of shares of common stock.  Each note holder also received a warrant to purchase that number of shares of our common stock calculated by dividing the outstanding principal amount plus accrued and unpaid interest of such note by the conversion price. We issued warrants to purchase a total of 27,249,549 shares of our common stock to the note holders.  The warrants are exercisable for a period of five years at an exercise price of $0.20 per share. In connection the sale of the Bridge Notes, we agreed to file with the SEC a resale registration statement covering the securities issued upon conversion of the Bridge Notes.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 95,309,839 shares of our common stock, held by the stockholders named in the table below, which amount includes 30,885,007 common shares issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders may exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.

On June 17, 2013, we entered into a securities purchase agreement and a registration rights agreement with certain accredited investors in connection with our private placement sale of 37,500,000 shares of our common stock at a price of $0.20 per share, for aggregate gross proceeds of $7.5 million.  Pursuant to the terms of the registration rights agreement, we agreed to file with the SEC a resale registration statement covering the shares.   Emerging Growth Equities, Ltd. acted as placement agent for the private placement and received $439,300 in commissions from us. In addition, for its services as placement agent, we issued to EGE warrants to purchase an aggregate of 3,635,458 shares of the Company’s common stock, exercisable for a period of five years from the closing date, at an exercise price of $0.20 per share.

In connection with the private placement, we also entered into a convertible secured promissory note conversion agreement on June 17, 2013, with certain holders of our outstanding 10% senior secured convertible bridge notes due October 15, 2013.  Pursuant to the note conversion agreement, we agreed to issue to the holders of the notes 26,772,532 shares of our common stock, at the conversion price of $0.20 per share, for the cancellation of outstanding principal of $4,984,721 and accrued interest of $369,786 under the notes.  Certain holders elected to receive, and we agreed to make, cash payments on the accrued interest on their notes in lieu of shares of common stock.  Each note holder also received a warrant to purchase that number of shares of our common stock calculated by dividing the outstanding principal amount plus accrued and unpaid interest of such note by the conversion price. The warrants are exercisable for a period of five years at an exercise price of $0.20 per share. In connection the sale of the bridge notes, we agreed to file with the SEC a resale registration statement covering the securities issued upon conversion of the notes.

Except as indicated below, none of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placement mentioned above. The share amounts under the columns “Shares Beneficially Owned Before the Offering” and “Maximum Number of Shares Offered” consist of the shares of our common stock sold by us in the private placement described above, including shares issuable to the selling shareholder upon the exercise of outstanding warrants. The share amounts under the columns “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	%	Offered	Number	%
Sandor Capital Master Fund (2)(3)	6,521,622	7.0%	6,521,622	1,086,490	1.1%
Ballyshannon Partners LP (4)	1,500,000	1.5%	1,500,000	-0-	*
Ballyshannon Family Partnership (5)	2,311,800	2.4%	2,311,800	-0-	*
Porter Partners, LP (6)	12,796,338	13.0%	12,796,338	-0-	*
EDJ Limited (7)	2,013,102	2.0%	2,013,102	-0-	*
Porter Family Living Trust dtd 9/5/2006 (8)	1,750,000	1.8%	1,750,000	-0-	*
Ben Joseph Partners (9)	1,302,466	1.3%	1,302,466	-0-	*
Alexander M. Bush	75,000	*	75,000	-0-	*
John E. Thompson	125,000	*	125,000	-0-	*
Diker MicroCap Fund LP (10)	1,750,000	1.8%	1,750,000	-0-	*
Trellus Partners LP (11)	5,000,000	5.1%	2,500,000	2,500,000	2.6%
Julie T. Berlacher	802,466	*	802,466	-0-	*
Paul D. Berlacher TTEE Paul D. Berlacher Irrev. Trust (12)	125,000	*	125,000	-0-	*
Audrey E. Berlacher TTEE Audrey E. Berlacher Rev Trust (13)	125,000	*	125,000	-0-	*
David A. Houghton	968,640	*	968,640	-0-	*
Bruce E. Terker TTEE Robert A. Berlacher 2004 Family Trust (14)	250,000	*	250,000	-0-	*
Chardonnay Partners, LP (15)	1,073,082	1.1%	1,073,082	-0-	*
Harry Mittelman Revocable Living Trust (16)	1,326,438	1.4%	1,326,438	-0-	*
Bruce and Katherine Evans TBE	1,868,586	1.9%	1,868,586	-0-	*
Jacqueline A. Evans	75,000	*	75,000	-0-	*
JSL Kids Partners (3)(17)	500,000	*	500,000	-0-	*
James C. Barragan, Jr. and Nancy F. Barragan	347,800	*	250,000	97,800	*
Robert A. Elliott	125,000	*	125,000	-0-	*
Robert B. Prag	576,520	*	576,520	-0-	*
The Del Mar Consulting Group, Inc. Retirement Plan Trust (18)	250,000	*	250,000	-0-	*
George I. Bridges, Jr.	1,750,000	1.8%	1,750,000	-0-	*
Carl Todd Bridges and Lori D. Bridges	1,250,000	1.3%	1,250,000	-0-	*
Clayton Green, Jr.	500,000	*	500,000	-0-	*
Taylor Green	500,000	*	500,000	-0-	*
Shelby Zimmerman	500,000	*	500,000	-0-	*
Robert A. Smith	1,250,000	1.3%	1,250,000	-0-	*
Mark A. and Lucinda M. Henry	952,466	*	952,466	-0-	*
Donald K. Thomas	100,000	*	100,000	-0-	*
Mobivity Partners (19)	2,500,000	2.6%	2,500,000	-0-	*
John R. Harris (20)	125,000	*	125,000	-0-	*
ACT Capital Partners, LP (21)	2,891,815	2.9%	2,891,815	-0-	*
Amir L. Ecker	2,190,582	2.2%	2,190,582	-0-	*
Delaware Charter G T Cust FBO Amir L. Ecker IRA (22)	3,492,740	3.5%	3,492,740	-0-	*
Cornelis F. Wit	11,609,952	11.0%	11,609,952	-0-	*
The Ecker Family Partnership (23)	1,039,349	1.1%	1,039,349	-0-	*
Gary Knutsen	742,406	*	742,406	-0-	*
Gregory J. Berlacher (3)	321,902	*	321,902	-0-	*
Emerging Growth Equities, Ltd. PSP dtd 9/1/99 FBO Gregory J. Berlacher, 401k (24)(3)	527,300	*	527,300	-0-	*
Emerging Growth Equities, Ltd. PSP dtd 9/1/99 FBO Jay D. Seid, 401k (25)(3)	1,061,972	1.1%	1,061,972	-0-	*
John S. Lemak IRA Rollover Raymond James & Assoc Custodian (3)(26)	1,328,597	1.4%	1,278,854	49,743	*
Kingdom Trust Co. Roth IRA Cust FBO Robert A. Berlacher (27)	690,386	*	690,386	-0-	*
Lancaster Investment Partners, LP (28)	858,720	*	858,720	-0-	*
Northwood Capital Partners, LP (29)	3,211,847	3.2%	3,211,847	-0-	*
Randall Smith	280,320	*	280,320	-0-	*
Peter and Susan Stanley JTWROS	1,391,514	1.4%	1,391,514	-0-	*
The Michael and Valerie Bynum Living Trust (20)(30)	762,328	*	762,328	-0-	*
Timothy W. Schatz (20)	203,014	*	203,014	-0-	*
Joel and Amy Wisian	757,398	*	757,398	-0-	*
Allen M. and Emily R. Bynum	353,288	*	353,288	-0-	*
Johnny and Debra Allen	101,232	*	101,232	-0-	*
Jessie and Kimberly A. Allen	101,232	*	101,232	-0-	*
Donald K. and Paige Matthey Bynum	101,124	*	101,124	-0-	*
Pier Bynum	50,562	*	50,562	-0-	*
Patrick Bynum	50,562	*	50,562	-0-	*
Dennis Becker (20)	176,486	*	176,486	-0-	*
Marion Cook	503,562	*	503,562	-0-	*
James Flanigan	251,370	*	251,370	-0-	*
Steve Tebo	502,740	*	502,740	-0-	*
Berlwoods Partners, LP (31)	125,000	*	125,000	-0-	*
Cortleigh Capital Partners, LP (32)	200,000	*	200,000	-0-	*
Phyllis D. Kalista	125,000	*	125,000	-0-	*
Jay D. Seid (3)	75,000	*	75,000	-0-	*
Franz J. Berlacher	25,000	*	25,000	-0-	*
Robert D. Auritt	50,000	*	50,000	-0-	*
Kingdom Trust Company IRA c/f Richard Johnson (33)	100,000	*	100,000	-0-	*
Andrew S. Rosen	641,499	*	500,000	141,499	*
ACT Capital Management, LLLP (34)	200,000	*	200,000	-0-	*
Delaware Charter G&T Cust FBO Amir L. Ecker ROTH IRA (35)	125,000	*	125,000	-0-	*
Delaware Charter G&T Cust FBO Carol G. Frankenfield IRA (36)	125,000	*	125,000	-0-	*
Kingdom Trust Co. SEP IRA c/f Robert A. Berlacher (37)	100,000	*	100,000	-0-	*
MJA Investments LLC (38)	75,000	*	75,000	-0-	*
JBA Investments LLC (39)	75,000	*	75,000	-0-	*
Elizabeth Arno	100,000	*	100,000	-0-	*
Kingdom Trust Co. IRA FBO Daniel C. Gardner (40)	125,000	*	125,000	-0-	*
Brodsky Family Trust (41)(20)	891,889	*	750,000	141,889	*
Ivy L. Fredericks	125,000	*	125,000	-0-	*
Robert Winter	125,000	*	125,000	-0-	*
Brian J. Grossi 2007 Revocable Trust (42)	75,000	*	75,000	-0-	*
Pak Cheong Choi & Susan Huang Choi JTWROS	50,000	*	50,000	-0-	*
John C. Lipman	130,000	*	130,000	-0-	*
Lipman Capital Group Inc. Retirement Plan (43)	50,000	*	50,000	-0-	*
Marcelle Weems Bynum	75,924	*	75,924	-0-	*
Lavonne Bynum	75,924	*	75,924	-0-	*
Cecil Glen Bynum and Cathey Lynn Bynum, Tenants in Common	261,466	*	202,466	59,000	*
David Gomez	871,698	*	871,698	-0-	*
David Hirons	510,448	*	510,448	-0-	*
Dillon Page and Vickie Page, Joint Tenants	580,548	*	580,548	-0-	*
Russell Sarachek	200,000	*	200,000	-0-	*
Mayumi Ishii Post	125,000	*	125,000	-0-	*
Kingdom Trust Company IRA Rollover FBO Franz J. Berlacher (44)	125,000	*	125,000	-0-	*
Kingdom Trust Co. Roth IRA c/f Julie T. Berlacher (45)	95,000	*	95,000	-0-	*
Fraser Clarke	125,000	*	125,000	-0-	*
BMO Nesbitt Burns ITF 365-24977-22 (46)	375,000	*	375,000	-0-	*
David Moss	75,780	*	75,780	-0-	*
VFT Special Ventures, Ltd (47)	3,635,458	3.7%	3,635,458	-0-	*
* Less than 1%.

(1)	Assumes that all securities offered are sold.

(2)	The selling stockholder indicated to us that John S. Lemak, Manager of Sandor Capital Master Fund, has voting and investment power over the shares it is offering for resale.

(3)
The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(4)	The selling stockholder indicated to us that Bruce E. Terker, President of Ballyshannon Partners, L.P., has voting and investment power over the shares it is offering for resale.

(5)	The selling stockholder indicated to us that Bruce E. Terker, President of Ballyshannon Family Partnership, L.P., has voting and investment power over the shares it is offering for resale.

(6)	The selling stockholder indicated to us that Jeffrey H. Porter, General Partner of Porter Partners, L.P., has voting and investment power over the shares it is offering for resale.

(7)	The selling stockholder indicated to us that Jeffrey H. Porter, Investment Advisor of EDJ Limited, has voting and investment power over the shares it is offering for resale.

(8)	The selling stockholder indicated to us that Jeffrey H. Porter, Trustee of Porter Family Living Trust dtd. 9/5/2006, has voting and investment power over the shares it is offering for resale.

(9)	The selling stockholder indicated to us that Jeffrey H. Porter, General Partner of Ben Joseph Partners, has voting and investment power over the shares it is offering for resale.

(10)	The selling stockholder indicated to us that Ken Brower, Chief Financial Officer of Diker Micro Cap Fund LP, has voting and investment power over the shares it is offering for resale.

(11)	The selling stockholder indicated to us that James Scaplen, Chief Financial Officer of Trellus Partners LP, has voting and investment power over the shares it is offering for resale.

(12)	The selling stockholder indicated to us that Paul D. Berlacher, Trustee of the Paul D. Berlacher Irrev. Trust, has voting and investment power over the shares it is offering for resale.

(13)	The selling stockholder indicated to us that Audrey E. Berlacher, Trustee of the Audrey E. Berlacher Rev Trust, has voting and investment power over the shares it is offering for resale.

(14)	The selling stockholder indicated to us that Bruce E. Terker, Trustee of the Robert A. Berlacher 2004 Family Trust, has voting and investment power over the shares it is offering for resale.

(15)	The selling stockholder indicated to us that Robert A. Berlacher, General Partner of Chardonnay Partners, LP, has voting and investment power over the shares it is offering for resale.

(16)	The selling stockholder indicated to us that Harry Mittelman, Trustee of the Harry Mittelman Revocable Living Trust, has voting and investment power over the shares it is offering for resale.

(17)	The selling stockholder indicated to us that John S. Lemak, Manager of JSL Kids Partners, has voting and investment power over the shares it is offering for resale.

(18)
The selling stockholder indicated to us that Robert B. Prag, Trustee of The Del Mar Consulting Group, Inc. Retirement Plan Trust, has voting and investment power over the shares it is offering for resale.

(19)	The selling stockholder indicated to us that Julie Krupala, Secretary of Mobivity Partners, has voting and investment power over the shares it is offering for resale.

(20)	The selling stockholder is, or is an affiliate of, an executive officer or director of our company.

(21)	The selling stockholder indicated to us that Carol Frankenfield, General Partner of ACT Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(22)	The selling stockholder indicated to us that Amir L. Ecker, IRA Owner of Delaware Charter G T Cust. FBO Amir L. Ecker IRA, has voting and investment power over the shares it is offering for resale.

(23)	The selling stockholder indicated to us that Amir L. Ecker, General Partner of The Ecker Family Partnership, has voting and investment power over the shares it is offering for resale.

(24)
The selling stockholder indicated to us that Gregory J. Berlacher, Owner of Emerging Growth Equities Ltd PSP dtd 9/1/99 FBO Gergory J. Berlacher 401k, has voting and investment power over the shares it is offering for resale.

(25)
The selling stockholder indicated to us that Jay D. Seid, Owner of Emerging Growth Equities Ltd PSP dtd 9/1/99 FBO Jay D. Seid 401k, has voting and investment power over the shares it is offering for resale.

(26)
The selling stockholder indicated to us that John S. Lemak, IRA Owner of the John S. Lemak IRA Rollover, Raymond James & Assoc. custodian, has voting and investment power over the shares it is offering for resale.

(27)
The selling stockholder indicated to us that Robert A. Berlacher, IRA Owner of Kingdom Trust Co. Roth IRA Cust FBO Robert A. Berlacher, has voting and investment power over the shares it is offering for resale.

(28)	The selling stockholder indicated to us that Robert A. Berlacher, Manager of Lancaster Investment Partners, LP, has voting and investment power over the shares it is offering for resale.

(29)	The selling stockholder indicated to us that Robert A. Berlacher, Manager of Northwood Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(30)
The selling stockholder indicated to us that Michael K. and Valerie L. Bynum, Trustees of The Michael and Valerie Bynum Living Trust, have voting and investment power over the shares it is offering for resale.

(31)	The selling stockholder indicated to us that Robert A. Berlacher, Managing Member of Berlwoods Partners, LP, has voting and investment power over the shares it is offering for resale.

(32)	The selling stockholder indicated to us that Christine Groves, Partner of Cortleigh Capital Partners, LP, has voting and investment power over the shares it is offering for resale.

(33)	The selling stockholder indicated to us that Richard Johnson, IRA Owner of Kingdom Trust Company IRA c/f Richard Johnson, has voting and investment power over the shares it is offering for resale.

(34)	The selling stockholder indicated to us that Carol G. Frankenfield, General Partner of ACT Capital Management LLP, has voting and investment power over the shares it is offering for resale.

(35)
The selling stockholder indicated to us that Amir L. Ecker, IRA Owner of Delaware Charter G T Cust FBO Amir L. Ecker ROTH IRA, has voting and investment power over the shares it is offering for resale.

(36)
The selling stockholder indicated to us that Carol G. Frankenfield, IRA Owner of Delaware Charter G T Cust FBO Carol G. Frankenfield IRA, has voting and investment power over the shares it is offering for resale.

(37)
The selling stockholder indicated to us that Robert A. Berlacher, IRA Owner of Kingdom Trust Co. SEP IRA c/f Robert A. Berlacher, has voting and investment power over the shares it is offering for resale.

(38)	The selling stockholder indicated to us that Andrew Arno, Advisor of MJA Investments LLC, has voting and investment power over the shares it is offering for resale.

(39)	The selling stockholder indicated to us that Andrew Arno, Advisor of JBA Investments LLC, has voting and investment power over the shares it is offering for resale.

(40)	The selling stockholder indicated to us that Daniel C. Gardner, IRA Owner of Kingdom Trust Co. IRA FBO Daniel C. Gardner, has voting and investment power over the shares it is offering for resale.

(41)	The selling stockholder indicated to us that Peter Brodsky, Trustee of the Brodsky Family Trust, has voting and investment power over the shares it is offering for resale.

(42)	The selling stockholder indicated to us that Brian J. Grossi, Trustee of the Brian J. Grossi 2007 Revocable Trust, has voting and investment power over the shares it is offering for resale.

(43)	The selling stockholder indicated to us that John C. Lipman, Owner of Lipman Capital Group Inc. Retirement Plan, has voting and investment power over the shares it is offering for resale.

(44)
The selling stockholder indicated to us that Franz J. Berlacher, IRA Owner of Kingdom Trust Company IRA Rollover FBO Franz J. Berlacher, has voting and investment power over the shares it is offering for resale.

(45)
The selling stockholder indicated to us that Julie T. Berlacher, IRA Owner of Kingdom Trust Co. ROTH IRA c/f Julie T. Berlacher, has voting and investment power over the shares it is offering for resale.

(46)	The selling stockholder indicated to us that Dean McDonald, Limited Partner of BMO Nesbitt Burns ITF 365-24977-22, has voting and investment power over the shares it is offering for resale.

(47)
Represents shares underlying warrants issued to Emergency Growth Equities, Ltd. as placement agent compensation.  The selling stockholder indicated to us that Gregory J. Berlacher has voting and investment power over the shares it is offering for resale.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The shares owned by the selling stockholders may be sold at the then-current market price or in negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been included for quotation on the OTC Bulletin Board under the stock symbol “MFON” since December 9, 2010.  From January 2010 to that date, our stock was traded on the OTCBB under the symbol “AREV”.  Our common stock trades only sporadically and has experienced in the past, and is expected to experience in the future, significant price and volume volatility.

The following table shows the reported high and low closing sale prices for our common stock based on information provided by the OTC Bulletin Board for the periods indicated.

Year Ended December 31, 2012	High	Low
Fourth Quarter	$0.43	$0.22
Third Quarter	$0.62	$0.26
Second Quarter	$1.04	$0.59
First Quarter	$1.50	$1.00

Year Ended December 31, 2011	High	Low
Fourth Quarter	$1.60	$0.37
Third Quarter	$2.00	$1.10
Second Quarter	$3.35	$1.25
First Quarter	$4.25	$1.45

Holders of Record

As of the date of this prospectus, there were 153 record holders of our common stock.

Dividends

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

Equity Compensation Plan Information

In December, 2010, we adopted our 2010 Incentive Stock Option Plan (“the 2010 Plan”).  The 2010 Plan permits us to grant up to 3,124,000 shares of common stock and options to purchase shares of common stock. In July 2013, we adopted our 2013 Stock Incentive Plan (“2013 Plan”).  The 2013 Plan allows us to grant incentive stock options, non-incentive stock options, restricted share grants and unrestricted share grants.  We have reserved for issuance 33,386,086 share of our common stock under the 2013 Plan.

The 2010 and 2013 Plan are each designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of our company. These objectives are accomplished by making long-term incentive awards under the plans thereby providing participants with a personal interest in the growth and performance of our company.  The following table sets forth additional information as of December 31, 2012 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our 2010 Incentive Stock Plan as of December 31, 2012.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding	Outstanding	(Excluding Securities
Plan Category	Options	Options	Reflected In Column (a))
Equity compensation plans approved by security holders	-0-	$–	-0-
Equity compensation plans not approved by security holders	2,860,000	–	264,000
Total	2,860,000	$0.63	264,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

We are engaged in the business of developing and operating proprietary platforms over which brands and enterprises can conduct localized mobile marketing campaigns.  Our products, delivered as a service, allow brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones, mobile smartphone applications, or other solutions driven from consumers’ mobile phones.  We generate revenue by charging the brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees. Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Recent Events

Acquisitions

In May 2013, we acquired the assets of Sequence, LLC (“Sequence”) related to a mobile customer loyalty application.  The acquired assets include all application software, URL’s, websites, trademarks, brands, customers and customer lists.  We assumed no liabilities of Sequence.

The purchase price consisted of: (1) $300,000 in cash which was paid prior to closing; (2) 750,000 shares of our common stock which were issued at closing valued, based on the closing price of our common stock on May 13, 2013, at $183,750; and (3) twenty-four monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing.

Also in May 2013, we acquired certain assets and liabilities of Front Door Insights, LLC (“FDI”), pursuant to an asset purchase agreement. The assets and liabilities acquired from FDI consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.

The purchase price consisted of: (1) $100,000 in cash; (2) a promissory note in the principal amount of $1,400,000; and (3) 7,000,000 shares of our common stock valued, based on the closing price of our common stock on May 20, 2013, at $1,034,310.

Private Placement and Conversion of Bridge Notes

In June and July 2013, we sold 37,500,000 shares of our common stock at $0.20 per share and received net proceeds of $7,060,700. We also converted all of our outstanding Bridge Notes and substantially all of our interest payable on the Bridge Notes into 26,772,532 shares of our common stock at $0.20 per share. As of June 30, 2013, we no longer have any Bridge Notes outstanding.

Results of Operations for the Six Months Ended June 30, 2013 and 2012

Revenues

Revenues for the six months ended June 30, 2013 were $2,133,603, an increase of $90,999, or 4.5%, compared to the same period in 2012. The small net increase is primarily attributable to an increase of 47% in subscriber-based licensing.  This increase was offset by the loss of several large-enterprise accounts that were not replaced with new sales in 2013, primarily due to increased focus on small businesses, and other minor factors.

Cost of Revenues

Cost of revenues for the six months ended June 30, 2013 was $596,012, a decrease of $104,216, or 14.9% compared to the same period in 2012.  This decrease is primarily attributable to lower costs for messaging, messaging related fixed costs, and sales commission expenses.  Messaging and related fixed costs have declined as we further assimilated the acquisitions of 2011, leveraged volume to obtain pricing discounts, reduced co-location IT expenses, and consolidated vendors.  Sales commission expenses during the six months ended June 30, 2013 decreased 33% as compared to the same period in 2012, due primarily to fewer closed sales of corporate accounts and a smaller inside sales staff.

Gross Profit

Gross profit for the six months ended June 30, 2013 was $1,517,591, an increase of $195,215 or 14.8%, compared to the same period in 2012. Gross profit as a percentage of revenue for the six months ended June 30, 2013 increased to 72% compared to 65% for the same period in 2012. The increase is primarily attributable to reduced cost of sales resulting from further assimilation of the acquisitions of 2011, leveraged volume to obtain pricing discounts, reduction of fixed costs, and consolidation of vendors.

General and Administrative

General and administrative expenses for the six months ended June 30, 2013 and 2012 were $1,320,323 and $1,714,527, respectively.  Such expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses. The decrease of $394,204 is primarily attributable to the following changes: decrease in payroll related expenses of $109,033 due to lower headcount; decrease in stock-based compensation of $299,597 because we are at the end of the expense recognition period for many of our options granted prior to June 2013; increase in consulting expense of $56,943 related to the lower headcount; decrease in bad debt expense of $89,957 due to favorable collection efforts and the establishment of an adequate reserve in prior periods; decrease in investor relations expense of $47,980 as we reduced expenditures in this category; increase in legal fees of $101,881 which is related to our business activities during the period.

Sales and Marketing Expense

Sales and marketing expenses for the six months ended June 30, 2013 and 2012 were $1,798,341 and $729,119, respectively.  Such expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, sales travel, consulting costs and other expenses.  The increase of $1,069,222 is primarily attributable to the following changes: an increase in payroll related expenses of $32,753 related to increased headcount; increase in stock-based compensation of $964,791 related to the immediate vesting of grants to new officers during June 2013; and an increase in travel expenses of $43,503 which is related to our business activities during the period.

Engineering, Research, and Development Expense

Engineering, research, and development expenses for the six months ended June 30, 2013 and 2012 were $251,239 and $295,973, respectively.  Such expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses. The decrease of $44,734 is primarily attributable to the following changes: decrease in payroll expense of $66,204 due to lower headcount; and an increase in consulting expenses of $23,061 which is also related to the lower headcount.

Depreciation and Amortization Expense

Depreciation and amortization expense for the six months ended June 30, 2013 and 2012 was $92,129 and $301,383, respectively. Such expenses consist of depreciation on our equipment and amortization of our intangible assets. The decrease of $209,254 is primarily attributable to the lower amortizable base of our intangible assets throughout most of 2013 after the impairment write-offs that we recorded in 2012 and 2011.

Loss from Operations

Our loss from operations for the six months ended June 30, 2013 was $1,944,441, a decrease of $225,815, or13%, compared to the same period in 2012. The decrease is a function of the increases and decreases discussed above.

Interest Expense

Interest expense for the six months ended June 30, 2013 and 2012 was $6,346,553 and $1,238,499, respectively. Interest expense consists of stated or implied interest expense on our notes payable, amortization of note discounts, and amortization of deferred financing costs.

Stated interest for the six months ended June 30, 2013 and 2012 was $212,186 and $116,893, respectively. The principal balance of our outstanding notes payable was higher in 2013 than in 2012, resulting in higher stated interest expense for the six months ended June 30, 2013.

Amortization of note discounts recorded as interest expense for the six months ended June 30, 2013 and 2012 was $6,134,367 and $1,020,749, respectively. We recorded additional note discounts in 2013 that were amortized to interest expense upon conversion of the Bridge Notes in June 2013.

Amortization of deferred financing costs for the six months ended June 30, 2013 and 2012 was $-0- and $100,857, respectively. We capitalized costs associated with the issuance of our notes, and amortize these costs over the term of the related notes.

Change in Fair Value of Derivative Liabilities

The change in fair value for derivative liabilities for the six months ended June 30, 2013 and 2012 was a loss of $3,813,598 and a gain of $193,990, respectively. The value of the derivative liabilities at any given date is based primarily on the value and volatility of our common stock, among other less significant factors. In periods when our stock price or volatility rises, we expect to record a loss in the change in fair value of the derivative liabilities.  During the period ended June 30, 2013, the volatility assumptions input into the Monte Carlo models were updated with the Company’s own stock (as two years of comparable data was now available), as compared to the use of guideline companies during previous periods, which increases the reliability of the underlying data in the models, but which also increased the value of the derivatives which in turn caused the increased losses in the current period. In addition, during the six months ending June 30, 2013, the conversion of the convertible notes payable into common shares significantly reduced the Company’s ongoing exposure to share price movements as the tainted equity environment was relieved on June 17, 2013; thereby reducing the number of warrants subject to derivative liability treatment. See Note 5 for further information.

Adjustment in Contingent Consideration

The adjustment in contingent consideration for the six months ended June 30, 2013 and 2012 was a loss of $193,465 and a gain of $76,782, respectively. These adjustments represent a reduction or increase in the estimated earn-out payable on the BoomText acquisition at each period end.

Net Loss

The net losses for the six months ended June 30, 2013 and 2012 were $12,298,036 and $2,683,785, respectively. Factors affecting the change in net losses are discussed above.

Liquidity and Capital Resources

As of June 30, 2013, we had current assets of $5,373,122, including $4,998,148 in cash, and current liabilities of $1,720,322, resulting in working capital of $3,652,800.

As of the date of this prospectus, we believe we have working capital on hand to fund our current level of operations through, at least, the next 12 months.  However, there can be no assurance that we will not require additional capital within the next 12 months.  If we require additional capital, we will seek to obtain additional working capital through the sale of our securities and, if available, bank lines of credit.  However, there can be no assurance we will be able to obtain access to capital as and when needed and, if so, the terms of any available financing may not be subject to commercially reasonable terms.

Cash Flows from Operating Activities

Our operating activities resulted in net cash used in operations of $479,419 for the six months ended June 30, 2013 compared to net cash used by operations of $1,225,514 for the same period in 2012.

The net cash used in operating activities for the six months ended June 30, 2013 reflects a net loss of $12,298,036 offset by a reversal of bad debt expense of $10,778, common stock issued for services of $18,375, stock-based compensation of $1,277,794, depreciation and amortization expense of $92,129, gain on adjustment in contingent consideration of $193,465, change (loss) in fair value of derivative liabilities of $3,813,598, and amortization of note discounts of $6,134,367. For the six months ended June 30, 2013, the net benefit of the non-cash items totaled $14,372,148.

Increases and decreases in cash resulting from changes in operating assets and liabilities for the six months ended June 30, 2013 included an increase from accounts receivable of $147,184, an decrease from accounts payable of $84,388, an increase from accrued interest of $159,132, an increase from other liabilities of $119,061, and other minor factors.

The net cash used in operating activities for the six months ended June 30, 2012 reflects a net loss of $2,683,785 offset by bad debt expense of $79,179, common stock issued for services of $270,000, common stock issued for late payment of $160,468, stock-based compensation of $210,429, depreciation and amortization expense of $301,382, gain on adjustment of contingent consideration of $76,782, change (gain) in fair value of derivative liabilities of $193,990, amortization of deferred financing costs of $100,857, and amortization of note discounts of $1,020,749. For the six months ended June 30, 2012, the net benefit of the non-cash items totaled $1,872,292.

Increases and decreases in cash resulting from changes in operating assets and liabilities for the six months ended June 30, 2012 included a decrease from accounts receivable of $110,239, decrease from other current assets of $540,553, a decrease from accounts payable of $189,617, a decrease from deferred revenue and customer deposits of $86,611, an increase from other liabilities of $454,123, and other minor factors.

Cash Flows from Investing Activities

Cash flows from investing activities for the six ended June 30, 2013 consist of equipment purchases of $2,799 and the cash portion of the purchase prices of the acquisitions during the period of $400,000.

Cash flows from investing activities for the six months ended June 30, 2012 consist of equipment purchases of $9,732.

Cash Flows from Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2013 and 2012 was $5,880,003 and $2,288,423, respectively.

During the six months ended June 30, 2013, we received proceeds of $700,000 from the issuance of our Bridge Notes, and we received $6,789,685 of net proceeds from the sale of shares of our common stock. We paid $1,609,682 on our notes payable that were outstanding during the period.

During the six months ended June 30, 2012, we received proceeds of $3,148,470 from the issuance of our Bridge Notes. We paid $772,457 on our notes payable that were outstanding during the period, and we paid $87,500 on the cash payment obligation resulting from the Txtstation acquisition.

Non Cash Financing Activities

During the six months ended June 30, 2013, non-cash investing and financing activities totaled $26,434,087 and consisted of $4,614,714 of discounts recorded on our notes payable, $40,511 in adjustments to our derivative liabilities due to note repayments, $10,726,967 in adjustments to our derivative liabilities due to note conversions, $349,694 in adjustments to our derivative liabilities due to conversion of the allonge and ASID derivative liabilities into equity payable, $176,555 for the conversion of the non-employee warrant derivative liability into additional paid-in capital, $2,210,667 for the issuance of shares of common stock for the Boomtext earn-out, $1,218,060 for the shares of common stock issued in our acquisitions, $1,365,096 for the note payable issued in the FDI acquisition, $224,000 for the earn-out payable recorded in the Sequence acquisition, $4,984,720 for the conversion of Bridge Notes into common stock, $369,786 for the conversion of accrued interest on the Bridge Notes into common stock, and $153,317 for the settlement of a working capital asset related to the Boomtext acquisition.

During the six months ended June 30, 2012, non-cash investing and financing activities totaled $4,073,566 and consisted of $2,733,412 of discounts recorded on our notes payable, $181,646 in adjustments to our derivative liabilities due to note repayments, $1,020,859 in adjustments to our derivative liabilities due to note conversions, and $137,649 of accrued interest that was converted into notes payable.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

OUR BUSINESS

General

We are in the business of developing and operating proprietary platforms over which brands and enterprises can conduct localized mobile marketing campaigns.  Our proprietary platforms allow brands and enterprises to market their products and services to consumers through text messages sent directly to the consumers’ mobile phones and mobile smartphone applications, consisting of software available to both phones and tablets PCs.  We generate revenue by charging the brands and enterprises a per-message transactional fee, or through fixed or variable software licensing fees. Our customers include national franchisers, professional sports teams and associations and other national brands such as the Los Angeles Clippers, Dallas Cowboys, Chick-Fil-A, Jamba Juice, and others.

Mobile phone users represent a large and captive audience. While televisions, radios, and even PCs are often shared by multiple consumers, mobile phones are personal devices representing a unique and individual address to the end user. We believe that the future of digital media will be significantly influenced by mobile phones where a direct, personal conversation can be had with the world’s largest target audience. According to a report published by International Data Corporation, or IDC, by 2015, more U.S. Internet users will access the Internet through mobile devices than through PCs or other wireline devices. The IDC study further reports that the number of people accessing the Internet in the U.S. through PCs will shrink from 240 million consumers in 2012 to 225 million in 2016. At the same time, the number of mobile users will increase from 174 million to 265 million.

Our “C4” Mobile Marketing and Customer Relationship Management (CRM) platform is a Web-hosted software solution enabling our clients to develop, execute, and manage a variety of marketing engagements to a consumer’s mobile phone. Our C4 solution allows our clients to communicate directly with their customers through Short Messaging Service (SMS), Multi-Media Messaging (MMS), smartphone application development and Interactive Voice Response (IVR) interactions, all of which are facilitated via a set of Graphical User Interfaces (GUIs) operated from any Web browser.

Our C4 platform also allows our customers to deploy and administer our “Stampt” mobile device loyalty application. Stampt is a smartphone replacement for “Buy 10, Get 1 free” punch cards. Consumers no longer need to worry about forgetting paperbased loyalty punch cards. Stampt makes it easy to receive all of the rewards consumers want from their favorite businesses.  Consumers can use Stampt throughout the United States to earn free sandwiches, coffee, pizza, frozen yogurt, donuts, bagels and more.  Stampt’s nearby feature shows consumers all of the rewards they can earn at nearby businesses. From the Stampt mobile device application, consumers simply tap any business to learn more about that business and to see all of the loyalty points they have earned at that business. Consumers can keep track of all of the rewards they are close to earning through the “my cards” feature displayed in the application’s interface. Once a consumer has earned all of the Stampts they need for a reward, they simply show the cashier and click “tap to redeem” button from the application interface on their device. Our customers can create and manage any Stampt program from the C4 platform’s set of Web-based interfaces.

We also offer our clients reporting and analytics capabilities through the C4 solution which allows our clients to assess the effectiveness of their mobile marketing campaigns and design more effective campaigns. proprietary platform  connects to all wireless carriers so that any consumer, on any wireless service (for example, . Verizon), can join our customer’s mobile marketing campaign. Once the consumer has subscribed to our customer’s mobile marketing campaign, our C4 Web-based software solution serves as a tool by which our customers can initiate messages and other communications back to their subscribed consumers, as well as configure and administer their mobile marketing campaigns.

We believe that mobile devices are emerging as an important interactive channel for brands to reach consumers since it is the only media platform that has access to the consumer virtually anytime and anywhere. According to an August 2013 eMarketer report, U.S. adults now spend more time on their mobile device than any other digital channel such as PCs. eMarketer also reports that U.S. adults already spend more time on their mobile phone than viewing print or listening to radio combined. We believe that brands and advertising agencies are recognizing the unique benefits of the mobile channel and they are increasingly integrating mobile media within their overall advertising and marketing campaigns. We also believe he future of mobile applications and services includes banking, commerce, advertising, video, games and just about every other aspect of both on and offline life.  Our objective is to become the industry leader in connecting brands and enterprises to consumers’ mobile phones.

Our Strategy

Our objective is to build an industry-leading Software-as-a-Service (SaaS) product that connects consumers to merchants and brands. The key elements to our strategy are:

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Exploit the competitive advantages and operating leverage of our technology platform. The core of our business is our proprietary, enterprise-grade C4 technology platform. We believe that our C4 platform is more advanced than technologies offered by our competitors and provides us with a significant competitive advantage.  With more than seven years of development, we believe that our C4 platform operates SMS text messaging transactions at a “least cost” relative to competitors while also being capable of supporting SMS text messaging transactional volume necessary to support our goal of several thousand end users. Additionally, our C4 platform supports “Interactive Voice Response”, or “IVR”, capabilities that we believe are unique to our solution and will allow Mobivity to deliver additional capabilities beyond SMS text messaging that will be unique and valuable to the marketplace. Our C4 platform also provides features that allow our customers to manage their Stampt mobile device application in conjunction with SMS text messaging campaigns, which we believe is a unique combination of both SMS text messaging and mobile device application management.

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Expand our sales and customer support infrastructure. We have historically focused our efforts on the development of our technology and solutions. Going forward, we intend to increase significantly our investments in sales and customer support.

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Acquire complementary businesses and technologies. Our future growth will largely depend upon our ability to acquire and integrate complementary businesses. We intend to target companies with some or all of the following characteristics: (1) an established revenue base, (2) strong pipeline and growth prospects, (3) break-even or positive cash flow, (4) opportunities for substantial expense reductions through integration into our platform, (5) strong sales teams, and (6) technology and services that further build out and differentiate our platform.

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Build our intellectual property portfolio. We currently have two issued patents that we believe have significant potential application in the mobile marketing industry. We plan to continue our investment in building a strong intellectual property portfolio.

While these are the key elements of our current strategy, there can be no guarantees that our strategy will not change or that our strategy will be successful.

Industry Background

We believe industry trends point to a shift in the local marketing industry in both how merchants and brands market their products and services to local customers. We believe that consumers are transitioning to new digital channels and moving away from legacy marketing channels. It is this transition that we believe has created an opportunity for new and innovative local marketing services and technologies to evolve. We believe that consumers are increasingly devoting their attention and lifestyle to mobile devices and that marketers will need new products, technologies, and services tailored for consumer’s mobile devices.

According to BIA/Kelsey’s U.S. Local Media Forecast (2012-2017), local marketing spend is projected to grow from $132.5 billion in 2012 to $148.8 billion by 2017. Local marketing is comprised of “traditional” channels, such as radio, print, or television, and “digital” channels such as personal computers, mobile phones, or tablets. BIA/Kelsey projects that local marketing spend on traditional channels will decrease 2.2% in 2013, while local marketing spend on digital channels will grow 11.7%. BIA/Kelsey also forecasts that local mobile marketing spend will increase 750% by 2017 to $9.1B.

According to tracking firm eMarketer's data, while U.S. adults spend on average 4 hours and 31 minutes per day viewing TV, in 2013 they will spend 5 hours and 9 minutes every day on average using digital media such as mobile apps, streaming video, games, or browsing the Web. Furthemore, eMarketer reports that the leading digital platform is the mobile device which, at 2 hours and 21 minutes per day, exceeds the combined time spent on print (32 minutes) and radio (1 hour, 26 minutes).

Mobile marketing campaigns use multiple channels to reach the consumer, including mobile web sites, mobile applications, mobile messaging and mobile video, all of which can be integrated into interactive campaigns. Each channel can link to additional mobile content or channels, as well as to complementing traditional media. Mobile marketing provides a powerful, instant and interactive response path in that consumers may send a keyword to a short code via SMS, or register on a mobile web site. This makes the mobile phone a precisely targeted communication channel, where users are highly engaged with content. As a result, the mobile channel is believed to be a highly effective campaign tool and its response levels are high compared to other media. We believe that mobile is valuable as a stand-alone medium for marketing, but it is also well suited for a vital role in fully integrated cross-media campaign plans, including TV, print, radio, outdoor, cinema, online and direct mail. We believe that the future of digital media will be significantly influenced by mobile phones where a direct, personal conversation can be had with the world’s largest network.

The Mobivity Solution

Our mobile marketing platform is designed to allow brands to operate mobile marketing campaigns, as well as resellers to market their own mobile marketing platform under their own brand identity. As of the date of the prospectus, we have approximately 11,000 customers utilizing our mobile marketing platform and we deliver on their behalf an average of 12 million SMS text messages per month.  Our customers are spread over all industries that market to individual consumers and range in size from national franchisers to the single site family-owned business.  Our clients access our “C4” solution through a standard Web browser that allows them to directly conduct the setup, messaging, and ongoing Customer Relationship Management (CRM) with the consumers they market to. Our customers are given a dedicated support representative along with account credentials to access their own C4 account from any Web browser.

●  Campaign Setup:  Initially, our clients will use their own C4 account on our proprietary platform to design their mobile marketing campaign for purposes of attracting customers to subscribe for the customer’s mobile messaging service.  In compliance with federal and state laws relating to mobile marketing, marketers typically attract customers to their mobile messaging service through media communications distributed through non-mobile devices, media, other than mobile devices, including store signage, billboards other forms of print media and digital media not directed through a mobile device. Our C4 solution also allows for the creation and design of digital display graphics that can be displayed on television screens, digital scoreboards, or other digital screens where an animated or more graphically rich solicitation may be desired. Digital displays are particularly useful on large digital scoreboard displays at sporting events. Through these various forms of communication, customers of our clients will be invited to subscribe to SMS text messaging communications (for example,  “Join our mobile VIP club! Text “Pizza” to 12345”) or to set-up loyalty offers through our Stampt smartphone loyalty application (for example,  “Download Stampt, use your iPhone or Android phone to join our loyalty program – “buy five sandwiches and get one free!”).  Consumers responding to these communications will be directed to our clients’ own C4 account on our proprietary platform, where our platform records and stores the consumer’s relevant information for access by our client. stores. Once the consumer has subscribed to our customer’s mobile marketing campaign, our C4 solution serves as a tool by which our customers can initiate messages and other communications back to their subscribed consumers, as well as configure and administer their mobile marketing campaigns..

●  Messaging. Our C4 platform allows for marketers to instantly message their subscribers via SMS text messaging or “push” messaging to users of the Stampt smartphone application. Our platform is designed to be a fully automated, self executing tool where our clients access their own C4 account on our proprietary platform, design and create their mobile marketing message, designate to whom among their list of opted-in consumers the message will be sent and then select the time (or times) the message will be distributed.  Each customer is assigned a dedicated support representative to provide support in this process, however the platform is designed to provide the customer with the ability to design and carry-out the entire campaign through their remote online access to our platform.  Our customers are provided with an instant communication channel to alert their subscribers of events, specials, or other announcements. Our C4 platform provides various messaging tools for marketers to create and initiate these messages in real-time or for future broadcasts. The solution also allows the marketer to connect to Facebook or Twitter accounts so that their messaging broadcasts to select social media channels if desired.

●  Customer Relationship Management (CRM). Our C4 solution offers our customers a variety of CRM services, including the success rate for each media campaign designed to attract subscribers to the customer’s mobile marketing campaign, historical data and success rate with regard to each mobile message sent. The subscriber records and various reporting features offered by the CRM function provide marketers with quick access to a variety of useful data points. Tracking subscriber and messaging activity over time is useful in handling customer inquiries or issues with the marketing program or to gain insights into subscriber behavior. For example, a marketer might want to examine how the total number of subscribers gained from a recent promotion of their call-to-action. The Mobivity solution provides various default reports while allowing for Mobivity customers to request custom reports tailored for their specific needs.

●  Stampt Smartphone Loyalty Application. Stampt is a smartphone application available to both iPhone and Android smartphones. The application is acquired by consumers via download from the Apple Appstore or Google’s Market service. Once installed, consumers can view local merchants who are setup on our C4 platform to offer mobile loyalty cards. Mobile loyalty cards allow consumers using Stampt to visit merchants and participate in loyalty programs (for example, “buy 10, get 1 free”) that are setup by merchants using the Mobivity solution. Consumers can also receive instant offers sent from merchants through our platform’s messaging features. The Stampt application allows consumers to register purchases by using the Stampt application on their smartphone to take a quick picture of a special code that the merchant provides at the time of purchase. The purchase is also registered on the merchant’s own account on our C4 platform. The Stampt application instantly verifies the consumer’s location at the related merchant’s location of business and registers the purchase. Purchases are then depicted on the Stampt application so the consumer and the merchant know how many purchases are required to earn a reward.

●  Resellers. Our platform can be white-labeled to allow for resellers or agents to market and deliver their own branded mobile marketing solution complete with all of the features of the C4 platform. Resellers are provisioned their own Web-based administration system whereby they can create and track their own customers’ use of the product.

In the future, we intend to develop additional platform features that with the goal of driving additional value to the evolving mobile marketing industry.

Marketing and Sales

We market and sell the services offered over our proprietary C4 platform directly through our own sales force, via resellers, and in some cases through agents.  Our services are predominantly marketed and sold in the form of a recurring software licensing fee that is determined by desired features and the number of physical locations our customers would like to deploy the services in. For example, a customer who exclusively utilizes our SMS text messaging feature for one location will pay a much lower recurring licensing fee that a marketer who desires our full breadth of product features and needs to drive localized marketing campaigns across 50 locations in various cities or locales.

In addition to license fees, we also arrange for a transaction fee in special cases where our customers require greater bandwidth or throughput to process large volumes of mobile messaging transactions.  For example, a customer may want to utilize our services for a major sporting event when there may be tens of thousands of fans who are expecting a “score alert” sent to their mobile phone via a SMS text message. In this case, the required resources to facilitate a large number of SMS messages in a short period of time is much higher and therefor we may charge an additional per-SMS text message fee to our customer.

●	Direct Sales. Our direct sales force is predominantly comprised sales representatives employed by us to promote and sell our services in various geographical areas.

●	Resellers. We sell our services via wholesale pricing of licensing and transactional fees to various resellers who market and sell the Mobivity services under their own brand.

●	Agents. We also engage independent agents to market and sell our services under the Mobivity brand in return for payment of a commission or revenue share for customers they introduce to us.

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In addition to our direct and indirect sales channels, we also market our services online through our Website, Facebook, Twitter, LinkedIn, and other online channels. We also participate in various trade and industry events to build awareness and promote exposure to our services and brand.

Research and Development

We have developed an internal and external software development team with many years of experience in the mobile advertising and marketing industries. As of the date of this prospectus, we have two full time employees engaged in engineering and software developments and two full-time employees engaged in quality assurance and testing in our development centers located at our facilities in Chandler, Arizona. Additionally, we have four full time software development and engineering contractors located in Sri Lanka and Spain. We also contract with various outsourced development and engineering partners in the United States. Our research and development activities are focused on enhancements to our platform, including extending our technology into payment processing, location based services, application analytics, and other technical opportunities in the evolving mobile industry.

Our total research and development expenditures in 2012 and 2011 were $562,549 and $347,884, respectively. We expect our total research and development expenditures in calendar year 2013 to be approximately $600,000.

Competition

Although the market for mobile marketing software and solutions is relatively new, it is very competitive. We compete with companies of all sizes in select geographies that offer solutions that compete with various elements of our platform and offering, such as SMS text messaging service providers or providers of mobile smartphone applications. We also compete at times with interactive and traditional advertising agencies that perform mobile marketing as part of their services to their customers. Many of these entities have significantly greater resources than we do.

Many of the leading providers of online services have begun to develops or acquire mobile marketing platforms with features similar to ours. For example, in May 2010, Google, Inc. acquired Admob, Inc. and in January 2010 and Apple, Inc. acquired Quattro Wireless. Each of the acquired companies was engaged in mobile marketing.  In addition, we believe that Facebook, AOL, Microsoft and Yahoo! have each begun to develop mobile parenting platforms. .

We believe that the key competitive factors that differentiate us from our competitors include:

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Demonstrable experience and competence.  We have been providing mobile marketing services since 2006.  In 2009, Sybase, an international enterprise software and services company, awarded us their Innovator of the Year. Major brands such as Jamba Juice, Sony Pictures, Univision, and Sonic Corporation have selected Mobivity’s products and services.

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Competitive pricing.  We believe we are one of the few mobile marketing providers in the industry that can provide SMS text messaging services at a flat licensing fee structure rather than charging for every SMS text message transaction processed. We also believe that we have a “least cost” operating advantage that competitors may find challenging to compete with.

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Scalability.  We believe that our platform is more scalable than most if not all of our competitors. Many of our customers require large volumes of mobile marketing messages to be transacted and a high quantity of end users operating our Web-based product features. We have grown our monthly messaging volume from less than 1 million SMS text messages per month in 2010 to more than 12 million per month as of the date of this prospectus. The number of customers utilizing our Web-based product has also grown from less than 100 in 2010 to more than 11,000 as of the date of this prospectus.

Seasonality

Our business, as is typical of companies in our industry, is highly seasonal. This is primarily due to traditional marketing and advertising spending being heaviest during the holiday season while brands, advertising agencies, mobile operators and media companies often close out annual budgets towards the end of the calendar year. Seasonal trends have historically contributed to, and we anticipate will continue to contribute to fluctuations in our quarterly results, including fluctuations in sequential revenue growth rates.

Intellectual Property

We regard the protection of our developed technologies and intellectual property rights as an important element of our business operations and crucial to our success. We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. We generally require our employees, consultants and advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except under specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key scientific and technical personnel.

As of the date of this prospectus we own four patents. Additionally, we have two pending U.S. patent applications. U.S. Patent numbers 7991388 B1 and 8,244,216 B1 were issued on August 2, 2011 and August 14, 2012, respectively. These patents cover a geo-bio-metric personal identification number, a service that authenticates a user from a feature phone or smart phone using a number of mobile attainable attributes: geolocation, facial image, accelerometer (which measures the physical orientation or movement of the device itself), and text messaging. The purpose of the geo-bio-metric PIN service is to authenticate a user while verifying the following: the user is currently using his other phone; the user is at the location that their phone is at; the user is not at another location and using their phone through a proxy; and an impostor is not using the phone.

In March 2011, we acquired US Patent number 6788769 B1 which covers a method and system for using telephone numbers as a key to address email and online content without the use of a look-up database. Using this system, a phone number is used to access a website or an email address in exactly the same way it is used to dial a telephone.

On June 11, 2013, we were issued US Patent number 8,463,306 which covers a method and system for testing a SMS text messaging network. The method and system allows for real-time testing of the initiation and completion of SMS text messages and any delivery delays across the major American mobile phone carriers, and accurately measures the progress on SMS broadcasts and records when a broadcast has been completed.

We filed U.S. Provisional Patent Application number 20070249369 on April 25, 2007. This patent application covers a system, method and apparatus for delivering Web content to a mobile telephone or related device by using a dialing code. For example, a user can dial a telephone number, or other dialing code, and subsequently receives content sent to the user's mobile handset. The patent also covers a system by which Web content can be sent to the user's phone via a wireless application protocol process.

We filed U.S. Provisional Patent Application number 12/983284 on December 8, 2010. This patent application covers a content delivery method and system for initiating and responding to requests for information over a mobile device in one mode of communication, such as voice, SMS or Web, and then delivering the requested information in the same or a different communication mode as selected by the recipient.

Our issued and any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents, or the failure of our copyright and trade secret laws to adequately protect our technology, might make it easier for our competitors to offer similar products or technologies. In addition, patents may not issue from any of our current or any future applications.

Government Regulation

The growth and development of the mobile messaging market and the market for electronic storage of personal information has resulted has resulted in a variety of stringent consumer protection laws, many of which impose significant burdens on companies that store personal information. Depending on the products and services that they offer, mobile data service providers may be subject to regulations and laws applicable to providers of mobile, Internet and VOIP services, including domestic and international laws and regulations relating to user privacy and data protection, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, billing, real estate, consumer protection, accessibility, content regulation, quality of services, telecommunications, mobile, television and intellectual property ownership and infringement. We expect that the regulation of our industry generally will continue to increase and that we will be required to devote increasing amounts of legal and other resources to address this regulation. In addition, the application of existing domestic and international laws and regulations relating to issues such as user privacy and data protection, marketing, advertising, consumer protection and mobile disclosures in many instances is unclear or unsettled.

In addition to its regulation of wireless telecommunications providers generally, the U.S. Federal Communications Commission, or FCC, has examined, or is currently examining, how and when consumers enroll in mobile services, what types of disclosures consumers receive, what services consumers are purchasing and how much consumers are charged. In addition, the Federal Trade Commission, or FTC, has been asked to regulate how mobile marketers can use consumers' personal information. Consumer advocates claim that many consumers do not know when their information is being collected from cell phones and how such information is retained, used and shared with other companies. Consumer groups have asked the FTC to: identify practices that may compromise privacy and consumer welfare; examine opt-in procedures to ensure consumers are aware of what data is at issue and how it will be used; investigate marketing tactics that target children; and create policies to halt abusive practices. The FTC has expressed interest in particular in the mobile environment and services that collect sensitive data, such as location-based information.

The principal laws and regulations that pertain to us and our customers in connection with their utilization of our platform, include:

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Deceptive Trade Practice Law in the U.S. The FTC and state attorneys general are given broad powers by legislatures to curb unfair and deceptive trade practices. These laws and regulations apply to mobile marketing campaigns and behavioral advertising. The general guideline is that all material terms and conditions of the offer must be "clearly and conspicuously" disclosed to the consumer prior to the buying decision. The balancing of the desire to capture a potential customer's attention, while providing adequate disclosure, can be challenging in the mobile context due to the lack of screen space available to provide required disclosures.

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Behavioral Advertising. Behavioral advertising is a technique used by online publishers and advertisers to increase the effectiveness of their campaigns. Behavioral advertising uses information collected from an individual's web-browsing behavior, such as the pages they have visited or the searches they have made, to select which advertisements to display to that individual. This data can be valuable for online marketers looking to personalize advertising initiatives or to provide geo-tags through mobile devices. Many businesses adhere to industry self-governing principles, including an opt-out regime whereby information may be collected until an individual indicates that he or she no longer agrees to have this information collected. The FTC and EU member states are considering regulations in this area, which may include implementation of a more rigorous opt-in regime. An opt-in policy would prohibit businesses from collecting and using information from individuals who have not voluntarily consented. Among other things, the implementation of an opt-in regime could require substantial technical support and negatively impact the market for our mobile advertising products and services. A few states have also introduced bills in recent years that would restrict behavioral advertising within the state. These bills would likely have the practical effect of regulating behavioral advertising nationwide because of the difficulties behind implementing state-specific policies or identifying the location of a particular consumer. There have also been a large number of class action suits filed against companies engaged in behavioral advertising.

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Behavioral Advertising-Privacy Regulation. Our business is affected by U.S. federal and state, as well as EU member state and foreign country, laws and regulations governing the collection, use, retention, sharing and security of data that we receive from and about our users. In recent years, regulation has focused on the collection, use, disclosure and security of information that may be used to identify or that actually identifies an individual, such as an Internet Protocol address or a name. Although the mobile and Internet advertising privacy practices are currently largely self-regulated in the U.S., the FTC has conducted numerous discussions on this subject and suggested that more rigorous privacy regulation is appropriate, including regulation of non-personally identifiable information which could, with other information, be used to identify an individual. Within the EU, member state data protection authorities typically regard IP addresses as personal information, and legislation adopted recently in the EU requires consent for the placement of a cookie on a user device. In addition, EU data protection authorities are following with interest the FTC's discussions regarding behavioral advertising and may follow suit by imposing additional privacy requirements for mobile advertising practices.

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Marketing-Privacy Regulation. In addition, there are U.S. federal and state laws and EU member state and other country laws that govern SMS and telecommunications-based marketing, generally requiring senders to transmit messages (including those sent to mobile devices) only to recipients who have specifically consented to receiving such messages. U.S. federal, EU member state and other country laws also govern e-mail marketing, generally imposing an opt-out requirement for emails sent within an existing business relationship.

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SMS and Location-Based Marketing Best Practices and Guidelines. We are a member of the Mobile Marketing Association, or MMA, a global association of 700 agencies, advertisers, mobile device manufacturers, wireless operators and service providers and others interested in the potential of marketing via the mobile channel. The MMA has published a code of conduct and best practices guidelines for use by those involved in mobile messaging activities. The guidelines were developed by a collaboration of the major carriers and they require adherence to them as a condition of service. We voluntarily comply with the MMA code of conduct. In addition, the Cellular Telephone Industry Association, or CTIA, has developed Best Practices and Guidelines to promote and protect user privacy regarding location-based services. We also voluntarily comply with those guidelines, which generally require notice and user consent for delivery of location-based services.

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TCPA. The United States Telephone Consumer Protection Act, or TCPA, prohibits unsolicited voice and text calls to cell phones through the use of an automatic telephone-dialing system (ATDS) unless the recipient has given prior consent. The statute also prohibits companies from initiating telephone solicitations to individuals on the national Do-Not-Call list, and restricts the hours when such messages may be sent. Violations of the TCPA can result in statutory damages of $500 per violation (i.e., for each individual text message). U.S. state laws impose additional regulations on voice and text calls. We believe that our platform does not employ an ATDS within the meaning of the TCPA based on case law construing that term.

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CAN-SPAM. The U.S. Controlling the Assault of Non-Solicited Pornography and Marketing Act, or CAN SPAM Act, prohibits all commercial e-mail messages, as defined in the law, to mobile phones unless the device owner has given "express prior authorization." Recipients of such messages must also be allowed to opt-out of receiving future messages the same way they opted-in. Senders have ten business days to honor opt-out requests. The FCC has compiled a list of domain names used by wireless service providers to which marketers may not send commercial e-mail messages. Senders have 30 days from the date the domain name is posted on the FCC site to stop sending unauthorized commercial e-mail to addresses containing the domain name. Violators are subject to fines of up to $6.0 million and up to one year in jail for some spamming activities. Carriers, the FTC, the FCC, and State Attorneys General may bring lawsuits to enforce alleged violations of the Act.

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Communications Privacy Acts. Foreign and U.S. federal and state laws impose liability for intercepting communications while in transit or accessing the contents of communications while in storage. EU member state laws also require consent for our receiving this information, and if our carrier customers fail to obtain such consent we could be subjected to civil or even criminal penalties.

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Security Breach Notification Requirements. EU member state laws require notice to the member state data protection authority of a data security breach involving personal data if the breach poses a risk to individuals. In addition, Germany recently enacted a broad requirement to notify individuals in the event of a data security breach that is likely to be followed by notification requirements to data subjects in other EU member states. In the U.S., various states have enacted data breach notification laws, which require notification of individuals and sometimes state regulatory bodies in the event of breaches involving certain defined categories of personal information. Japan and Uruguay have also recently enacted security breach notice requirements. This new trend suggests that breach notice statutes may be enacted in other jurisdictions, including by the U.S. at the federal level, as well.

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Children. The Children's Online Privacy Protection Act prohibit the knowing collection of personal information from children under the age of 13 without verifiable parental consent, and strictly regulate the transmission of requests for personal information to such children. Other countries do not recognize the ability of children to consent to the collection of personal information. In addition, it is likely that behavioral advertising regulations will impose special restrictions on use of information collected from minors for this purpose.

Employees

As of the date of this prospectus,  we had 26 full-time employees, two part-time employee and two contract employees. Our sales, marketing, and business development functions are provided by 13 full-time employees and one part-time employee. Our engineering and research and development functions are provided by one full-time employee and one independent contractor. Our client service functions are provided by 11 full time employees and one independent contractor. Our general administration, finance, and executive management consist of five full-time employees and one part-time employee.

Property

We currently lease 6,730 square feet of office space located at 58 W. Buffalo St., Chandler, Arizona. Monthly rental payments, excluding common area maintenance charges, are $11,557 in 2013, $11,958 in 2014 and $12,357 in 2015. The 63 month lease term expires December 31, 2015. We believe the property is sufficient for our needs at this time.

We also lease approximately 400 square feet of satellite office space located at 10251 Vista Sorrento Pkwy, San Diego, California, at a monthly expense of $1,800, on a month to month basis.

Litigation

There are no pending legal proceedings, other than routine litigation incidental to our business, to which we or our properties are subject.

MANAGEMENT

Set forth below are our directors and officers:

Name	Age	Position

Dennis Becker	39	Chief Executive Officer and Chairman of the Board

Michael K. Bynum	58	President and Director

Timothy Schatz	42	Chief Financial Officer

Geri Suster	47	Chief Operating Officer

Tom Tolbert	42	Executive Vice President and Chief Sales Officer

Jeff Hasen	54	Chief Marketing Officer

David Jaques	57	Director

Doug Schneider	50	Director

Peter Brodsky	42	Director

John Harris	64	Director

Dennis Becker - Chief Executive Officer and Director

Dennis Becker was appointed our Chief Executive Officer and a Director effective as of our acquisition of Mobivity, Inc. in November 2010.   Mr. Becker has also served as President and Chief Executive Officer of Mobivity, Inc. since September, 2007.  He was a founder of Frontieric Corporation, a pioneer in providing complex call routing and merchant processing applications, where he was Chief Executive Officer from 2002 to 2005.  Mr. Becker was also Chief Executive Officer of Bexel Technologies, which served solutions to large enterprise, from 1999 to 2001.  Mr. Becker studied Computer Science at the University of Oregon and served in the United States Air Force.

Michael K. Bynum - President and Director

Michael K. Bynum was appointed as our President and a Director on May 20, 2013.   Prior to joining the Company, Mr. Bynum served as chief executive officer and president of Phone Directories Corp, a Utah-based publisher of yellow page phone books, from July 2007 through June 2010. Mr. Bynum was also an investor and a director.  From June 2006 until June 2010, Mr. Bynum was an investor and director of Canpages, the largest independent telephone directory publisher in Canada.  In May 1993, Mr. Bynum and seven partners founded TransWestern Publishing, an independent publisher of telephone directories. Mr. Bynum served as executive vice-president of sales until May 2003.  Mr. Bynum also serves as a director of the Oklahoma Wildlife Management Association, which he co-founded in 2006.  Since 2010 Mr. Bynum has managed his private investments.

Timothy Schatz - Chief Financial Officer

Since January 2010, Mr. Schatz has been the Director of Finance and subsequently Vice President of Finance for Mobivity Holdings Corp. Mr. Schatz was appointed CFO on February 1, 2012.  From 2008 to 2009, Mr. Schatz functioned as Corporate Accounting Manager for Locallife USA, a San Diego startup involved with local internet search engine technology and local small business marketing strategies. Until 2008, Mr. Schatz spent 13 years with Enterprise Rent-A-Car, with the final 6 years as Regional Business Manager / Controller of the Inland Empire Los Angeles region, encompassing 40 locations and over 300 employees. Mr. Schatz graduated with a Bachelor of Science in Accountancy from San Diego State University.

Geri Suster - Chief Operating Officer

Effective as of June 21, 2013, Geri Suster was appointed as the Company’s Chief Operating Officer.  Prior to joining the Company, Ms. Suster served as the Vice President of Operations of ZipLocal, a Goldman Sachs company, which is a provider of a variety of print and digital advertising solutions to local businesses across the United States.  Ms. Suster joined ZipLocal in 2008 and was responsible for all production, customer service, IT, printing and distribution of both on-line and printed directory products.  Ms. Suster studied journalism at San Diego State University-California State University.

Tom Tolbert - Executive Vice President and Chief Sales Officer

Tom Tolbert was appointed as our Executive Vice President and Chief Sales Officer on May 20, 2013.   Prior to joining the Company, Mr. Tolbert served as chief executive officer of Front Door Insights, LLC, from 2009 to 2013, which was recently acquired by the Company. From 2002 to 2008, Mr. Tolbert served as regional vice president and then senior vice president of sales at KW Brock Directories, a Pittsburg, Kansas based business engaged in delivering print and digital marketing services to local advertisers.

Jeff Hasen - Chief Marketing Officer

On July 22, 2013, Jeff Hasen joined the Company as our Chief Marketing Officer.  Mr. Hasen previously served as chief marketing officer of Hipcricket, Inc., a wholly owned subsidiary of Augme Technologies, Inc., from May 2007 until March 2013.  Mr. Hasen has a Bachelor's of Arts degree (1980) in TV/Radio from Brooklyn College.

David Jaques - Director

David Jaques has served as a director since December 2011. Mr. Jaques has held senior financial positions in banking, corporate and venture capital.  In his early career, he held various positions with Barclays Bank in London and provided advisory services in currency and interest rate risk management to the bank’s corporate clients.  He held a similar role at Barclays Bank, New York from 1988 to 1993.  He was Senior Vice President and Treasurer of Silicon Valley Bank between 1994 and 1999; founding CFO for PayPal from 1999 to 2001 and CFO of BlueRun Ventures from 2001 to 2008.  Since 2008 he has provided CFO consulting services with Greenough Consulting Group and holds a board position at UBL Interactive, Inc. (UBLI.PK).

Doug Schneider - Director

Mr. Schneider has been a director since December 2010. Mr. Schneider has a twenty year track record of leadership and success in launching, building, and managing high-tech service oriented companies.  He has served as Executive Vice President of the SMB Solutions for the Melbourne IT Group since July 2012 and oversees a $75MM per year hosting and domain registration business across North American and Asia Pacific.  From 2011 to 2012, Mr. Schneider served as CEO for Transaction Wireless, a venture backed technology company where he still resides on the board.  From 2007 to 2010, Mr. Schneider was the CEO of Genea Energy, a clean tech company that provides an innovative and comprehensive SaaS based energy services platform for commercial office building portfolios.  Mr. Schneider received a Bachelor's degree in Mechanical Engineering from University of California, Davis and an M.B.A. from the Kellogg School of Management at Northwestern University.  He also serves as an industry advisor to Pelion Venture Partners, a venture capital firm focused on the information technology sector.

Peter Brodsky - Director

Effective July 1, 2013, Peter Brodsky was elected as a member of the Company’s Board of Directors.  Since 2011 Mr. Brodsky has been a partner at HBC Investments, a private equity firm located in Dallas, Texas, that specializes in investments of middle-market companies.  Prior to joining HBC Investments, from 1995 to December 2010, Mr. Brodsky was employed by Hicks, Muse, Tate & Furst (renamed HM Capital Partners in 2006), a nationally prominent private equity firm in the United States that specialized in leveraged acquisitions, and served as a partner beginning in 2001. While at Hicks Muse/HM Capital, Mr. Brodsky was active in sourcing, executing, overseeing and/or executing numerous transactions, valued in excess of $2.5 billion.  Beginning in 2004, Mr. Brodsky was responsible for Hicks Muse/HM Capital's investments in the media and communications industries and served on the firm's Investment Committee, which was responsible for all investment decisions of the firm. Mr. Brodsky currently serves on the board of directors of LIN Media Corporation (NYSE: TVL), a local multimedia company that owns, operates or services 32 network-affiliated broadcast television stations in 17 U.S. markets, an interactive television station and niche web sites, mobile platforms, performance-based local and national advertising solutions, and other digital services. Mr. Brodsky also serves on several non-profit Boards, including: KIPP: Dallas-Fort Worth, a high-performing charter school group, where he serves as Chairman; AT&T Performing Arts Center, the owner and operator of Dallas' premier arts performance venues; and Greenhill School, an co-educational independent school serving children in pre-kindergarten through 12th grade. Mr. Brodsky previously served on the boards of: Unitek Global Services (NASDAQ: UNTK), a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries; and MaineToday Media, Maine's largest media company.  Mr. Brodsky received a Bachelor of Arts degree from Yale University in 1992.

John Harris - Director

Mr. Harris has been a director since January 2011. Mr. Harris has served as an operating partner with GlendonTodd Capital, a Dallas based private equity firm since February 2011. From 2010 to 2012 Mr. Harris was CEO and investor with Chemical Information Services, a leading provider of database services to the chemical and pharmaceutical industries From 2006 to 2009, Mr. Harris was President and CEO of eTelecare Global Solutions; a business process outsourcing (“BPO”) company delivering technical support, sales, and customer care services to the Fortune 1000 market.  In that capacity, he successfully led the company’s IPO, privatization and ultimate merger in 2009 that created a $1 billion BPO services company.  Previously, Mr. Harris served in various executive level positions with Electronic Data Systems over a 25 year period.  Mr. Harris graduated from the University of West Georgia with a BBA and MBA and is on the Board of Advisors to the Richardson School of Business.  He has held board positions with a number of public and private telecommunications and technology services companies, and he currently sits on the boards of Premier Global Services, The Hackett Group, DG FastChannel and BancTec Corporation.  He is a member of the compensation committee of the board of each of these companies and sits on the audit committee of the board of DG FastChannel.

Executive Compensation

The following table provides information regarding the compensation earned during the years ended December 31, 2012 and 2011 by our (i) Chairman and Chief Executive Officer, and (ii) Chief Financial Officer. We refer to these two individuals collectively as our “named executive officers”.

Summary Compensation Table*

Name and Principal Position	Year	Salary	Bonus	Option Awards	Total
Dennis Becker, CEO (1)	2012	$228,906	$60,000	$191,342	$480,248
	2011	$128,807	$-	$22,249	$151,056

Timothy Schatz, CFO (2)	2012	$124,050	$15,000	$24,732	$163,782

Paul Meyer, CFO (3)	2011	$13,750	$-	$39,945	$53,695

Matt Szot, CFO (4)	2011	$43,487	$-	$-	$43,487

*In accordance with the rules and regulations promulgated by the Securities and Exchange Commission, the table omits columns that are not applicable.
(1) The Option Award expense for Mr. Becker refers to Mobivity Holdings Corp. options granted by our board of directors on December 24, 2010 pursuant to the Incentive Stock Option Plan approved by the board on the same date.

(2) Timothy Schatz was appointed Chief Financial Officer effective February 1, 2012. Amounts in the table above reflect his compensation after his appointment.

(3) Paul Meyer served as CFO from November 2, 2010 to July 1, 2011.

(4) Matt Szot served as CFO from July 22, 2011 to October 31, 2011.

The amounts reported in Option Awards column of the table above reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2012 and 2011 under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (formerly referenced as Statement of Financial Accounting Standards No. 123(R)). These amounts do not reflect amounts paid to or realized by the executive officers for fiscal 2012 or 2011. Actual amounts earned for fiscal 2012 and 2011 are included in the Summary Compensation Table above. For information on the method and assumptions used to calculate the compensation costs, see Note 7 to our audited consolidated financial statements contained herein. The Option Award expense for Mr. Becker and Mr. Meyer refer to Mobivity Holdings Corp. options granted by our board of directors on December 24, 2010 pursuant to the Incentive Stock Option Plan approved by the Board on the same date

Narrative Disclosure to Executive Compensation Table; Employment Agreements

As of the date of this prospectus, our executive officers are comprised of Messrs. Becker, Bynum, Schatz, Tolbert, Hasen and Ms. Suster.

On January 11, 2011, we entered into an employment agreement with Dennis Becker.  Under the terms of the agreement, Mr. Becker will serve as our President and Chief Executive Officer for an initial term of three years from December 24, 2010 (the “Effective Date”).  Unless terminated no less than 90 days prior to the expiration date by either party, the agreement is renewed automatically for successive one year periods.  Under the agreement, Mr. Becker is paid a base annual salary of $120,000.  The base salary is subject to an annual increase at the sole discretion our board of directors.  In addition to regular annual increases, the base salary will be increased by $30,000 (up to a cumulative maximum of $60,000) for each acquisition of the stock or all or substantially all of the assets of a third party entity, or the formation of joint ventures resulting in operating cash flows minus capital expenditures and dividends of no less than $25,000 during a three month period ending six months after the completion of each such acquisition or formation of such joint venture.  In addition, his salary will be increased to $225,000 in the event we complete a financing transaction of no less than $3,000,000 and we complete one acquisition.  The board may further award him, at its sole discretion, an annual bonus of up to 50% of his base salary and grant him stock options.  If the agreement is terminated by us without cause (as defined in the agreement) or the we notify Mr. Becker that we will not renew the agreement, we will be required to pay him a severance payment equal to six months of his base salary payable in regular intervals following such termination or expiration of the agreement. The agreement includes non-compete, non-solicitation, intellectual property assignment and confidentiality provisions that are customary in our industry.

Pursuant to his employment agreement with the Company, Mr. Bynum has agreed to serve as president of the Company for a three year term expiring on May 19, 2016, subject to automatic renewal for additional one year periods unless either party elects not to renew prior to the end of the then current term.  The Company has agreed to pay Mr. Bynum a base salary $200,000, subject to annual review by the compensation committee of the board of directors of the Company.   The Company has also agreed to pay Mr. Bynum a quarterly bonus of one percent (1%) of the gross revenues of the Company.  Pursuant to his employment agreement with the Company, Mr. Bynum is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company.  Mr. Bynum’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Bynum’s employment agreement, the Company has agreed, subject to its receipt of an additional $3 million of working capital in the form of cash, to grant Mr. Bynum an option to purchase a number of shares of Company common stock, over a five year period from the date of grant, equal to five percent (5%) of the number of outstanding shares of the Company following the financing.  The exercise price of the option shall be equal to fair market value on date of grant.  The option will vest and first become exercisable as follows: (a) 20% of the shares underlying the option will vest and first become exercisable upon the date of grant; (b) 40% of the shares underlying the option will vest and first become exercisable when the Company realizes $10,000,000 of gross revenue over any fiscal year; and (c) the final 40% of the shares underlying the option will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on date of grant, provided that the vesting of the final 40% shall accelerate and become fully vested when the Company realizes $15,000,000 of gross revenue over any  fiscal year.  Mr. Bynum’s option shall otherwise be on terms and conditions the current equity incentive plan.  In the event Mr. Bynum’s employment with the Company is terminated by Mr. Bynum for good reason, by the Company without cause or the Company elects not to renew his agreement, the Company shall pay Mr. Bynum, in addition to all other amounts then due and payable, 12 additional monthly installments of his base salary

On August 1, 2012, we entered into an employment agreement with Timothy Schatz.  Under the terms of the agreement, Mr. Schatz will serve as our Chief Financial Officer for an initial term of three years from August 1, 2012 (the “Effective Date”).  Unless terminated no less than 90 days prior to the expiration date by either party, the agreement is renewed automatically for successive one year periods.  Under the agreement, Mr. Schatz is paid a base annual salary of $160,000 and was also granted 225,000 stock options.  The base salary is subject to an annual increase at the sole discretion our board of directors.  The board may further award him, at its sole discretion, an annual bonus of up to 30% of his base salary and grant additional stock options.  If the agreement is terminated by us without cause (as defined in the agreement) or the we notify Mr. Schatz that we will not renew the agreement, we will be required to pay him a severance payment equal to three months of his base salary payable in regular intervals following such termination or expiration of the agreement.  The agreement includes non-compete, non-solicitation, intellectual property assignment and confidentiality provisions that are customary in our industry.

Pursuant to his employment agreement with the Company, Tom Tolbert has agreed to serve as executive vice president and chief sales officer of the Company for a three year term expiring on May 19, 2016, subject to automatic renewal for additional one year periods unless either party elects not to renew prior to the end of the then current term.  The Company has agreed to pay Mr. Tolbert a base salary $175,000, subject to annual review by the compensation committee of the board of directors of the Company.   The Company has also agreed to pay Mr. Tolbert a quarterly bonus of one percent (1%) of the gross revenues of the Company.  Pursuant to his employment agreement with the Company, Mr. Tolbert is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company.  Mr. Tolbert’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Tolbert’s employment agreement, the Company has agreed, subject to its receipt of an additional $3 million of working capital in the form of cash, to grant Mr. Tolbert an option to purchase a number of shares of Company common stock, over a five year period from the date of grant, equal to five percent (5%) of the number of outstanding shares of the Company following the financing.  The exercise price of the option shall be equal to the fair market value on date of grant.  The option will vest and first become exercisable as follows: (a) 20% of the shares underlying the option will vest and first become exercisable upon the date of grant; (b) 40% of the shares underlying the option will vest and first become exercisable when the Company realizes $10,000,000 of gross revenue over any  fiscal year; and (c) the final 40% of the shares underlying the option will vest and first become exercisable at the rate of 1/48th per month over a 48 month period commencing on grant date, provided that the vesting of the final 40% shall accelerate and become fully vested when the Company realizes $15,000,000 of gross revenue over any  fiscal year.  Mr. Tolbert’s option shall otherwise be on terms and conditions the current equity incentive plan.  In the event Mr. Tolbert’s employment with the Company is terminated by Mr. Tolbert for good reason, by the Company without cause or the Company elects not to renew his agreement, the Company shall pay Mr. Tolbert, in addition to all other amounts then due and payable, 12 additional monthly installments his base salary.

Pursuant to his employment agreement with us, Mr. Hasen has agreed to serve as our chief marketing officer.  We have agreed to pay Mr. Hasen a base salary $180,000, subject to annual review by the compensation committee of our board of directors.   We have also agreed to pay Mr. Hasen a quarterly bonus of one-quarter of one percent (0.25%) of the gross revenues of our company.  Pursuant to his employment agreement with us, Mr. Hasen is eligible to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to our executive employees.  Mr. Hasen’s employment agreement contains standard provisions concerning noncompetition, nondisclosure and indemnification.

Pursuant to Mr. Hasen’s employment agreement, we agreed to grant Mr. Hasen an option to purchase 1,669,304 shares of our common stock, over a 4 year period from the date of grant, at an exercise price $0.65 per share.   Options to purchase 834,652 shares of common stock will vest and first become exercisable over a four year period at the rate of 1/48th shares per month commencing on the first month following the date of grant.  Options to purchase the remaining 834,652 shares of common stock will vest and first become exercisable when we realize $20,000,000 of gross revenue over any fiscal year.  Mr. Hasen’s option shall otherwise be on the terms and conditions of our current equity incentive plan.  In the event Mr. Hasen’s employment with us is terminated by Mr. Hasen for good reason or by us without cause, we shall pay Mr. Hasen, in addition to all other amounts then due and payable, three additional monthly installments of his base salary

Effective as of June 21, 2013, the Company entered into an employment agreement with Ms. Suster in connection with her services as Chief Operating Officer.  Ms. Suster will be paid a base salary of $170,000 per annum.  The Company’s Board may also award an annual bonus of up to 33% of the base salary for achieving milestones as defined by the Board from time to time.  Ms. Suster will also be granted options to purchase that number of shares of common stock of the Company equal to 1.5% of the Company’s outstanding shares, pursuant to the terms and conditions of the Company’s incentive stock option plan, if and when adopted by the Company.  The options will vest as follows: (a) 33% of the options will vest at rate of 1/48th per month for the first forty-eight (48) months following the date of grant, (b) another 33% of the options vest when the Company reports $500,000 of EBITDA for an entire fiscal year, and (c) the final 33% of the options will vest when the Company reports $5,000,000 of EBITDA for an entire fiscal year.  The options have a term of five years and are subject to early termination based on the termination of Ms. Suster’s employment with the Company.

In addition, in the event that Ms. Suster’s employment is terminated by the Company for cause, or by Ms. Suster without good reason, then Ms. Suster will be subject to a non-compete provision that generally bars Ms. Suster from soliciting any of the Company’s customers or prospective customers in the United States for a period of two years from the date of the termination.  If the employment is terminated by the Company without cause or by Ms. Suster with good reason, Ms. Suster will be paid a separation payment equal to three (3) months of her base salary and the restrictive period will last until one week after all payments related to the termination have been made by the Company to Ms. Suster.

Non-Employee Director Compensation

2012 Director Compensation Table

Name	Fees Earned	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Ronald Linares	$-	$-	$-		$-	$-	$-	$-
David Jaques	-	-	44,225	(1)	-	-	-	44,225
Randall Smith	-	-	-		-	-	-	-
Fraser Clarke	-	-	20,050	(2)	-	-	-	20,050
David Souaid	-	-	20,050	(2)	-	-	-	20,050
Doug Schneider	-	-	20,050	(2)	-	-	-	20,050
John Harris	-	-	26,733	(3)	-	-	-	26,733

(1)
Compensation related to a stock option grant on December 1, 2011 for 100,000 shares at an exercise price of $1.30 per share. The option is outstanding at December 31, 2012, and 27,083 shares are vested at December 31, 2012.

(2)
Compensation related to a stock option grant on January 18, 2011 for 75,000 shares at an exercise price of $1.75 per share. The option is outstanding at December 31, 2012, and 25,000 shares are vested at December 31, 2012.

(3)
Compensation related to a stock option grant on January 18, 2011 for 100,000 shares at an exercise price of $1.75 per share. The option is outstanding at December 31, 2012, and 33,000 shares are vested at December 31, 2012.

Narrative Disclosure to Director Compensation Table

Our non-employee directors were granted stock options as set forth in the director compensation table and notes thereto above as compensation for their service as directors.  No other compensation was paid to the non-employee directors for their services.  All of our directors will receive reimbursement for out-of-pocket expenses for attending board of directors meetings. In the future, our outside directors may receive an attendance fee for each meeting of the board of directors or other forms of compensation. From time to time, we may also engage certain future outside members of the board of directors to perform services on our behalf and we will compensate such persons for the services which they perform.

Outstanding Equity Awards at December 31, 2012*

The following table presents the outstanding option awards held by each of our named executive officers as of December 31, 2012, including the value of the options awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested
Dennis Becker CEO	312,499	312,501	$0.32	12/24/2015	312,501	81,250
Timothy Schatz CFO	37,499	37,501	$0.32	12/24/2015	37,501	9,750
Timothy Schatz CFO	225,000	225,000	$0.40	8/20/2017	225,000	58,500
* In accordance with the rules and regulations promulgated by the Securities and Exchange Commission, the table omits columns that are not applicable.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2012, our compensation committee was comprised of Randall Smith and John Harris.  None of our executive officers serve on the board of directors of another entity, whose executive officers serves on our board of directors.

Limitation of Liability of Directors and Indemnification of Directors and Officers

We have entered into indemnity agreements with certain directors, officers and other key employees of ours under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Nevada law and our bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

Related Party Transactions, Promoters and Director Independence

The following is a description of transactions or series of transactions since January 1, 2011, or any currently proposed transaction, to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2012 and December 31, 2011, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Employment Agreements” above.

Prior to the reverse merger on November 2, 2010, Optimal Payments Corporation converted $570,534 of debt into $370,534 worth of Mobivity Inc. common stock and $200,000 of prepaid services to be rendered by Mobivity. A member of the Company's Board of Directors is currently President of Sterling Card Solutions, which has a minority ownership position in Optimal Payments Corporation. During the year ended December 31, 2012, the Company began work on two projects for Optimal Payments Corporation and recognized revenue of $162,500.

We consider David Jaques, Doug Schneider, Peter Brodsky and John Harris to be independent directors as such term is defined by the listing rules of the Nasdaq Stock Market.

The board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The board has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, the board has followed the following standards: (i) all related party transactions must be fair and reasonable to us and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock as of the date of this prospectus by:

●	All of our directors and executive officers, individually;

●	All of our directors and executive officers, as a group; and

●	All persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 97,338,482 shares of our common stock outstanding as of the date of this prospectus. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise indicated, the address of each person or entity below is c/o the Company, 58 West Buffalo Road, Suite 200, Chandler, AZ 85225.

Name of Beneficial Owner	Number of Shares	Percentage
CommerceTel Canada Corporation	7,267,972	7.5%
1 First Canadian Place
100 King Street West
Toronto, ON M5X 1B2
Front Door Insights, LLC	7,000,000	7.2%
22 Oneida Trail
Malvern, OH 44644
Jeffrey Porter(1)	13,180,953	13.5%
300 Drakes Landing Road, Suite 175
Greenbrae, CA 94941
Cornelis F. Wit	5,804,976	6.0%
2101 West Commercial Blvd., Suite 3500
Fort Lauderdale, FL 33309
ACT Capital Management, LLLP(2)	10,064,576	10.3%
2 Radnor Corporate Center, Suite 111
Radnor, PA 19087
John S. Lemak(3)	6,823,500	7.0%
2828 Routh Street, Suite 500
Dallas, Texas 75201
Dennis Becker (4)	8,186,845	8.3%
Timothy Schatz(5)	277,085	*
Michael K. Bynum(6)	8,738,858	9.0%
David Jaques(7)	58,332	*
Peter Brodsky(8)	750,000	*
Doug Schneider(9)	66,666	*
John Harris(10)	208,332	*
Tom Tolbert(11)	8,738,858	9.0%
Geri Suster(12)	17,215	*
Jeff Hasen	-0-	*
Executive Officers and Directors as a Group (ten persons)	26,926,566	27.7%
* Denotes less than 1%

(1)
Includes 8,948,169 shares owned by Porter Partners, LP, 1,026,233 shares owned by Ben Joseph Partners, 1,456,551 shares owned by EDJ Limited, and 1,750,000 shares owned by Porter Family Living Trust dtd 9/5/2006.   Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the managing general partner of Porter Partners, LP, has voting and dispositive power over the securities.  Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the managing general partner of Ben Joseph Partners, has voting and dispositive power over the securities.  Jeffrey Porter, as the General Partner of Porter Capital Management Co., which is the trading advisor of EDJ Limited, has voting and dispositive power over the securities.  Jeffrey Porter, as trustee of the Porter Family Living Trust dtd 9/5/2006, has voting and dispositive power over the securities.

(2)

ACT Capital Management, LLLP is the beneficial owner of 6,750,000 shares of common stock and 3,314,576 shares of the Company’s common stock issuable upon exercise of warrants to purchase shares of the Company’s common stock to the extent that after giving effect to such exercise, the holder of the warrant would not beneficially own in excess of 9.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.  The holder of the warrant may remove such limitation on exercise of the warrant by providing 60 days prior written notice to the Company.  Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP.  Investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners.

(3)

Includes 140,000 shares owned by Sandor Capital, 2,981,881 shares owned by Sandor Capital Master Fund, 701,619 shares owned by John S. Lemak IRA Rollover, 2,500,000 shares owned by Mobivity Partners and 500,000 shares owned by JSL Kids Partners.  Mr. Lemak has voting and dispositive power over the securities and may be deemed to be the beneficial owner of such securities.

(4)

Includes 7,267,972 shares owned by CommerceTel Canada Corporation (“CTel Canada”) of which Mr. Becker may be deemed to be the beneficial owner in his capacity as President and Chief Executive Officer of that entity.  Mr. Becker disclaims beneficial ownership in the shares owned by CTel Canada in excess of his proportional ownership of CTel Canada.  Also includes 560,142 shares underlying options that are exercisable as of July 31, 2013.

(5)	Includes 100,603 shares underlying options that are exercisable as of July 31, 2013.
(6)

Includes 7,000,000 shares owned by Front Door Insights, LLC of which Mr. Bynum may be deemed to be the beneficial owner in his capacity as member of that entity.  Also includes 1,738,858 shares underlying options that are exercisable as of July 31, 2013.

(7)	Includes 58,332 shares underlying options that are exercisable as of July 31, 2013.
(8)	Includes 750,000 shares owned by Brodsky Family Trust of which Mr. Brodsky may be deemed to be the beneficial owner in his capacity as trustee of that entity.

(9)	Includes 66,666 shares underlying options that are exercisable as of July 31, 2013.

(10)	Includes 83,332 shares underlying options that are exercisable as of July 31, 2013.

(11)
Includes 7,000,000 shares owned by Front Door Insights, LLC of which Mr. Tolbert may be deemed to be the beneficial owner in his capacity as member of that entity.  Also includes 1,738,858 shares underlying options that are exercisable as of July 31, 2013.

(12)	Includes 17,215 shares underlying options that are exercisable as of July 31, 2013.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 150,000,000 shares of common stock. As of the date of this prospectus, there are 97,338,482 shares of our common stock issued and outstanding. Except as described below, there are no other agreements or outstanding options, warrants or similar rights that entitle their holder to acquire from us any of our equity securities.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Shareholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription rights or cumulative voting rights.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Stock Incentive Plans

We have adopted the 2010 Incentive Stock Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants. We have reserved 3,124,000 shares of our common stock under the plan. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company. All officers, directors, employees and consultants to our company are eligible to participate under the plan. The plan provides that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant. As of the date of this prospectus, there are outstanding options which entitle their holders to purchase 2,860,000 shares of our common stock at a weighted-average exercise price of $0.63 per share. All of the options are subject to vesting based on the holders’ continued service to the Company.

We have also adopted the Mobivity Holdings Corp. 2013 Stock Incentive Plan providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted share grants. We have reserved 33,386,086 shares of our common stock under the plan. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company. All officers, directors, employees and consultants to our company are eligible to participate under the plan. The plan provides that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant. As of the date of this prospectus, there are outstanding options which entitle their holders to purchase 32,047,130 shares of our common stock at a weighted-average exercise price of $0.33 per share. All of the options are subject to vesting based on the holders’ continued service to the Company.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

M&K CPAS, PLLC has audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of and for the fiscal years ended December 31, 2012 and 2011. We have included our financial statements in the prospectus in reliance on M&K CPAS, PLLC’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Upon the effectiveness of our registration statement on Form S-1, of which this prospectus is made part, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied, at prescribed rates, at the Public Reference Room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mobivity Holdings Corp.
Chandler, AZ 85225

We have audited the accompanying consolidated balance sheets of Mobivity Holdings Corp. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders' equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2012 and 2011 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
March 21, 2013

Mobivity Holdings Corp.
Consolidated Balance Sheets

	Years ended December 31,
ASSETS	2012	2011
Current assets
Cash	$363	$396
Accounts receivable, net of allowance for doubtful
accounts of $44,700 and $18,050, respectively	414,671	243,846
Other current assets	30,009	15,924
Total current assets	445,043	260,166

Equipment, net	14,111	25,316
Goodwill	2,259,624	3,002,070
Intangible assets, net	444,112	1,116,506
Other assets	187,117	197,046
TOTAL ASSETS	$3,350,007	$4,601,104

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$514,949	$842,777
Accrued interest	321,368	130,426
Accrued and deferred personnel compensation	299,534	237,691
Deferred revenue - related party	35,262	200,000
Deferred revenue and customer deposits	181,731	126,525
Convertible notes payable, net of discount	2,857,669	1,002,730
Notes payable, net of discount	171,984	736,270
Cash payment obligation, net of discount	-	86,714
Derivative liabilities	3,074,504	1,573,859
Other current liabilities	250,144	245,227
Earn-out payable	2,032,881	-
Total current liabilities	9,740,026	5,182,219

Non-current liabilities
Long term accounts payable	-	125,846
Earn-out payable	-	2,658,238
Total non-current liabilities	-	2,784,084
Total liabilities	9,740,026	7,966,303

Commitments and Contingencies (See Note 10)
Stockholders' equity (deficit)
Common stock, $0.001 par value; 150,000,000 shares authorized; 23,218,117 and 22,754,308 shares issued and outstanding as of December 31, 2012 and 2011 , respectively	23,218	22,754
Additional paid-in capital	25,412,932	21,099,289
Accumulated deficit	(31,826,169)	(24,487,242)
Total stockholders' equity (deficit)	(6,390,019)	(3,365,199)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,350,007	$4,601,104

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Consolidated Statements of Operations

	Years ended December 31,
	2012	2011
Revenues
Revenues	$4,079,745	$2,524,265
Cost of revenues	1,300,325	986,854
Gross margin	2,779,420	1,537,411

Operating expenses
General and administrative	2,984,531	3,625,799
Sales and marketing	1,562,520	583,284
Engineering, research, and development	562,459	347,884
Depreciation and amortization	549,151	751,072
Goodwill impairment	742,446	10,435,170
Intangible asset impairment	145,396	1,325,134
Total operating expenses	6,546,503	17,068,343

Loss from operations	(3,767,083)	(15,530,932)

Other income/(expense)
Interest income	2,833	176
Interest expense, net	(4,559,564)	(544,215)
Change in fair value of derivative liabilities	359,530	(1,234,145)
Gain on adjustment in contingent consideration	625,357	999,347
Total other income/(expense)	(3,571,844)	(778,837)

Loss before income taxes	(7,338,927)	(16,309,769)

Income tax expense	-	(3,220)

Net loss	$(7,338,927)	$(16,312,989)

Net loss per share - basic and diluted	$(0.32)	$(0.78)

Weighted average number of shares during the period - basic and diluted	23,069,669	20,910,334

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net loss	$(7,338,927)	$(16,312,989)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	115,059	21,514
Common stock issued for services	270,000	25,000
Stock-based compensation	391,410	1,380,256
Stock issued for late payment	160,468	-
Depreciation and amortization expense	549,151	751,072
Gain on adjustment in contingent consideration	(625,357)	(999,347)
Change in fair market value of derivative liabilities	(359,530)	1,234,145
Amortization of deferred financing costs	263,255	39,958
Amortization of note discounts	3,935,108	370,810
Goodwill impairment	742,446	10,435,170
Intangible asset impairment	145,396	1,325,134
Loss on sale of assets	164	-
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(285,884)	(216,145)
Other current assets	(29,460)	25,331
Other assets	9,929	(1,800)
Accounts payable	(327,828)	576,305
Accrued interest	335,035	112,796
Accrued and deferred personnel compensation	61,843	118,050
Deferred revenue - related party	(164,738)	-
Deferred revenue and customer deposits	55,206	72,887
Other liabilities	(120,929)	151,168
Net cash used in operating activities	(2,218,183)	(890,685)
INVESTING ACTIVITIES
Purchases of equipment	(11,112)	(12,189)
Acquisition of intangible assets	-	(77,000)
Cash paid for acquisitions	-	(209,833)
Net cash used in investing activities	(11,112)	(299,022)
FINANCING ACTIVITIES
Proceeds from issuance of notes payable, net of finance offering costs	3,148,470	272,500
Payments on notes payable	(831,708)	(304,539)
Payments on cash payment obligation	(87,500)	(162,500)
Proceeds from issuance of common stock and warrants,
net of equity offering costs	-	1,011,203
Net cash provided by financing activities	2,229,262	816,664
Net change in cash	(33)	(373,043)
Cash at beginning of period	396	373,439
Cash at end of period	$363	$396
Supplemental disclosures:
Cash paid during period for :
Interest	$33,385	$20,650
Income taxes	$-	$3,220
Non-cash investing and financing activities:
Common stock issued for patents and trademarks	$-	$50,000
Debt discount	$5,352,404	$149,196
Adjustment to derivative liability due to debt repayment	$69,332	$-
Adjustment to derivative liability due to debt conversion	$3,421,579	$143,961
Adjustment to derivative liability due to warrant cancellation	$1,318	$-
Conversion of notes payable and interest into common stock	$-	$230,271
Conversion of accrued interest into convertible notes payable	$137,649	$-
Share value issued in acquisitions	$-	$11,318,069

Mobivity Holdings Corp.
Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders' Equity
	Shares	Dollars	Capital	Deficit	(Deficit)

Balance, December 31, 2010	17,700,000	$17,700	$6,945,584	$(8,174,253)	$(1,210,969)
Issuance of common stock and warrants for cash	688,669	689	1,032,314	-	1,033,003
Issuance of common stock for acquisitions	3,944,540	3,945	11,314,124	-	11,318,069
Issuance of common stock for patent rights	14,286	14	49,986	-	50,000
Issuance of common stock for services	253,298	253	428,747	-	429,000
Notes payable converted into common stock	153,515	153	230,118	-	230,271
Adjustment to derivative liability due to debt conversion	-	-	143,961	-	143,961
Stock-based compensation	-	-	976,255	-	976,255
Equity offering costs	-	-	(21,800)	-	(21,800)
Net loss	-	-	-	(16,312,989)	(16,312,989)
Balance, December 31, 2011	22,754,308	22,754	21,099,289	(24,487,242)	(3,365,199)
Issuance of common stock for services	225,000	225	269,775	-	270,000
Issuance of common stock for late payment penalty	235,441	235	160,233	-	160,468
Adjustment to derivative liability due to note repayment	3,368	4	1,370	-	1,374
Adjustment of derivative liability due to note repayment	-	-	67,958	-	67,958
Adjustment to derivative liability due to note conversion	-	-	3,421,579	-	3,421,579
Adjustment to derivative liability due to warrant cancellation	-	-	1,318	-	1,318
Stock based compensation	-	-	391,410	-	391,410
Net loss	-	-		(7,338,927)	(7,338,927)
Balance, December 31, 2012	23,218,117	$23,218	$25,412,932	$(31,826,169)	$(6,390,019)

See accompanying notes to consolidated financial statements.

Mobivity Holdings Corp.
Notes to Consolidated Financial Statements

1.  Reverse Merger Transaction and Accounting

Reverse Merger Transaction

Mobivity Holdings Corp. (the “Company”) was incorporated as Ares Ventures Corporation in Nevada in 2008. In November 2010, the Company acquired CommerceTel, Inc., which was wholly-owned by CommerceTel Canada Corporation, in a reverse merger, or the “Merger”. Pursuant to the Merger, all of the issued and outstanding shares of CommerceTel, Inc. common stock were converted, at an exchange ratio of 0.7268-for-1, into an aggregate of 10,000,000 shares of the Company’s common stock, and CommerceTel, Inc. became a wholly owned subsidiary of the Company. In connection with the Merger, the Company changed its corporate name to CommerceTel Corporation in October 2010. The accompanying condensed consolidated financial statements, common share and weighted average common share basic and diluted information has been retroactively adjusted to reflect the exchange ratio in the Merger.

In connection with the Company’s acquisition of assets from Mobivity, LLC (See Note 3 Acquisitions below), the Company changed its corporate name to Mobivity Holdings Corp. and its operating company from CommerceTel, Inc. to Mobivity, Inc., in August 2012.

Reverse Merger Accounting

Immediately following the consummation of the Merger: (i) the former security holders of Mobivity, Inc. common stock had an approximate 56% voting interest in the Company and the Company stockholders retained an approximate 44% voting interest; (ii) the former executive management team of Mobivity, Inc. remained as the only continuing executive management team for the Company; and (iii) the Company’s ongoing operations consist solely of the ongoing operations of Mobivity, Inc.

Based primarily on these factors, the Merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States of America, or “GAAP”. As a result, these condensed financial statements reflect: (i) the historical results of Mobivity, Inc. prior to the Merger; (ii) the combined results of the Company following the Merger; and (iii) the acquired assets and liabilities at their historical cost. In connection with the Merger, the Company received net assets of $16,496.

In December 2010, the Board of Directors of the Company resolved to change the Company’s fiscal year end from September 30 to December 31, effective immediately, to coincide with the fiscal year end of its wholly owned subsidiary Mobivity, Inc.

2.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

The Company is a provider of mobile marketing technology that enables major brands and enterprises to engage consumers via their mobile phones and other smart devices. Interactive electronic communications with consumers is a complex process involving communication networks and software. The Company removes this complexity through its suite of services and technologies thereby enabling brands, marketers, and content owners to communicate with their customers and consumers in general.

Principles of Accounting and Consolidation

These consolidated financial statements have been prepared in accordance with GAAP. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, we have incurred continued losses, have a net working capital deficiency, and have an accumulated deficit of approximately $31.8 million as of December 31, 2012. These factors among others create a substantial doubt about our ability to continue as a going concern. The Company is dependent upon sufficient future revenues, additional sales of our securities or obtaining debt financing in order to meet its operating cash requirements. Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, or receipt of significant licensing prepayments, the Company will not have sufficient cash to continue to fund the operations of the Company through June 30, 2013. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In response to our Company’s cash needs, we raised additional bridge financing totaling $3,396,350 between January and September, 2012. Longer term, we anticipate that we will raise additional equity financing through the sale of shares of the Company’s common stock in order to finance our future investing and operating cash flow needs. However, there can be no assurance that such financings will be available on acceptable terms, or at all.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash on hand will not satisfy, our operational and capital requirements for the next six months. Further, the operation of our business and our efforts to grow our business further both through acquisitions and organically will require significant cash outlays and commitments. The timing and amount of our cash needs may vary significantly depending on numerous factors. Our existing working capital is not sufficient to meet our cash requirements and we will need to seek additional capital, potentially through debt, or equity financings, to fund our growth.

Although we are actively pursuing financing opportunities, we may not be able to raise cash on terms acceptable to us or at all. There can be no assurance that we will be successful in obtaining additional funding. Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations in the short term.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates used are those related to stock-based compensation, the valuation of the derivative liabilities, asset impairments, the valuation and useful lives of depreciable tangible and certain intangible assets, the fair value of common stock used in acquisitions of businesses, the fair value of assets and liabilities acquired in acquisitions of businesses, and the valuation allowance of deferred tax assets. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Purchase Accounting

The Company accounts for acquisitions pursuant to Accounting Standards Codification (“ASC”) No. 805, Business Combinations. The Company records all acquired tangible and intangible assets and all assumed liabilities based upon their estimated fair values.

Cash

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts. The Company’s cash balances at December 31, 2012 and 2011 were $363 and $369, respectively.

Fair Value of Financial Instruments

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 -Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect the Company's own assumptions about the inputs that market participants would use.

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$2,259,624	$(742,446)
Intangibles, net (non-recurring)	$-	$-	$444,112	$(145,396)
Derivatives (recurring)	$-	$-	$3,074,504	$359,530

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2011 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$3,002,070	$(10,435,170)
Intangibles, net (non-recurring)	$-	$-	$1,116,506	$(1,325,134)
Derivatives (recurring)	$-	$-	$1,573,859	$(1,234,145)

The Company recorded goodwill and intangible assets as a result of the business combinations that were completed during 2011 and that are discussed throughout this Form 10-K. These assets were valued with the assistance of a valuation consultant and consisted of Level 3 valuation techniques.

The Company recorded derivative liabilities as a result of: (i) the variable maturity conversion feature in its convertible notes payable; (ii) the additional security issuance feature in its convertible notes payable notes, common stock and warrants; and (iii) warrants issued to non-employees that are treated as derivative liabilities. These liabilities were valued with the assistance of a valuation consultant and consisted of Level 3 valuation techniques.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and notes payable. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of notes payable also approximates fair value because their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers. Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible. Since the Company cannot necessarily predict future changes in the financial stability of its customers, the Company cannot guarantee that its reserves will continue to be adequate.

From time to time, the Company may have a limited number of customers with individually large amounts due. Any unanticipated change in one of the customer’s credit worthiness could have a material effect on the results of operations in the period in which such changes or events occurred. As of December 31, 2012 and 2011, the Company recorded an allowance for doubtful accounts of $44,700 and $18,050, respectively. As of December 31, 2012, the Company had one customer whose balance represented 43% of total accounts receivable. As of December 31, 2011, no single customer had a balance greater than 10%.

Equipment

Equipment, which is recorded at cost, consists primarily of computer equipment and is depreciated using the straight-line method over the estimated useful lives of the related assets (generally five years or less). Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized and depreciated over their estimated remaining useful lives. Depreciation expense for the years ended December 31, 2012 and 2011 was $22,153 and $19,712, respectively. Accumulated depreciation for the Company’s equipment at December 31, 2012 and 2011 totaled $156,174 and $134,810, respectively.

Net property and equipment were as follows:

	December 31, 2012	December 31, 2011
Equipment	$155,716	$146,872
Furniture and Fixtures	14,569	13,254
Subtotal	170,285	160,126

Less accumulated depreciation	(156,174)	(134,810)
Total	$14,111	$25,316

Goodwill and Other Intangible Assets

During the year ended December 31, 2011, the Company completed the three acquisitions discussed in Note 3 which resulted in the recording of goodwill and other intangible assets.

Also during the year ended December 31, 2011, the Company capitalized $85,000 related to its acquisition of U.S. Patent Number 6,788,769 from eMediacy, Inc. for cash and 14,286 shares of common stock, and costs incurred to prosecute other patent applications. The Company is amortizing the costs on a straight-line basis over an estimated useful life of twenty years.

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses Level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company’s evaluation of goodwill completed during the years ended December 31, 2012 and 2011 resulted in impairment charges of $742,446 and $10,435,170, respectively, related to its three acquisitions during 2011.

As of December 31, 2012 and 2011, amortizable intangible assets consist of patents, trademarks, customer contracts, customer relationships, trade name, acquired technology, and non-compete agreements. These intangibles are being amortized on a straight line basis over their estimated useful lives of one to twenty years. During the years ended December 31, 2012 and 2011, the Company recorded amortization expense for the intangible assets of $526,997 and $724,375, respectively.

During the years ended December 31, 2012 and 2011, the Company recognized impairment charges of $145,396 and $1,325,134, respectively, related to the intangible assets acquired in its three acquisitions during 2011.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires that those assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the common stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

The fair value of the derivatives is estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

See Note 5 for detailed information on the Company’s derivative liabilities.

Revenue Recognition

The Company’s “C4” Mobile Marketing and Customer Relationship Management (CRM) platform is a hosted solution, as is the newly acquired Txtstation Control Center platform. The Company generates revenue from licensing its software to clients in its software as a service (SaaS) model, per-message and per-minute transactional fees, and customized professional services. The Company recognizes license fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place. The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain. The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting. As for the newly acquired Mobivity and Boomtext platforms, which are both hosted solutions, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with no contractual term and is collected by credit card for Mobivity and collected by cash and credit card for Boomtext. Revenue is recognized at the time that the services are rendered and the selling price is fixed with a set range of plans. Cash received in advance of the performance of services is recorded as deferred revenue.

As of December 31, 2012 and 2011, deferred revenues from related parties totaled $35,262 and $200,000 respectively. The Company recognized deferred revenue from related parties during the year ended December 31, 2012 totaling $164,738 and did not recognize any deferred revenue from related parties during the year ended December 31, 2011. As of December 31, 2012 and 2011, deferred revenues from third parties totaled $164,631 and $109,063, respectively.

During the year ended December 31, 2012, one customer accounted for 14.4% of our revenues.  No single customer accounted for more than 10% of our revenues during the year ended December 31, 2011.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant). In accordance with ASC 718, the Company estimates forfeitures at the time of grant and revises the estimates if necessary, if actual forfeiture rates differ from those estimates. Stock options issued to employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The Company recorded employee stock based compensation for the years ended December 31, 2012 and 2011 of $391,410 and $416,012, respectively.

The Company accounts for equity instruments, including restricted stock or stock warrants, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock warrants issued to non-employees are accounted for as derivative liabilities at their estimated fair value determined using a Monte Carlo simulation. At the date of issuance, the fair value of the stock warrants is expensed to change in fair value of derivative liabilities. The fair value of options granted to non-employees is re-measured as they vest, and the resulting change in value, if any, is recognized as change in fair value of derivative liabilities during the period the related services are rendered. Restricted stock issued to non-employees is accounted for at its estimated fair value as it vests.

Long Term Accounts Payable

As of December 31, 2011, the Company recorded amounts pertaining to payments made prior to the acquisition of Boomtext as well as amounts due to it from the sellers of Boomtext in accounts that are included in Other Assets and Long Term Accounts Payable. The amount recorded as a receivable from the sellers of Boomtext totaled $148,930, and the amount due to these sellers totaled $125,846 at December 31, 2011.

As of December 31, 2012, these amounts have been reclassified to Other Current Assets and Other Current Liabilities, since these balances will be settled in March of 2013 when the Earn-out payable to Boomtext is paid. The amount recorded as a receivable from the sellers of Boomtext totaled $153,317 and the amount due to these sellers totaled $137,638 at December 31, 2012.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. Deferred tax assets and liabilities arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive income (loss) in the consolidated financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive income (loss). For the years ended December 31, 2012 and 2011, the comprehensive loss was equal to the net loss.

Net Loss Per Common Share

Net loss per share is presented as both basic and diluted net loss per share. Basic net loss per share excludes any dilutive effects of options, shares subject to repurchase and warrants. Diluted net loss per share includes the impact of potentially dilutive securities. During 2012 and 2011, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive. These outstanding securities are noted in the table below. In addition, see potential issuances associated with warrants and convertible notes payable in Notes 5 and 6.

	December 31, 2012	December 31, 2011

Outstanding employee options	1,955,000	1,610,000
Outstanding non-employee warrants	905,000	905,000
Outstanding PIPE warrants	842,184	842,184
	3,702,184	3,357,184

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In October 2012, the FASB issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No.  2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

In December 2011, FASB issued ASU 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” in Accounting Standards Update No. 2011-11. This update enhances disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such; we do not expect that the adoption of this standard will have a material impact on our results of operations, cash flows or financial condition.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” in Accounting Standards Update No. 2011-08. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” in Accounting Standards Update No. 2011-04. This update clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This update is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The Company does not expect that adopting this update will have a material impact on its consolidated financial statements.

3.  Acquisitions

Txtstation Acquisition

In April 2011, the Company acquired substantially all of the assets of the Txtstation interactive mobile marketing platform and services business from Adsparq Limited (“Adsparq”).

The purchase price for the acquisition consisted of: (i) 2,125,000 shares of the Company’s common stock; (ii) $26,184 in cash at closing; and (iii) $250,000 of scheduled cash payments.

The $250,000 of scheduled cash payments was due as follows: $25,000 was payable on the 60th day following closing and the balance was payable in $25,000 installments at the end of each of the next nine 30-day periods thereafter. At closing, the Company recorded a cash payment obligation of $241,960 representing the net present value of the scheduled cash payments. See Note 6 under Cash Payment Obligation.

The Company assumed none of Adsparq’s liabilities in the transaction, except for the performance obligation of unearned revenue. For a period of one year following the closing of the transaction, half of the shares of common stock issued to Adsparq were held in escrow as security for Adsparq’s obligations under the agreement.

In connection with the transaction, the Company also issued 300,000 shares of its common stock to the controlling stockholder of Adsparq in consideration of certain indemnification obligations and other agreements. The value of these shares was included in the purchase price. For one year following the closing of the transaction, the shareholder agreed not to, directly or indirectly, transfer, donate, sell, assign, pledge, hypothecate, grant a security interest in or otherwise dispose or attempt to dispose of all or any portion of shares issued to it (or any interest therein).

The Company completed the acquisition in furtherance of its strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with the Company's purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition has been accounted for as a business combination and the Company valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert was hired to assist the Company in determining these fair values. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

Actual results of operations of Txtstation are included in the Company’s consolidated financial statements from the date of acquisition. The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Current assets	$10,184
Equipment	31,230
Customer contracts	1,026,000
Trade name	36,000
Technology / IP	182,000
Non-compete	1,000
Goodwill	6,373,730
Assumed liabilities - deferred revenue	(20,000)
Total purchase price	$7,640,144

The consideration given consisted of the following:

Cash	$26,184
Present value of scheduled cash payments	241,960
Common stock	7,372,000
Total purchase price	$7,640,144

Mobivity Acquisition

In April 2011, the Company completed the acquisition of Mobivity, LLC’s and Mobile Visions, Inc.’s Mobivity interactive mobile marketing platform and services business.

The purchase price for the acquisition consisted of (i) 1,000,000 shares of the Company’s common stock; (ii) $64,969 in cash paid at closing and (iii) a secured subordinated promissory note of Mobivity, Inc. with a principal amount of $606,064. No liabilities were assumed in the acquisition.

The promissory note discussed in (iii) above earned interest at 6.25% per annum; was payable in six quarterly installments of $105,526 (inclusive of interest) starting May 1, 2011; matured on August 1, 2012; was secured by the acquired assets of the Mobivity business; and was subordinated to the Company’s obligations under its outstanding 10% Senior Secured Convertible Bridge Notes due February 2, 2012 and May 2, 2012. Mobivity, LLC was granted a security interest in the acquired assets, subordinated only to the Company's senior debt (Bridge Notes), and a majority of the Bridge Note holders consented to the junior security interest. See Note 6 under Bridge Financing.

The Company completed the acquisition in furtherance of its strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with the Company's purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition has been accounted for as a business combination and the Company valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert was hired to assist the Company in determining these fair values. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

Actual results of the operations acquired are included in the Company’s consolidated financial statements from the date of acquisition. The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Customer relationships	$814,000
Trade name	65,000
Technology / IP	217,000
Non-compete	5,000
Goodwill	2,690,033
Total purchase price	$3,791,033

The consideration given consisted of the following:

Cash	$64,969
Subordinated secured note payable	606,064
Common stock	3,120,000
Total purchase price	$3,791,033

BoomText Acquisition

In August 2011, the Company completed the purchase from Digimark, LLC (“Digimark”) of substantially all of the assets of its BoomText interactive mobile marketing services business.

The purchase price for the acquisition consisted of the following components: (i) 519,540 shares of the Company’s common stock issued at closing; (ii) $120,514 in cash paid at closing; (iii) a secured subordinated promissory note issued by Mobivity, Inc. in the principal amount of $175,000; (iv) an unsecured subordinated promissory note issued by Mobivity Inc. in the principal amount of $194,658; and (v) an earn-out payment. The purchase price also included the assumption of an office lease obligation and certain of Digimark’s accounts payable.

The note discussed in (iii) above had an interest rate of 6.25% per annum and was secured by all of the assets of Mobivity, Inc. and was subordinated to the Company’s obligations under its outstanding 10% Senior Secured Convertible Bridge Notes due October 15, 2012. See Note 6 under Digimark, LLC Notes and under Bridge Notes.

The note discussed in (iv) above does not bear interest; is payable in installments (varying in amount) from August 2011 through October 2012; and is subordinated to the Company’s obligations under its outstanding 10% Senior Secured Convertible Bridge Notes due October 15, 2012 (see Note 6). Because this note does not bear interest, the Company recorded $182,460 as the net present value of the payments due over the subsequent periods. See Note 6 under Digimark, LLC Notes.

The earn-out payment discussed in (v) above is payable 20 months after closing of the transaction, and consists of a number of shares of common stock of the Company equal to (a) 1.5, multiplied by the Company’s net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of the Company’s common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share). As of December 31, 2012, the dollar value of the earn-out payable is $2,032,881, which equates to an estimated 1,364,350 shares of common stock. During the years ended December 31, 2012 and 2011, the Company recorded a gain on adjustment of contingent consideration of $625,357 and $999,347, resulting from the change in value of the estimated earn-out payment. See Note 10 Earn-Out Contingency.

For one year and six months following the closing of the transaction, 50% of the shares of common stock issued to Digimark at closing will be held in escrow as security for its indemnification obligations in the transaction.

The Company completed the acquisition in furtherance of its strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with the Company's purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition has been accounted for as a business combination and the Company valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert was hired to assist the Company in determining these fair values. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

Actual results of the operations acquired are included in the Company’s consolidated financial statements from the date of acquisition. The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Prepaid assets	$3,000
Customer relationships	592,000
Trade name	39,000
Technology / IP	59,000
Non-compete	10,000
Goodwill	4,373,477
Total purchase price	$5,076,477

The consideration given consisted of the following:

Cash	$120,514
Secured subordinated promissory note	175,000
Unsecured subordinated promissory note	182,460
Common stock	826,069
Earn-out payable	3,657,585
Liabilities assumed	114,849
Total purchase price	$5,076,477

Estimated Useful Lives of Acquired Intangibles

The estimated useful lives of the acquired intangibles are as follows:

	Useful Lives (Years)
	Txtstation	Mobivity	Boomtext

Customer contracts	5	n/a	n/a
Customer relationships	n/a	2	2
Trade name	1	5	1
Technology / IP	5	5	1
Non-compete	1.5	2	2
Goodwill	n/a	n/a	n/a

Acquisition Related Costs

The Company recorded $223,207 in acquisition-related costs for accounting, legal and other costs in connection with the three acquisitions within the general and administrative expenses in its consolidated statement of operations for the year ended December 31, 2011. The Company incurred no acquisition costs during the year ended December 31, 2012.

Pro Forma Information

The following summary presents unaudited pro forma consolidated results of operations as if the Txtstation, Mobivity, and Boomtext (the “Acquired Companies”) acquisitions described above had occurred on January 1, 2011 and 2010. The unaudited pro forma consolidated results of operations combines the historical results of operations of the Company and the Acquired Companies for the years ended December 31, 2011 and 2010, and gives effect to certain adjustments, including the reduction in compensation expense related to non-recurring executive salary expense and non-recurring acquisition related costs incurred by the Company, the amortization of acquired intangible assets and interest expense on acquisition related debt.

The unaudited pro forma condensed results of operations has been prepared for comparative purposes only and does not purport to be indicative of the actual operating results that would have been recorded had the acquisitions actually taken place on January 1, 2011 or 2010, and should not be taken as indicative of future consolidated operating results.

	Years ended December 31,
	2011	2010
Pro forma revenue	$3,678,963	$3,294,422
Pro forma net loss	$(16,688,474)	$(2,476,229)

4.  Goodwill and Purchased Intangibles

Goodwill

As required under ASC 350, Intangibles - Goodwill and Other, goodwill is separately disclosed from other intangible assets on the consolidated balance sheet and not amortized, and is tested for impairment on at least an annual basis.

As a result of the three acquisitions during the year ended December 31, 2011, the Company recorded goodwill totaling $13,437,240. As a result of the goodwill impairment test for the year ended December 31, 2011 discussed below, the Company recorded goodwill impairment of $10,435,170. The carrying value of goodwill at December 31, 2011 was $3,002,070. As a result of the goodwill impairment test for the year ended December 31, 2012 discussed below, the Company recorded goodwill impairment of $742,446. The carrying value of goodwill at December 31, 2012 was $2,259,624.

Beginning in 2011, the Company performed its annual goodwill impairment test outlined under ASC 350 which requires the assessment of goodwill for impairment on an annual basis.

The Company evaluated goodwill for impairment at December 31, 2012 and 2011. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Intangible assets

The following table presents details of the Company’s total purchased intangible assets as of December 31, 2012:

	Balance at			Balance at
	December 31, 2011	Amortization	Impairment	December 31, 2012
Patents and trademarks	$120,016	$(8,396)	$-	$111,620
Customer contracts	103,000	(24,235)	-	78,765
Customer relationships	496,999	(349,094)	(118,849)	29,056
Trade name	70,750	(40,162)	-	30,588
Technology / IP	322,116	(102,111)	(26,547)	193,458
Non-compete	3,625	(3,000)	-	625
	$1,116,506	$(526,998)	$(145,396)	$444,112

The following table presents details of the Company’s total purchased intangible assets as of December 31, 2011:

	Balance at				Balance at
	December 31, 2010	Additions	Amortization	Impairment	December 31, 2011
Patents and trademarks	$-	$127,000	$(6,984)	-	$120,016
Customer contracts	-	1,026,000	(153,900)	(769,100)	103,000
Customer relationships	-	1,406,000	(428,584)	(480,417)	496,999
Trade name	-	140,000	(53,000)	(16,250)	70,750
Technology / IP	-	458,000	(84,434)	(51,450)	322,116
Non-compete	-	16,000	(4,458)	(7,917)	3,625
	$-	$3,173,000	$(731,360)	$(1,325,134)	$1,116,506

The intangible assets are being amortized on a straight line basis over their estimated useful lives of one to twenty years. During the years ended December 31, 2012 and 2011, the Company recorded amortization expense related to its purchased intangibles of $526,998 and $731,360, respectively, which is included in depreciation and amortization in the consolidated statement of operations.

The estimated future amortization expense of purchased intangible assets as of December 31, 2012 is as follows:

Year ending December 31,	Amount
2013	$125,956
2014	96,275
2015	96,275
2016	47,570
2017	8,396
Thereafter	69,640
$444,112

Beginning in 2011, the Company evaluated its purchased intangibles for possible impairment on an ongoing basis. When impairment indicators exist, the Company will perform an assessment to determine if the intangible asset has been impaired and to what extent. The assessment of purchased intangibles impairment is conducted by first estimating the undiscounted future cash flows to be generated from the use and eventual disposition of the purchased intangibles and comparing this amount with the carrying value of these assets. If the undiscounted cash flows are less than the carrying amounts, impairment exists and future cash flows are discounted at an appropriate rate and compared to the carrying amounts of the purchased intangibles to determine the amount of the impairment.

During the years ended December 31, 2012 and 2011, the Company recognized $145,396 and $1,325,134, respectively, of intangible asset impairment expense.

5.  Derivative Liabilities

As discussed in Note 6 under Bridge Financing, the Company issued convertible notes payable that provide for the issuance of warrants to purchase its common stock at a future date. The conversion term for the convertible notes is variable based on certain factors. The number of warrants to be issued is based on the future price of the Company’s common stock. As of December 31, 2012 and 2011, the number of warrants to be issued is indeterminate. Due to the fact that the number of warrants issuable is indeterminate, the equity environment is tainted and all additional warrants and convertible debt are included in the value of the derivative. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable maturity conversion option, additional share issuance derivative and warrants / shares to be issued were recorded as derivative liabilities on the issuance date.

As discussed in Note 7 under Common Stock, the Company completed a private placement in September 2011. The private placement structure consisted of a series of identical subscription agreements for the sale of units comprised of shares of the Company’s common stock at a price of $1.50 per share and an equivalent number of warrants at an exercise price of $2.00. Both the common shares and the warrants contain anti-dilutive, or down round, price protection.  Pursuant to ASC 815-15 Embedded Derivatives and ASC 815-40 Contracts in Entity’s Own Equity, the Company recorded a derivative liability for the warrants issued in the transactions.

In October 2012, the exercise price of the warrants was reduced from $2.00 per share to $0.50 per share as a result of the price protection guarantee contained in the warrant agreement.

The down round price protection on the common shares expired on August 15, 2012, resulting in a gain of $236,369 during 2012. The derivative liability was reduced to zero and the gain was recorded as a change in the fair market value of the derivative liability. The down round protection for the warrant terminates when the warrant expires or is exercised.

As discussed in Note 6 under Bridge Financing, all note holders with convertible notes payable maturing on February 2, 2012 extended the maturity date through May 2, 2012. As consideration to the note holders for the extension of the maturity date, the Company provided allonges which consisted of the accrued interest on each convertible note payable as of January 31, 2012. The allonges are convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability at the issuance date, and the Company recorded $117,017 as the value of the allonges at December 31, 2012.

As discussed in Note 7 under Warrants, the Company accounts for warrants issued to non-employees as derivative liabilities.

The fair values of the Company’s derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below. At December 31, 2012 and 2011, the Company recorded current derivative liabilities of $3,074,504 and $1,573,859. The net change in fair value of the derivative liabilities for the years ended December 31, 2012 and 2011 was a gain of $359,530, and a loss of ($1,234,145), respectively, which were reported as other income/(expense) in the consolidated statements of operations.

The following table presents the derivative liabilities by instrument type as of December 31, 2012 and 2011:

Derivative Value by Instrument Type	December 31, 2012	December 31, 2011

Convertible Bridge Notes	$2,850,085	$747,424
Common Stock and Warrants	129,378	826,435
Non-employee Warrants	95,041	-
	$3,074,504	$1,573,859

The following table presents details of the Company’s derivative liabilities as of December 31, 2012 and 2011:

Total
Balance December 31, 2010	$334,478
Issuances in derivative value due to new security issuances of notes	149,197
Issuances in derivative value due to new security issuances of common stock and warrants	1,185,150
Conversion of bridge notes into common stock and warrants	(143,961)
Change in fair market value of derivative liabilities	48,995
Balance December 31, 2011	1,573,859
Issuances in derivative value due to new security issuances of notes	5,352,404
Issuances in derivative value due to allonges Issuances in derivative value due to vesting of non-employee warrants	118,633 485,700
Adjustment to derivative liability due to debt repayment	(129,139)
Adjustment to derivative liability due to debt conversion	(3,361,772)
Adjustment to derivative liability due to warrant cancellation	(1,318)
Change in fair market value of derivative liabilities	(963,863)
Balance December 31, 2012	$3,074,504

The Company calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing the Company’s derivative liabilities are as follows:

For issuances of notes, common stock and warrants:

●	Stock prices on all measurement dates were based on the fair market value

●	Down round protection is based on the subsequent issuance of common stock at prices less than $1.50 per share and warrants less than $0.50 per share

●	The probability of future financing was estimated at 100%

●	Computed volatility ranging from 60% to 65%

●	Risk free rates ranging from 0.03% to 0.78%

For issuances of non-employee warrants:

●	Computed volatility ranging from 60% to 73.4%

●	Risk free rates ranging from 0.28% to 1.04%

●	Expected life (years) ranging from 2.98 to 4.93

See Note 9 for a discussion of fair value measurements.

6.  Bridge Financing, Notes Payable, Accrued Interest and Cash Payment Obligation

Bridge Financing

Summary

From 2010 to 2012, the Company issued 10% Senior Secured Convertible Bridge Notes Payable to various accredited investors, and then extended the due dates on these convertible notes payable several times.  These convertible notes payable are collectively referred to as “Bridge Notes” or “new Bridge Notes”. At December 31, 2012, the due date on the outstanding new Bridge Notes is April 15, 2013.

The Bridge Notes contain embedded derivative liabilities. In accordance with ASC 470-20 Debt with Conversion and Other Options, the Company recorded discounts for the variable conversion feature and for the warrants / shares to be issued. The discounts are amortized to interest expense over the term of the convertible notes payable using the effective interest method. In accordance with ASC 815-15, the Company determined that the variable maturity conversion feature and the warrants / shares to be issued represented embedded derivative features, and these are shown as derivative liabilities on the consolidated balance sheet. See Note 5.

The Company capitalized costs associated with the issuance of the Bridge Notes, and is amortizing these costs to interest expense over the term of the related Bridge Notes using the effective interest method.

The Company’s obligations under the new Bridge Notes outstanding at December 31, 2012 are secured by all of the assets of the Company, including all shares of Mobivity, Inc., its wholly owned subsidiary.

As of December 31, 2012, the amount owed to one note holder of $57,699 was past due. The Company made a payment of $25,000 in January 2013, of which $21,040 was allocated to the principal balance, and the remainder was allocated to accrued interest.

The following table summarizes information relative to the outstanding new Bridge Notes at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Bridge notes payable	$4,342,418	$1,062,500
Less unamortized discounts:
Variable maturity discount	(481,390)	(12,031)
Warrant discount	(1,003,359)	(47,739)
Bridge notes payable, net of discounts	$2,857,669	$1,002,730

Following is a detailed discussion of the Bridge Notes transactions.

2011 and Prior

From November 2010 through March 2011, the Company issued to a number of accredited investors a series of its 10% Senior Secured Convertible Bridge Notes Payable (the “Bridge Notes”) in the aggregate principal amount of $1,010,000 (the “Financing”). The Bridge Notes accrue interest at the rate of 10% per annum.

The entire principal amount evidenced by the Bridge Notes (the “Principal Amount”) plus all accrued and unpaid interest were due on the earlier of (i) the date the Company completes a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the Principal Amount (a “Qualifying Financing”), and (ii) November 2, 2011. If the Bridge Notes were held to maturity, the Company would pay, at the option of the holder: i) in cash or ii) in securities to be issued by the Company in the Qualifying Financing at the same price paid by other investors. The Bridge Notes were secured by a first priority lien and security interest in all of the Company’s assets.

In November 2011, the Company entered into agreements with all holders of the then outstanding Bridge Notes. Under the terms of the agreements, holders of Bridge Notes totaling $800,000 agreed to extend the maturity due date of the Bridge Notes to February 2, 2012.  For these note holders, no change occurred in their rights.

Holders of the balance of the Bridge Notes totaling $210,000 agreed to convert the entire principal amount plus all accrued and unpaid interest of $20,271 into units (each, a “Unit”), each of which consists of one share of common stock of the Company and a four-year warrant to purchase one share of the Company’s common stock at $2.00 per share. The conversion took place at a price of $1.50 per Unit. Accordingly, the Company issued an aggregate of 153,515 shares of common stock and 153,515 warrants. As a result of the conversion, the holders of the converted Bridge Notes forfeited all rights there under, including the right to acquire warrants to purchase the Company’s common stock.

Also in November 2011, the Company issued additional Bridge Notes in the aggregate principal amount of $262,500. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

2012

In January, 2012, the Company issued additional Bridge Notes in the principal amount of $520,000. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

In March 2012, one note holder was repaid a partial principal balance of $65,000 on a Bridge Note.

In April 2012, all note holders with Bridge Notes maturing in February 2, 2012 extended the maturity date through May 2, 2012. As consideration to the note holders for the extension of the maturity date, the Company provided allonges which consisted of the accrued interest for each Bridge Note as of January 31, 2012, which are convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability. See Note 5.

In March 2012 and April 2012, the Company issued additional Bridge Notes in the aggregate principal amount of $220,100 with a due date of May 2, 2012. In May 2012, theses notes were cancelled and converted into the new Bridge Notes discussed below.

In May and June 2012, the Company issued to a number of accredited investors its new Bridge Notes in the principal amount of $4,347,419 (the “new Bridge Notes”), consisting of (i) $2,656,250 of new funds and (ii) $1,691,169 principal amount plus accrued and unpaid interest outstanding under its previously issued Bridge Notes that were cancelled and converted into the new Bridge Notes. The new Bridge Notes accrue interest at the rate of 10% per annum.

The entire principal amount under the new Bridge Notes (the “new Principal Amount”) plus all accrued and unpaid interest is due on the earlier of (i) the date the Company completes a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the new Principal Amount (a “new Qualifying Financing”), and (ii) October 15, 2012, which date, as described below, was later extended to April 15, 2013. Payments may be made in cash, or, at the option of the holder of the new Bridge Notes, in securities to be issued by the Company in the new Qualifying Financing at the same price paid for such securities by other investors. The new Bridge Notes are secured by a first priority lien and security interest in all of the Company’s assets.

The Company will also issue to the holders of the new Bridge Notes on the date that is the earlier of the repayment of the new Bridge Notes or the completion of the new Qualifying Financing, at their option:

●
five year warrants to purchase that number of shares of common stock equal to the new Principal Amount plus all accrued and unpaid interest divided by the per share purchase price of the common stock offered and sold in the new Qualifying Financing (the “Offering Price”) which warrants shall be exercisable at the Offering Price and shall include cashless exercise provisions commencing 18 months from the date of issuance of the warrants if there is not at that time an effective registration statement covering the shares of common stock exercisable upon exercise of the warrants, or

●	that number of shares of common stock equal to the product arrived at by multiplying (x) the new Principal Amount plus all accrued and unpaid interest divided by the Offering Price and (y) 0.33.

The Company has granted piggy-back registration rights with respect to the securities to be issued in connection with the new Bridge Notes.

The new Bridge Notes further provide that in the event of a change of control transaction, the proceeds from such transaction must be used by the Company to pay to the holders of the new Bridge Notes, pro rata based on the amount of new Bridge Notes owned by each holder, an amount equal to 1.5 times the amount of the aggregate principal amount outstanding under the new Bridge Notes, plus all accrued and unpaid interest due there under, plus all other fees, costs or other charges due there under.

The holders of the new Bridge Notes were also granted the right to appoint two designees to serve as members of the Company’s board of directors, which members will also serve as members of the Compensation Committee and the Audit Committee of the Company’s board of directors.

The Company used $184,081 from the proceeds of the sale of the new Bridge Notes to pay off existing principal balances under the Bridge Notes that were not cancelled and converted into the new Bridge Notes.

In October 2012 and continuing thereafter, the Company entered into amendments with the holders the new Bridge Notes. Under the terms of the amendments, the holders of new Bridge Notes in the aggregate principal amount of $4,342,419 agreed to extend the maturity date of the new Bridge Notes to April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the holder shall have the option to convert the principal and interest under the new Bridge Note into the securities offered by the Company in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.50 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Note entitled the holder to convert the principal and interest under the new Bridge Note into the securities offered by the Company in a qualifying equity financing at the same price paid for such securities by other investors investing in the financing. The conversion price of $0.50 in (b) above triggered the price protection guarantee contained in the warrants issued in the Company’s 2011 private placement, and the exercise price on the warrants changed from $2.00 per share to $0.50 per share.

In November 2012, one new Bridge Note holder was repaid $5,000 in principal.

Discounts recorded related to the Bridge Notes

In accordance with ASC 470-20 Debt with Conversion and Other Options, the Company recorded discounts to the Bridge Notes for the variable conversion feature (“VMCO”) and discounts for the warrants / shares to be issued (“ASID”). The discounts will be amortized to interest expense over the term of the Bridge Notes using the effective interest method.

In accordance with ASC 815-15, the Company determined that the VMCO and the ASID represented embedded derivative features, and these are shown as derivative liabilities on the balance sheet. See Note 5.

The Company calculated the fair value of the compound embedded derivatives associated with the Bridge Notes utilizing a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

The new Bridge Notes contain embedded derivatives that on their inception date were valued with a Monte Carlo simulation. The embedded derivatives, as they represent additional consideration given to the new Bridge Note holders, were treated as a discount on the debt that is being amortized over the life of the new Bridge Notes which originally ended on October 15, 2012. The debt discounts booked as reductions to the new Bridge Notes during 2012 were $478,544 and $1,852,713, respectively, for the VMCO and the ASID. These discounts were fully amortized to interest expense in 2012.

The new Bridge Notes with the extended due date of April 15, 2013 contain embedded derivatives that on their inception date were valued with a Monte Carlo simulation. The embedded derivatives, as they represent additional consideration given to the new Bridge Note holders, were treated as a discount on the debt that is being amortized over the life of the new Bridge Notes which now ends on April 15, 2013. The debt discounts booked as reductions to the new Bridge Notes during October 2012 were $849,135 and $1,769,857, respectively, for the VMCO and the ASID. The Company recorded $1,134,243 of interest expense in 2012 related to the amortization of these discounts.  The value of the discounts at December 31, 2012 is $1,484,749 which will be amortized to interest expense through April 15, 2015 using the effective interest method.

The following table presents details of the Company’s discounts to its Bridge Notes from December 31, 2010 to December 31, 2012:

	VMCO	ASID	Total
December 31, 2010	$(1,569)	$(267,259)	$(268,828)
Additions	(30,276)	(118,920)	(149,196)
Amortization	19,814	338,440	358,254
December 31, 2011	(12,031)	(47,739)	(59,770)
Additions	(1,409,797)	(3,942,607)	(5,352,404)
Amortization	940,438	2,986,987	3,927,425
December 31, 2012	$(481,390)	$(1,003,359)	$(1,484,749)

During the years ended December 31, 2012 and 2011, the Company recorded note discount amortization to interest expense of $3,927,425 and 358,254, respectively.

Deferred financing costs related to the Bridge Notes

The Company recorded deferred financing costs related to the issuance of the Bridge Notes totaling $247,880 and $53,250, respectively, during the years ended December 31, 2012 and 2011.  Deferred financing costs are being amortized to interest expense over the term of the Bridge Notes using the effective interest method. The Company recorded interest expense related to the amortization of deferred financing costs for the years ended December 31, 2012 and 2011, totaling $263,255 and $39,958, respectively.

Mobivity Note

As partial consideration for the acquisition of Mobivity, the Company issued a secured subordinated promissory note in the principal amount of $606,064.

The promissory note accrued interest at 6.25% per annum; was payable in six quarterly installments of $105,526 (inclusive of interest) starting May 1, 2011; matured on August 1, 2012; was secured by the acquired assets of the Mobivity business; and was subordinated to the Company’s obligations under its Bridge Notes discussed above.

Mobivity, LLC was granted a security interest in the acquired assets, subordinated only to the Company's Bridge Notes, and a majority of the Bridge Note holders consented to the junior security interest.

In May 2012, the Company paid late payment penalties through the issuance of 235,441 common shares valued at $160,468 based on the closing market price on the date issued. The value of the common shares was expensed through share based compensation that is included in general and administrative expense in the consolidated statement of operations.

During the years ended December 31, 2012 and 2011, the Company made principal and interest payments totaling $316,579 and $316,579, respectively, on the promissory note. The promissory note and related interest is fully paid as of December 31, 2012.

Digimark, LLC Notes

As partial consideration for the acquisition of Boomtext in 2011, the Company issued a secured subordinated promissory note in the principal amount of $175,000. The promissory note accrued interest at 6.25% per annum; was payable in full on May 25, 2012 (the original maturity March 31, 2012 was extended); was secured by all of the assets of Mobivity, Inc. and was subordinated to the Company’s obligations under its Bridge Notes discussed above.

During the year ended December 31, 2012, the Company made principal payments of $175,000 and interest payments of $9,266 on the promissory note. The promissory note and related interest is fully paid as of December 31, 2012.

Also as partial consideration for the acquisition of Boomtext in 2011, the Company issued an unsecured subordinated promissory note in the principal amount of $194,658. The promissory note does not bear interest; is payable in installments (varying in amount) from August 2011 through October 2012; and is subordinated to the Company’s obligations under its Bridge Notes discussed above.

The $194,658 unsecured subordinated promissory note did not bear interest. Accordingly, the Company recorded the promissory note at the present value of the payments over the subsequent periods which amounted to $182,460. The Company used a discount rate of 6.25% in calculating the net present value of the unsecured promissory note. The discount rate was based on the Company’s estimated cost of debt capital. Under the effective interest method, the Company accretes the debt discount to the face amount of the promissory note. Accretion of the debt discount for the years ended December 31, 2012 and 2011 totaled $6,897 and $5,301, respectively. Accretion of the debt discount was charged to interest expense in accordance with FASB ASC 480.

During the years ended December 31, 2012 and 2011, the Company made payments on the promissory note of $86,048 and $8,610, respectively. The outstanding balance on the promissory note at December 31, 2012 is $100,000.

Summary of Notes Payable and Accrued Interest

The following table summarizes the Company’s notes payable and accrued interest as of December 31, 2012 and 2011:

	Notes Payable		Accrued Interest
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Bridge notes, net, as discussed above	$2,857,669	$1,002,730	$261,213	$95,823

Convertible notes payable, net of discounts	2,857,669	1,002,730	261,213	95,823

Mobivity note, as discussed above	-	310,135	-	-

Unsecured (as amended) note payable due to our Company’s former Chief Executive Officer, interest accrues at the rate of 9% compounded annually, all amounts due and payable December 31, 2008, See Note 12. Currently past due.	20,000	20,000	13,775	10,871

Note payable due to a trust, interest accrues at the rate of 10% per annum, all amounts due and payable December 31, 2006. Currently past due.	51,984	51,984	24,297	19,084

Digimark, LLC secured subordinated promissory note, as discussed above	-	175,000	-	4,648

Digimark, LLC subordinated promissory note, net, as discussed above. Currently past due.	100,000	179,151	22,083	-

Notes payable, net of discounts	171,984	736,270	60,155	34,603

Totals	$3,029,653	$1,739,000	$321,368	$130,426

Cash Payment Obligation

As partial consideration for the acquisition of Txtstation in 2011, the Company agreed to $250,000 of scheduled cash payments. The $250,000 of scheduled cash payments was due as follows: $25,000 payable on the 60th day following closing and the balance was payable in $25,000 installments at the end of each of the next nine 30-day periods thereafter.

The $250,000 cash payment obligation did not bear interest. Accordingly, the Company recorded the cash payment obligation at the present value of the payments over the subsequent periods which amounted to $241,960. The Company used a discount rate of 6.25% in calculating the net present value of the cash payment obligation. The discount rate was based on the Company’s estimated cost of debt capital. Under the effective interest method, the Company accretes the debt discount to the face amount of the promissory note. Accretion of the debt discount for the years ended December 31, 2012 and 2011 totaled $786 and $7,254, respectively. Accretion of the debt discount was charged to interest expense in accordance with FASB ASC 480.

During the years ended December 31, 2012 and 2011, the Company made payments totaling $87,500 and $162,500, respectively, on the cash payment obligation. The cash payment obligation was fully paid as of December 31, 2012.

Interest Expense

The following table summarizes interest expense for the years ended December 31, 2012 and 2011:

	Years ended December 31,
	2012	2011
Amortization of note discounts	$3,935,108	$370,810
Amortization of deferred financing costs	263,255	39,958
Other interest expense	361,201	133,447
	$4,559,564	$544,215

The Company paid interest in cash during the years ended December 31, 2012 and 2011 totaling $33,385 and $20,650, respectively.

7.  Stockholders’ Equity (Deficit)

Common Stock

The Company completed a private placement in September 2011. The private placement structure consisted of a series of identical subscription agreements for the sale of units comprised of shares of the Company’s common stock at a price of $1.50 per share and an equivalent number of four-year warrants at an exercise price of $2.00.  Pursuant to this private placement, the Company issued 688,669 shares of common stock at $1.50 per share for cash and issued four-year warrants to purchase 688,669 shares of common stock at $2.00 per share to several accredited investors raising gross proceeds of $1,033,000. In October 2012, the exercise price of the warrants was reduced from $2.00 per share to $0.50 per share as a result of the price protection guarantee contained in the warrant agreement discussed below.

Both the common shares and the warrants contain anti-dilutive, or down round, price protection. The down round protection for the common shares terminates on the earlier of the date on which an effective registration statement is filed with the SEC covering the shares, or the shares become freely tradable pursuant to Rule 144 promulgated under the Securities Act of 1933. The down round protection for the common shares was extended to August 15, 2012, and terminated on that date. The down round protection for the warrant terminates when the warrant expires or is exercised. The Company determined that the values of the down round price protection for both the common shares and the warrants represent derivative liabilities. See Note 5 for further discussion of derivative liabilities.

In 2011, the Company issued 3,944,540 shares for the acquisition of: (i) Txtstation which was issued 2,425,000 shares of common stock at a price of $3.04 per share with a common stock purchase price of $7,372,000; (ii) Mobivity which was issued 1,000,000 shares of common stock at a price of $3.12 per share with a common stock purchase price of $3,120,000; and (iii) Boomtext was issued 259,770 shares of common stock (with a six month lock-up period) at a price of $1.63 per share with a common stock purchase price of $423,425 and an additional 259,770 shares of common stock (with a eighteen month lock-up period) at a price of $1.55 per share with a common stock purchase price of $402,644, which represents a total common stock purchase price of $11,318,069. The shares were recorded at a price per share based on the fair market value on the date of acquisition. See Note 3 for a more detailed discussion regarding the total acquisition costs for the previously mentioned acquisitions.

In 2011, the Company acquired US Patent number 6788769 B1 for $85,000, which consisted of a $35,000 cash payment and the issuance of 14,286 shares of common stock at a price of $3.50 per share with a common stock purchase price of $50,000. The shares were valued at the fair market value on the date of grant.

In 2011, the Company issued 253,298 shares of common stock for various services which include: (i) an issuance of 13,298 shares of common stock at a price of $1.88 with a common stock purchase price of $25,000 for a registered broker-dealer to act as the Company’s placement agent with respect of finding investors; (ii) an issuance of 200,000 shares of common stock at a price of $1.75 with a common stock purchase price of $350,000 for investor relations consulting services; and (iii) an issuance of 40,000 shares of common stock at a price of $1.35 with a common stock purchase price of $54,000 for additional investor relations consulting services. The shares were valued at the fair market value on the date of grant, and the total common stock purchase price was $429,000.

In 2011, five holders of the 10% Senior Secured Convertible Bridge Notes due November 2, 2011 agreed to convert their entire principal amount ($210,000) and accrued interest ($20,271) totaling $230,271 into units. Each unit consists of one share of common stock of the Company and a four year warrant to purchase one share of common stock at $2.00 per share. The conversion took place at a price of $1.50 per unit. Accordingly, the Company issued an aggregate of 153,515 shares of common stock and 153,515 warrants. The conversion occurred within the terms of the convertible notes and no gain or loss was recorded.

In 2012, the Company issued 225,000 shares of common stock for consulting services which include: (i) an issuance of 150,000 shares of common stock at a price of $1.22 per share with a common stock purchase price of $183,000 for consulting services; and (ii) an issuance of 75,000 shares of common stock at a price of $1.16 per share with a common stock purchase price of $87,000 for investor relations consulting services. The shares were valued at the fair market value on the date of grant, and the total common stock purchase price was $270,000.

In 2012, the Company issued 235,441 shares of common stock for late payment penalties which include: (i) an issuance of 86,812 shares of common stock at a price of $0.65 per share valued at of $56,428; and (ii) an issuance of 148,629 shares of common stock at a price of $0.70 per share valued at $104,040. The issuances were pursuant to the Mobivity Acquisition Agreement Amendment #1 to the Secured Subordinated Promissory Note and were due to the two defaults on the Mobivity Note payments. The shares were valued based on the closing stock price for the date granted, and constituted a late penalty payment to the note holder; not a principal or interest repayment. The total common stock purchase price for these two issuances was $160,468, and was recorded as share based compensation included in general and administrative expense in the consolidated statement of operations.

In 2012, the Company issued 3,368 shares of common stock at a deemed value of $0.40 per share realizing $6,644 in additional security issuance derivative liability. These shares were consideration owed to one old Note holder for the additional securities due under the original 10% Senior Secured Convertible Bridge note, and additional shares issued under the terms of the allonge signed January 31, 2012 as consideration for the extension of the maturity date of the Note from February 2, 2012, to May 2, 2012. The share consideration was valued based on the Monte Carlo simulation for both the allonge granted in February 2012 plus the Monte Carlo simulation for the additional shares issuance derivative liability, in September 2012. For more details concerning the inputs and background of the derivatives please see Note 5.

As of December 31, 2012, the Company had 23,218,117 shares of common stock outstanding.

Stock-based Compensation

2010 Incentive Stock Option Plan

In December, 2010, the Company adopted the 2010 Incentive Stock Option Plan (“the 2010 Plan”), subject to shareholder approval within one year. Shareholder approval was not obtained within one year, therefore incentive stock options granted under the 2010 Plan converted to non-qualified stock options. The 2010 Plan permits the Company to grant up to 3,124,000 shares of common stock and options to purchase shares of common stock. The 2010 Plan is designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the 2010 Plan thereby providing participants with a personal interest in the growth and performance of the Company.

The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that equals the fair market value of the Company's stock at the date of grant. These option awards generally vest based on four years of continuous service and have five-year or 10-year contractual terms.

A summary of option activity under the 2010 Plan from December 31, 2010 to December 31, 2012 is presented below:

			Weighted -
		Weighted -	Average
		Average	Remaining	Aggregate
	Number	Exercise Price	Contractual	Intrinsic
	Outstanding	Per Share	Life (Years)	Value
Outstanding at December 31, 2010	1,015,000	$0.32	4.73
Granted	645,000	$1.50	7.35
Exercised	-	$-	-
Canceled/forfeited/expired	(50,000)	$1.60	4.04
Outstanding at December 31, 2011	1,610,000	$0.82	5.12	$1,240,000
Granted	682,500	$0.56	4.53
Exercised	-	$-	-
Canceled/forfeited/expired	(337,500)	$0.58	3.15
Outstanding at December 31, 2012	1,955,000	$0.77	4.44	$-

Options vested and exercisable at December 31, 2012	556,452	$0.77	4.06	$-

Unrecognized expense at December 31, 2012	$768,502

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on the date indicated.

The total number of shares vested and the fair value of shares vested for the years ended December 31, 2012 and 2011, respectively, was:

	Number of Options Vested	Fair Value of Options Vested
Fair value of options vested during the year ended December 31, 2012	368,952	$195,366
Fair value of options vested during the year ended December 31, 2011	253,750	$36,113

The following table summarizes information concerning options outstanding at December 31, 2012:

Awards Breakdown by Range as at December 31, 2012
	Outstanding			Vested
Exercise Price	Outstanding Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Stock Options	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32 to $0.69	1,410,000	3.71	$0.43	374,997	2.98	$0.32
$1.16 to $1.80	545,000	6.33	$1.66	181,455	6.30	$1.69

The following table summarizes information concerning options outstanding at December 31, 2011:

Awards Breakdown by Range as at December 31, 2011
	Outstanding			Vested
Exercise Price	Outstanding Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Stock Options	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32	1,015,000	3.98	$0.32	253,750	3.98	$0.32
$1.30 to $1.80	595,000	7.08	$1.68	-	-	$-

The Company measures and recognizes compensation expense for all stock-based payment awards made to employees and directors based upon estimated fair values. During the years ended December 31, 2012 and 2011, the Company recorded stock-based compensation in operating expenses for employees and directors totaling $391,410 and $416,012, respectively.

The Company vesting term for employees is generally a 4 year term and vest as follows; the first installment equaling 25% of the grant, shall become exercisable on the first anniversary of the date of the Option, and additional installments shall become exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months. During the year ended December 31, 2012, the Company recorded $304,526 of employee stock based compensation and expects to expense approximately $678,000 of additional employee stock based compensation over the next 2 years.

The Company vesting term for directors is a 3 year term and vest as follows; in (3) equal annual installments of 33 1/3% of the Shares covered by this Option, the first installment to be exercisable on the first anniversary of the date of the Option, with an additional 33 1/3% of such Shares becoming exercisable on each of the 2 successive anniversary dates. During the year ended December 31, 2012, the Company recorded $86,883 of director stock based compensation and expects to expense approximately $91,000 of additional director stock based compensation over the next 2 years.

Valuation Assumptions

The Company uses the Black-Scholes option pricing model in determining its option expense. The weighted-average estimated fair value of the employee stock options granted during the years ended December 31, 2012 and 2011 was $0.27 per share and $0.84 per share, respectively. The ranges of assumptions used during the years ended December 31, 2012 and 2011 are as follows:

	Stock Option Assumptions for the years ended December 31,
	2012	2011
Expected volatility	61.0% to 73.4%	60.0% to 65.0%
Risk-free interest rate	0.39% to 0.57%	0.62% to 2.31%
Forfeiture rate	0.0%	0.0%
Expected dividend rate	0.0%	0.0%
Expected life(years)	2.86 to 3.58	3.00 to 6.00

The expected volatility is based on the weighted average of the historical volatility of publicly traded surrogates in the Company’s peer group.

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of the Company’s employee stock options.

The dividend yield assumption is based on the Company’s history of not paying dividends and no future expectations of dividend payouts.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

The following table summarizes weighted average grant date fair value activity:

	Weighted Average
	Grant Date Fair Value
	2012	2011
Stock options granted during the year ended December 31,	$0.27	$0.84
Stock options vested during the year ended December 31,	$0.53	$0.14
Stock options canceled/forfeited/expired during the year ended December 31,	$0.26	$1.78

Warrants issued to non-employees

In December 2010, the Company issued 700,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments are exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In January 2011, the Company issued 200,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments shall become exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In July 2011, the Company issued 5,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments are exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In February 2012, the Company issued 25,000 warrants for consulting services. The warrants vest over twelve months beginning on the first monthly anniversary of the grant. The Company terminated the services of said consultant during the year ended December 31, 2012 and the warrants were canceled in accordance with the warrant agreement.

As of December 31, 2012, vested warrants totaled 623,014 pursuant to the three non-employee warrant agreements.

The warrants issued to non-employees are accounted for as derivative liabilities pursuant to the authoritative guidance for equity based payments to non-employees. The warrants were valued using a Monte Carlo Simulation. See Note 5 for assumptions used in the Monte Carlo simulation.

The fair values of the warrants are estimated at the vesting date and are revalued at each subsequent reporting date. At December 31, 2012, the Company recorded derivative liabilities for the non-employee warrants totaling $95,041. The change in fair value of the derivative liabilities for the year ended December 31, 2012 was a gain of $117,477, which was recorded in change in fair value of derivative liabilities in the consolidated statements of operations.

A summary of non-employee warrant activity during the years ended December 31, 2012 and 2011 is presented below:

			Weighted -
		Weighted -	Average
		Average	Remaining
	Number	Exercise Price	Contractual
	Outstanding	Per Share	Life (Years)
Outstanding at December 31, 2010	793,750	$0.32	4.73
Granted	205,000	$1.50	7.35
Exercised	-	$-	-
Canceled/forfeited/expired	(93,750)	$1.60	4.04
Outstanding at December 31, 2011	905,000	$0.33	5.12
Granted	25,000	$1.16	4.09
Exercised	-	$-	-
Canceled/forfeited/expired	(25,000)	$1.16	4.09
Outstanding at December 31, 2012	905,000	$0.33	4.10

Warrants vested and exercisable at December 31, 2012	623,014	$0.33	3.76

The following table summarizes information concerning warrants outstanding at December 31, 2012:

	Outstanding			Vested
Exercise Price	Outstanding Warrants	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Warrants	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32	900,000	4.10	$0.32	620,827	3.76	$0.32
$1.75	5,000	3.52	$1.75	2,187	3.52	$1.75

The following table summarizes information concerning warrants outstanding at December 31, 2011:

Awards Breakdown by Range as at December 31, 2011
	Outstanding			Vested
Exercise Price	Outstanding Warrants	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Warrants	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32	900,000	5.11	$0.32	349,997	3.98	$0.32
$1.75	5,000	4.52	$1.75	-	-	$-

Warrants issued to note holders

As discussed in Note 6 under Bridge Financing, the Company is obligated to issue warrants or shares pursuant to its Bridge Notes. The number of warrants / shares issuable pursuant to the agreements is not known as of December 31, 2012.

During the year ended December 31, 2011, the Company issued warrants for the purchase of 688,669 shares of common stock at $2.00 per share in connection with its private placement discussed above under Common Stock. The warrants are exercisable for four years from the date of issuance, and contain anti-dilution, or down round, price protection as long as the warrant remains outstanding. In addition, the Company issued warrants for the purchase of 153,515 shares of common stock at $2.00 per share in connection with the conversion of its outstanding Bridge Notes with a principal amount of $210,000 discussed above in Note 6 under Bridge Financing. The warrants are exercisable for four years from the date of issuance. In October 2012, the exercise price of the warrants was reduced from $2.00 per share to $0.50 per share as a result of the price protection guarantee contained in the warrant agreement.

The number of warrants issued to these note holders remains unchanged at December 31, 2012. The estimated fair value of these warrants is included in the “Common Stock and Warrants” derivative value (see Note 5) as of December 31, 2012 and 2011.

8.  Income Taxes

For the years ended December 30, 2012 and 2011 the provisions for income taxes were as follows:

	2012	2011
Federal – current	$-	$-
State – current	-	3,000
Total	$-	$3,000

Under ASC 740, deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our net deferred tax assets and liabilities as of December 30, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets (liabilities):
Net operating loss carryforwards	$4,681,000	$3,814,000
Deferred revenue	-	16,000
Stock based compensation	940,000	613,000
Accrued compensation	70,000	48,000
	634,000	600,000
Depreciation and amortization	4,816,000	4,691,000
Other	12,000	9,000
Total deferred tax assets	11,153,000	9,791,000
Valuation allowance for net deferred tax assets	(11,153,000)	(9,791,000)
Total	$-	$-

The Company has provided a valuation allowance against deferred tax assets recorded as of December 31, 2012 and 2011 due to uncertainties regarding the realization of such assets.

The net change in the total valuation allowance for the year ended December 31, 2012 was an increase of approximately $1,362,000.  The net change in the total valuation allowance for the year ended December 31, 2011 was an increase of approximately $6,714,000.  In assessing the possible realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.  The Company considers projected future taxable income and planning strategies in making this assessment.  Based on the level of historical operating results and projections for the taxable income for the future, the Company has determined that it is more likely than not that the deferred tax assets will not be realized.  Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero.  There can be no assurance that the Company will ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

As of December 31, 2012, the Company has available net operating loss carryforwards of approximately $14,700,000 for federal income tax purposes, which will start to expire in 2026.  The net operating loss carryforwards for state purposes are approximately $14,700,000 and will start to expire in 2016.

The difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate for the years ended December 31, 2012 and 2011 was as follows:

	2012	2011
Computed expected tax expense	$(2,495,000)	$(5,885,000)
State taxes, net of federal benefit	(155,000)	(1,006,000)
Other	1,288,000	180,000
Change in valuation allowance	1,362,000	6,714,000
	$-	$3,000

The Company has determined that during 2010 it experienced a “change of ownership” as defined by Section 382 of the Internal Revenue Code.  As such, utilization of net operating loss carryforwards and credits generated before the 2010 change in ownership will be limited to approximately $207,000 per year until such carryforwards are fully utilized.  The pre change net operating loss carryforward was approximately $7,000,000.

The Company files income tax returns in the U.S. federal jurisdiction and California.  Because the Company is carrying forward federal and state net operating losses from 2006, the Company is subject to U.S. federal and state income tax examinations by tax authorities for all years since 2006.  The Company does not have a liability for any uncertain tax positions. As of December 31, 2012, no accrued interest or penalties are recorded in the financial statements.

9.  Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires companies to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its derivative liabilities.

At December 31, 2012, the Company recorded a derivative liability related to the variable maturity feature and the future issuance of warrants / shares in connection with its Bridge Notes (See Note 5), and the common stock and warrants issued in 2011 (See Note 7 under Common Stock) at the aggregate fair market value of $3,074,504 utilizing unobservable inputs. The change in fair market value of these liabilities is included in other income (expense) in the consolidated statements of operations. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the Company’s common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure this liability are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

See Note 5 for a table that provides a reconciliation of the beginning and ending balances of the derivative liabilities as of December 31, 2012.

10.  Commitments and Contingencies

Earn-Out Contingency

The Company has an earn-out commitment associated with the acquisition of Boomtext from Digimark, LLC. An earn-out payment (payable 20 months after closing of the transaction) of a number of shares of common stock of the Company equal to (a) 1.5, multiplied by the Company’s net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of the Company’s common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).

As of December 31, 2012 and 2011, the estimated dollar value of the earn-out payable was $2,032,881, and $2,658,238, respectively. As of December 31, 2012, the earn-out payable was recorded as a current liability and as of December 31, 2011, the earn-out payable was recorded as a non-current liability on the consolidated balance sheet.

For the years ended December 31, 2012 and 2011, the Company recorded a gain related to the change in the estimated dollar value of the earn-out payable during the year of $625,357 and $999,347, respectively, which are recorded in other income/(expense) is the consolidated statement of operations.

Litigation

In September 2012, the Company initiated litigation against a former client (the “Defendant”) for failure to pay the Company’s invoices for services rendered under its Master License and Services Agreement. The complaint was filed in Superior Court of California, San Diego County. The litigation seeks to recover $67,795 in services and interest penalties. As of March 31, 2013 the Company is in negotiation with the Defendant's counsel to settle the debt.

Operating Lease and Lease Exit Obligation

The Company has a lease agreement for 6,730 square feet, as amended, for its office facilities in Chandler Arizona through December 2015.  Monthly rental payments, excluding common area maintenance charges, are $11,557 in 2013, $11,958 in 2014 and $12,357 in 2015.

The minimum lease payments required over the next five years is shown below.

Minimum Lease Payments

2013	$138,678
2014	143,492
2015	148,281
2016	-
2017	-
Thereafter	-
$430,451

The Company had a lease agreement for its office facilities in San Diego, California through September 2012. Upon signing a lease agreement for the facility in Chandler, the Company determined it no longer needed the San Diego facility. The property was vacated in November 2011 and returned to the owner. As of December 31, 2012, the Company has a Lease Exit Obligation totaling $44,615 for the period December 2011 through September 2012, made up of, $38,088 in remaining rent obligation, $6,527 in remaining deferred rent. The Company expects no further charges in relation to this lease exit obligation, aside from actual common area maintenance charges reconciled against the estimate.

Rent expense for both the San Diego, California, and Chandler, Arizona facilities (including related common area maintenance charges and lease abandonment charges) was $179,179 and $144,703 for the years ended December 31, 2012 and 2011.

Letter of Intent

In November 2012, the Company entered into a non-binding Letter of Intent to acquire the assets of Sequence, LLC (the “Seller”) related to a mobile customer loyalty application.  The acquired assets will include, but not be limited to, all application software, URL’s, websites, trademarks, brands, customers and customer lists.  The Company would assume no liabilities of the Seller.

The Company will pay to Seller at closing, $300,000 in cash in satisfaction of identified liabilities of Seller, with priority to back employee taxes, trust funds, penalties and interest.  Other disbursements would be made at the Seller’s discretion.  Seller would also receive at closing 750,000 shares of the Company’s common stock.

An earn-out payment consisting of 10% of the eligible revenue would be made within 45 days following the close of each calendar month subsequent to closing for a period of 24 months.

The original Letter of Intent was to expire January 15, 2013.  On January 9, 2013 an amendment was drafted to extend the expiration date to March 15, 2013. See Note 13.

11.  Employee Benefit Plan

The Company has an employee savings plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), covering all of its employees. Participants in the Plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. During the years ended December 31, 2012 and 2011, the Company made no contributions to the Plan.

12.  Related Party Transactions

Prior to the reverse merger on November 2, 2010, Optimal Payments Corporation converted $570,534 of debt into $370,534 worth of Mobivity Inc. common stock and $200,000 of prepaid services to be rendered by Mobivity. These services remain owed to Optimal Payments Corporation at December 31, 2011. A member of the Company's Board of Directors is currently President of Sterling Card Solutions, which has a minority ownership position in Optimal Payments Corporation. During the year ended December 31, 2012, the Company began work on two projects for Optimal Payments Corporation and recognized revenue of $164,738.

13.  Subsequent Events

In January 2013, the Company made a payment of $25,000 to a holder of a Bridge Note. Of this amount, $21,040 was allocated to the outstanding principal, and $3,960 was allocated to accrued interest. The remaining principal balance owed to this individual is $36,658 and this principal amount remains past due at this time.

In January 2013, an amendment was executed to the Letter of Intent to acquire the assets of Sequence, LLC, extending the expiration date to March 15, 2013. As of the date of this report, the Letter of Intent has expired, but the parties to the Letter of Intent are moving forward with the acquisition transaction.

In January 2013, the Board of Directors approved the issuance of up to $500,000 in additional 10% Senior Secured Bridge Notes to be issued in conjunction with the expected closing of the acquisition of the assets of Sequence, LLC.  As of the date of this report, the Company issued $200,000 in additional 10% Senior Secured Bridge Notes that are due April 15, 2013, and contain the same rights and privileges as the new Bridge Notes discussed in Note 6.

As of the date of this report, the acquisition transaction is not complete and the 750,000 shares of the Company’s common stock have not been issued.

Mobivity Holdings Corp.
Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)	(Audited)
Current assets
Cash	$4,998,148	$363
Accounts receivable, net of allowance for doubtful accounts of $34,930 and $44,700, respectively	305,732	414,671
Other current assets	69,242	30,009
Total current assets	5,373,122	445,043

Equipment, net	13,120	14,111
Goodwill	4,213,699	2,259,624
Intangible assets, net	1,738,773	444,112
Other assets	33,800	187,117
TOTAL ASSETS	$11,372,514	$3,350,007

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$476,780	$514,949
Accrued interest	110,714	321,368
Accrued and deferred personnel compensation	325,281	299,534
Deferred revenue - related party	-	35,262
Deferred revenue and customer deposits	300,324	181,731
Convertible notes payable, net of discount	-	2,857,669
Notes payable	20,000	171,984
Derivative liabilities	209,089	3,074,504
Other current liabilities	231,567	250,144
Earn-out payable	46,567	2,032,881
Total current liabilities	1,720,322	9,740,026

Non-current liabilities
Earn-out payable	177,433	-
Total non-current liabilities	177,433	-
Total liabilities	1,897,755	9,740,026

Commitments and Contingencies (See Note 10)
Stockholders' equity (deficit)
Common stock, $0.001 par value; 150,000,000 shares authorized; 96,079,318 and 23,218,117 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	96,080	23,218
Equity payable	349,694	-
Additional paid-in capital	53,153,190	25,412,932
Accumulated deficit	(44,124,205)	(31,826,169)
Total stockholders' equity (deficit)	9,474,759	(6,390,019)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$11,372,514	$3,350,007

See accompanying notes to consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues
Revenues	$1,085,610	$1,009,398	$2,113,603	$2,022,604
Cost of revenues	311,390	332,458	596,012	700,228
Gross margin	774,220	676,940	1,517,591	1,322,376

Operating expenses
General and administrative	787,698	796,946	1,320,323	1,714,527
Sales and marketing	1,435,444	381,868	1,798,341	729,119
Engineering, research, and development	157,184	135,760	251,239	295,973
Depreciation and amortization	58,315	146,766	92,129	301,383
Total operating expenses	2,438,641	1,461,340	3,462,032	3,041,002

Loss from operations	(1,664,421)	(784,400)	(1,944,441)	(1,718,626)

Other income/(expense)
Interest income	18	2,568	21	2,568
Interest expense	(4,899,193)	(880,321)	(6,346,553)	(1,238,499)
Change in fair value of derivative liabilities	(2,812,048)	654,477	(3,813,598)	193,990
Gain (loss) on adjustment in contingent consideration	(499,177)	16,131	(193,465)	76,782
Total other income/(expense)	(8,210,400)	(207,145)	(10,353,595)	(965,159)

Loss before income taxes	(9,874,821)	(991,545)	(12,298,036)	(2,683,785)

Income tax expense	-	-	-	-

Net loss	$(9,874,821)	$(991,545)	$(12,298,036)	$(2,683,785)

Net loss per share - basic and diluted	$(0.28)	$(0.04)	$(0.42)	$(0.12)

Weighted average number of shares
during the period - basic and diluted	35,099,827	22,797,641	29,224,981	22,797,641

See accompanying notes to consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net loss	$(12,298,036)	$(2,683,785)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bad debt expense	(10,778)	79,179
Common stock issued for services	18,375	270,000
Common stock issued for late payment	-	160,468
Stock-based compensation	1,277,794	210,429
Depreciation and amortization expense	92,129	301,382
(Gain) loss on adjustment in contingent consideration	193,465	(76,782)
Change in fair value of derivative liabilities	3,813,598	(193,990)
Amortization of deferred financing costs	-	100,857
Amortization of note discounts	6,134,367	1,020,749
Loss on sale of assets	-	164
Increase (decrease) in cash resulting from changes in:
Accounts receivable	147,184	(110,239)
Other current assets	(33,733)	(540,553)
Other assets	-	(2,060)
Accounts payable	(84,388)	(189,617)
Accrued interest	159,132	83,598
Accrued and deferred personnel compensation	25,747	(22,826)
Deferred revenue - related party	(35,262)	-
Deferred revenue and customer deposits	1,926	(86,611)
Other liabilities	119,061	454,123
Net cash used in operating activities	(479,419)	(1,225,514)

INVESTING ACTIVITIES
Purchases of equipment	(2,799)	(9,732)
Acquisitions	(400,000)	-
Net cash used in investing activities	(402,799)	(9,732)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable, net of finance offering costs	700,000	3,148,470
Payments on notes payable	(1,609,682)	(772,547)
Payments on cash payment obligation	-	(87,500)
Proceeds from issuance of common stock, net of issuance costs	6,789,685	-
Net cash provided by financing activities	5,880,003	2,288,423

Net change in cash	4,997,785	1,053,177
Cash at beginning of period	363	396
Cash at end of period	$4,998,148	$1,053,573

Supplemental disclosures:
Cash paid during period for :
Interest	$51,569	$33,108
Non-cash investing and financing activities:
Debt discount from derivatives	$4,614,714	$2,733,412
Adjustment to derivative liability due to note repayment	$40,511	$181,646
Adjustment to derivative liability due to note conversion	$10,726,967	$1,020,859
Adjustment to derivative liability due to Allonge / ASID conversion	$349,694	$-
Adjustment to derivative liability due to non-employee warrant conversion	$176,555	$-
Issuance of common stock for Boomtext earn-out	$2,210,667	$-
Issuance of common stock for acquisitions	$1,218,060	$-
Issuance of note payable for acquisition	$1,365,096	$-
Earn-out payable recorded for acquisition	$224,000	$-
Conversion of accrued interest into notes payable	$-	$137,649
Conversion of notes payable into common stock	$4,984,720	$-
Conversion of accrued interest into common stock	$369,786	$-
Settlement of working capital asset related to the Boomtext acquisition	$153,317	$-

See accompanying notes to consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Consolidated Statements of Stockholders' Equity (Deficit)
(Unaudited)

	Common Stock		Equity	Additional Paid-in	Accumulated	Total Stockholders' Equity
	Shares	Dollars	Payable	Capital	Deficit	(Deficit)

Balance, December 31, 2012	23,218,117	$23,218	$-	$25,412,932	$(31,826,169)	$(6,390,019)
Shares issued for Boomtext earn-out payment	1,483,669	1,484	-	2,209,183	-	2,210,667
Issuance of common stock for acquisitions	7,750,000	7,750	-	1,210,310	-	1,218,060
Issuance of common stock for cash, net of transaction costs of $486,720	36,780,000	36,780	-	6,752,905	-	6,789,685
Issuance of common stock for conversion of note principal and interest	26,772,532	26,773	-	5,327,733	-	5,354,506
Issuance of common stock for services	75,000	75	-	18,300	-	18,375
Common stock issuable for allonge	-	-	131,248	-	-	131,248
Adjustment of derivative liability for note conversion	-	-	218,446	10,726,967	-	10,945,413
Adjustment of derivative liability for note repayment	-	-	-	40,511	-	40,511
Adjustment of derivative liability for non-employee warrant conversion				176,555		176,555
Stock based compensation	-	-	-	1,277,794	-	1,277,794
Net loss	-	-	-	-	(12,298,036)	(12,298,036)
Balance, June 30, 2013	96,079,318	$96,080	$349,694	$53,153,190	$(44,124,205)	$9,474,759

See accompanying notes to consolidated financial statements (unaudited).

Mobivity Holdings Corp.
Notes to Consolidated Financial Statements
(Unaudited)

1.  Reverse Merger Transaction and Accounting

Reverse Merger Transaction

Mobivity Holdings Corp. (the “Company”) was incorporated as Ares Ventures Corporation in Nevada in 2008. In November 2010, the Company acquired CommerceTel, Inc., which was wholly-owned by CommerceTel Canada Corporation, in a reverse merger, or the “Merger”. Pursuant to the Merger, all of the issued and outstanding shares of CommerceTel, Inc. common stock were converted, at an exchange ratio of 0.7268-for-1, into an aggregate of 10,000,000 shares of the Company’s common stock, and CommerceTel, Inc. became a wholly owned subsidiary of the Company. In connection with the Merger, the Company changed its corporate name to CommerceTel Corporation in October 2010. The accompanying condensed consolidated financial statements, common share and weighted average common share basic and diluted information have been retroactively adjusted to reflect the exchange ratio in the Merger.

In connection with the Company’s acquisition of assets from Mobivity, LLC, the Company changed its corporate name to Mobivity Holdings Corp. and its operating company name from CommerceTel, Inc. to Mobivity, Inc., in August 2012.

Reverse Merger Accounting

Immediately following the consummation of the Merger: (i) the former security holders of Mobivity, Inc. common stock had an approximate 56% voting interest in the Company and the Company stockholders retained an approximate 44% voting interest; (ii) the former executive management team of Mobivity, Inc. remained as the only continuing executive management team for the Company; and (iii) the Company’s ongoing operations consist solely of the ongoing operations of Mobivity, Inc.

Based primarily on these factors, the Merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States of America, or “GAAP”. As a result, these condensed financial statements reflect: (i) the historical results of Mobivity, Inc. prior to the Merger; (ii) the combined results of the Company following the Merger; and (iii) the acquired assets and liabilities at their historical cost.

2.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

The Company is a provider of mobile marketing technology that enables major brands and enterprises to engage consumers via their mobile phones and other smart devices. Interactive electronic communications with consumers is a complex process involving communication networks and software. The Company removes this complexity through its suite of services and technologies thereby enabling brands, marketers, and content owners to communicate with their customers and consumers in general.

Principles of Accounting and Consolidation

These consolidated financial statements have been prepared in accordance with GAAP. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates used are those related to stock-based compensation, the valuation of the derivative liabilities, asset impairments, the valuation and useful lives of depreciable tangible and certain intangible assets, the fair value of common stock used in acquisitions of businesses, the fair value of assets and liabilities acquired in acquisitions of businesses, and the valuation allowance of deferred tax assets. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Purchase Accounting

The Company accounts for acquisitions pursuant to Accounting Standards Codification (“ASC”) No. 805 “Business Combinations”. The Company records all acquired tangible and intangible assets and all assumed liabilities based upon their estimated fair values.

Cash

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts. The Company’s cash balances at June 30, 2013 and December 31, 2012 were $4,998,148 and $363, respectively.

Fair Value of Financial Instruments

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 -Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect the Company's own assumptions about the inputs that market participants would use.

The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2013 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$4,213,699	$-
Intangibles, net (non-recurring)	$-	$-	$1,738,773	$-
Derivatives (recurring)	$-	$-	$209,089	$(3,813,598)
Earn-out payable (non-recurring)	$-	$-	$224,000	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
Goodwill (non-recurring)	$-	$-	$2,259,624	$(742,446)
Intangibles, net (non-recurring)	$-	$-	$444,112	$(145,396)
Derivatives (recurring)	$-	$-	$3,074,504	$359,530

The Company recorded goodwill and intangible assets as a result of the acquisitions completed in 2011 and 2013.

These assets were valued with the assistance of a valuation consultant and consisted of Level 3 valuation techniques.

As of December 31, 2012, the Company recorded derivative liabilities as a result of: (i) the variable maturity conversion feature (“VMCO”) in its convertible notes payable; (ii) the additional security issuance feature (“ASID”) in its convertible notes payable notes, common stock and warrants; and (iii) warrants issued to non-employees that are treated as derivative liabilities. These liabilities were valued with the assistance of a valuation consultant and consisted of Level 3 valuation techniques. As of June 30, 2013, the only remaining derivative liability related to the common stock and warrants.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and notes payable. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of notes payable also approximates fair value because their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Accounts Receivable and Factoring Agreement

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers. Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible. Since the Company cannot necessarily predict future changes in the financial stability of its customers, the Company cannot guarantee that its reserves will continue to be adequate.

From time to time, the Company may have a limited number of customers with individually large amounts due. Any unanticipated change in one of the customer’s credit worthiness could have a material effect on the results of operations in the period in which such changes or events occurred. As of June 30, 2013 and December 31, 2012, the Company recorded an allowance for doubtful accounts of $34,930 and $44,700, respectively.

As of June 30, 2013, two customers’ balances represented 49% of total accounts receivable. As of December 31, 2012, one customer’s balance represented and 43% of total accounts receivable.

Factoring Agreement

In connection with a factoring agreement that the Company entered into in 2013, the Company transfers ownership of eligible accounts receivable with recourse to a third party purchaser in exchange for cash. The Company receives a percentage of the proceeds immediately upon sale of the account, and receives the remaining proceeds once the third party purchaser collects on the account. Proceeds from the transfer reflect the face value of the account less a discount. The discount is recorded as a loss in operations in the period of the sale.

Factoring discount fees, which increase based on the time frame of receivables outstanding, approximate 2% of the invoice amount, with the customer repaying the invoice within 90 days from the invoice date.

During the three months ended June 30, 2013, the Company sold $210,886 of trade accounts receivable, received cash proceeds of $239,918, and recorded fees and losses related to the sales of $4,419 in general and administrative expense in the consolidated statement of operations.

During the six months ended June 30, 2013, the Company sold $501,463 of trade accounts receivable, received cash proceeds of $476,927, and recorded fees and losses related to the sales of $10,054 in general and administrative expense in the consolidated statement of operations.

At June 30, 2013, the third party purchaser owed the Company $14,482 which is recorded in other current assets.

Equipment

Equipment, which is recorded at cost, consists primarily of computer equipment and is depreciated using the straight-line method over the estimated useful lives of the related assets (generally five years or less). Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized and depreciated over their estimated remaining useful lives.

Depreciation expense for the three months ended June 30, 2013 and 2012 was $1,934 and $6,766, respectively. Depreciation expense for the six months ended June 30, 2013 and 2012 was $3,790 and $13,384, respectively. Accumulated depreciation amounts are noted in the table below.

Net property and equipment were as follows:
	June 30, 2013	December 31, 2012
Equipment	$158,515	$155,716
Furniture and Fixtures	14,569	14,569
Subtotal	173,084	170,285
Less accumulated depreciation	(159,964)	(156,174)
Total	$13,120	$14,111

Goodwill and Other Intangible Assets

In 2011, the Company completed three acquisitions which resulted in the recording of goodwill and other intangible assets; and the Company capitalized patent costs related to its acquisition of U.S. Patent Number 6,788,769 from eMediacy, Inc.

During the six months ended June 30, 2013, the Company completed two acquisitions which resulted in the recording of goodwill and other intangible assets. See Note 3.

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses Level 3 inputs and a discounted cash flow methodology to estimate the fair value of a reporting unit. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company’s evaluation of goodwill completed during the year ended December 31, 2012 resulted in an impairment charge of $742,446, related to its three acquisitions during 2011.

As of June 30, 2013 and December 31, 2012, amortizable intangible assets consist of patents, trademarks, customer contracts, customer and merchant relationships, trade name, acquired technology, and non-compete agreements. These intangibles are being amortized on a straight line basis over their estimated useful lives of one to twenty years.

During the year ended December 31, 2012 the Company recognized an impairment charge of $145,396 related to the intangible assets acquired in its three acquisitions during 2011.

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, “Property, Plant and Equipment” ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires that those assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the common stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The fair value of the derivatives is estimated using a Monte Carlo simulation model. The model utilizes a series of inputs and assumptions to arrive at a fair value at the date of inception and each reporting period. Some of the key assumptions include the likelihood of future financing, stock price volatility, and discount rates.

See Note 5 for detailed information on the Company’s derivative liabilities.

Revenue Recognition

The Company’s “C4” Mobile Marketing and Customer Relationship Management (CRM) and Txtstation Control Center platforms are hosted solutions. The Company generates revenue from licensing its software to clients in its software as a service (SaaS) model, per-message and per-minute transactional fees, and customized professional services. The Company recognizes license fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place. The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain. The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting. As for the Mobivity and Boomtext platforms, which are both hosted solutions, revenue is principally derived from subscription fees from customers. The subscription fee is billed on a month to month basis with no contractual term and is collected by credit card for Mobivity and collected by cash and credit card for Boomtext. Revenue is recognized at the time that the services are rendered and the selling price is fixed with a set range of plans. Cash received in advance of the performance of services is recorded as deferred revenue.

The company generates revenue from the Stampt App through customer agreements with business owners.  Revenue is principally derived from monthly subscription fees which provide a license for unlimited use of the Stampt App by the business owner and their customers.  The subscription fee is billed each month to the business owner.  There are no setup fees and revenue is recognized monthly as the subscription revenues are billed.  There are no per-minute or transaction fees associated with the Stampt App.

As of December 31, 2012, deferred revenues from a related party totaled $35,262. This party ceased being a related party in June 2013. The Company recognized deferred revenue from this related party during the three months ended June 30, 2013 and 2012 totaling $-0- and $51,000, respectively. The Company recognized deferred revenue from this related party during the six months ended June 30, 2013 and 2012 totaling $-0- and $84,000, respectively.

As of June 30, 2013 and December 31, 2012, deferred revenues from third parties totaled $300,324 and $164,631, respectively.

During the three months ended June 30, 2013, one customer accounted for 30% of our revenues. During the six months ended June 30, 2013, one customer accounted for 30% of our revenues. No such concentrations existed in 2012.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant). In accordance with ASC 718, the Company estimates forfeitures at the time of grant and revises the estimates if necessary, if actual forfeiture rates differ from those estimates. Stock options issued to employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model.

The Company recorded employee stock based compensation for the three months ended June 30, 2013 and 2012 of $1,184,045 and $95,568, respectively.

The Company recorded employee stock based compensation for the six months ended June 30, 2013 and 2012 of $1,277,794 and $210,429, respectively.

The Company accounts for equity instruments, including restricted stock or stock warrants, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock warrants issued to non-employees are accounted for as derivative liabilities at their estimated fair value determined using a Monte Carlo simulation. At the date of issuance, the fair value of the stock warrants is expensed to change in fair value of derivative liabilities. The fair value of options granted to non-employees is re-measured as they vest, and the resulting change in value, if any, is recognized as change in fair value of derivative liabilities during the period the related services are rendered. Restricted stock issued to non-employees is accounted for at its estimated fair value as it vests. See Note 5.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive income (loss) in the consolidated financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive income (loss). For the three month and six month periods ended June 30, 2013 and 2012, the comprehensive loss was equal to the net loss.

Net Loss Per Common Share

Net loss per share is presented as both basic and diluted net loss per share. Basic net loss per share excludes any dilutive effects of options, shares subject to repurchase and warrants. Diluted net loss per share includes the impact of potentially dilutive securities. During the three month and six month periods ended June 30, 2013 and 2012, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In 2013, the Financial Accounting Standards Board ("FASB") issued new accounting guidance clarifying the accounting for the release of cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity.  The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not anticipate that this adoption will have a significant impact on our financial position, results of operations, or cash flows.

In 2013, FASB issued new accounting guidance clarifying the accounting for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not anticipate that this adoption will have a significant impact on our financial position, results of operations, or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

-Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 is not expected to have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (“SAB”) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in ASU No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 is not expected to have a material impact on our financial position or results of operations.

3. Acquisitions

Sequence Acquisition

On May 13, 2013, the Company acquired certain assets of Sequence, LLC (“Sequence”) pursuant to an asset purchase agreement. Pursuant to the asset purchase agreement, the Company acquired all application software, URL’s, websites, trademarks, brands, customers and customer lists from Sequence. The Company assumed no liabilities of Sequence.

The purchase price consisted of: (1) $300,000 in cash; (2) 750,000 shares of the Company’s common stock valued based on the closing market price on the acquisition date at $183,750; and (3) twenty-four monthly earn-out payments consisting of 10% of the eligible monthly revenue subsequent to closing with a fair value of $224,000.

The Company completed the acquisition in furtherance of its strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with the Company's purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition has been accounted for as a business combination and the Company valued the assets acquired at their fair values on the date of acquisition. An independent valuation expert (Vantage Point Advisors) was hired to assist the Company in determining these fair values. Accordingly, the assets of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

The allocation of the purchase price to the assets acquired based upon fair value determinations was as follows:

Merchant relationships	$181,000
Trade name	76,000
Developed technology	71,000
Goodwill	379,750
Total assets acquired	$707,750

The purchase price consisted of the following:

Cash	$300,000
Common stock	183,750
Earn-out payable	224,000
Total purchase price	$707,750

Pro forma results of operations were not included due to the investment test not reaching the level of a significant acquisition.

Front Door Insights Acquisition

On May 20, 2013, the Company acquired certain assets and liabilities of Front Door Insights, LLC (“FDI”), pursuant to an asset purchase agreement. The assets and liabilities acquired from FDI consisted of cash on hand, accounts receivable, all rights under all contracts other than excluded contracts, prepaid expenses, all technology and intellectual property rights, accounts payable, and obligations under a commercial lease.

The purchase price consisted of: (1) $100,000 in cash; (2) a promissory note in the principal amount of $1,400,000; and (3) 7,000,000 shares of the Company’s common stock valued based on the closing market price on the acquisition date at $1,034,310.

The promissory note delivered by the Company to FDI under the asset purchase agreement was non-interest bearing and was due and payable on August 20, 2013. As a result of note payable not bearing interest, a discount on the note payable of $34,904 was recorded. The Company paid the $1,400,000 promissory note on June 17, 2013.  As a result of the early repayment, the discount of $34,904 was fully amortized on June 17, 2013.

The asset purchase agreement includes a working capital adjustment pursuant to which the number of shares issuable to FDI will be increased, or decreased, in the event the working capital of FDI exceeds, or is less than, $10,000, respectively, as of the closing.  In either event, the number of shares issuable to FDI will be increased or decreased, as the case may be, by a share amount equal to the amount by which the working capital as of the closing exceeds or is less than $10,000, divided by $0.25.  Pursuant to the asset purchase agreement, 25% of the shares to be issued to FDI, or 1,750,000 shares, will be held in escrow and available for offset against any claims for indemnification that might be brought by the Company against FDI or its members, during the first 12 months following the close, for certain breaches of the asset purchase agreement.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement.  FDI and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of FDI, except in each case on behalf of the Company.

The Company completed the acquisition in furtherance of its strategy to acquire small, privately owned enterprises in the mobile marketing sector through an asset purchase structure. This acquisition was consistent with the Company's purchase price model in which equity will represent most of the purchase price plus a small cash component and, in some cases, the assumption of specific liabilities.

The acquisition has been accounted for as a business combination and the Company valued all assets and liabilities acquired at their fair values on the date of acquisition. An independent valuation expert (Vantage Point Advisors) was hired to assist the Company in determining these fair values. Accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair values at the date of the acquisition.

The allocation of the purchase price to assets and liabilities based upon fair value determinations was as follows:

Cash	$5,500
Accounts receivable	27,467
Contracts	813,000
Customer relationships	22,000
Developed technology	96,000
Non-compete agreement	124,000
Goodwill	1,574,325
Total assets acquired	2,662,292
Liabilities assumed	(162,886)
Net assets acquired	$2,499,406

The purchase price consists of the following:

Cash	$100,000
Promissory note, net	1,365,096
Common stock	1,034,310
Total purchase price	$2,499,406

The following information presents unaudited pro forma consolidated results of operations for the six months ended June 30, 2013 as if the FDI acquisition described above had occurred on January 1, 2013, and the results of operations for the year ended December 31, 2012 as if the FDI acquisition described above had occurred on January 1, 2012. The following unaudited pro forma financial information gives effect to certain adjustments, including the increase in compensation expense related to additional head-count and amortization of acquired intangible assets. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition been consummated as of the date indicated, nor are they necessarily indicative of future operating results.

Pro Forma Results of Operations for the Six Months Ended June 30, 2013

Mobivity Holdings Corp.
Consolidated Statements of Operations
(Unaudited)
			Pro forma		Pro forma
	Mobivity	FDI	adjustments		combined
Revenues
Revenues	$2,113,603	$162,280	$-		$2,275,883
Cost of revenues	596,012	54,371	-		650,383
Gross margin	1,517,591	107,909	-		1,625,500

Operating expenses
General and administrative	1,320,323	71,720	-		1,392,043
Sales and marketing	1,798,341	4,888	229,258	(b)	2,032,487
Engineering, research, and development	251,239	87,994	-		339,233
Depreciation and amortization	92,129	-	68,469	(c)	160,598
Total operating expenses	3,462,032	164,602	297,727		3,924,361

Loss from operations	(1,944,441)	(56,693)	(297,727)		(2,298,861)

Other income/(expense)
Interest income	21	-	-		21
Interest expense	(6,346,553)	(6,785)	-		(6,353,338)
Change in fair value of derivative liabilities	(3,813,598)	-	-		(3,813,598)
Gain (loss) on adjustment in contingent consideration	(193,465)	-	-		(193,465)
Total other income/(expense)	(10,353,595)	(6,785)	-		(10,360,380)

Loss before income taxes	(12,298,036)	(63,478)	(297,727)		(12,659,241)

Income tax expense	-	-	-		-

Net loss	$(12,298,036)	$(63,478)	$(297,727)		$(12,659,241)

Net loss per share - basic and diluted	$(0.42)				$(0.37)

Weighted average number of shares
during the period - basic and diluted	29,224,981				34,630,537

Pro Forma Results of Operations for the Year ended December 31, 2012

	Mobivity	FDI	Pro forma adjustments		Pro forma combined
Revenues
Revenues	$4,079,745	$347,797	$-		$4,427,542
Cost of revenues	1,300,325	183,819	-		1,484,144
Gross margin	2,779,420	163,978	-		2,943,398

Operating expenses
General and administrative	2,984,531	155,568	-		3,140,099
Sales and marketing	1,562,520	45,292	1,541,050	(b)	3,148,862
Engineering, research, and development	562,459	199,953	-		762,412
Depreciation and amortization	549,151	-	178,509	(c)	727,660
Goodwill impairment	742,446	-	-		742,446
Intangible asset impairment	145,396	-	-		145,396
Total operating expenses	6,546,503	400,813	1,719,559		8,666,875

Loss from operations	(3,767,083)	(236,835)	(1,719,559)		(5,723,477)

Other income/(expense)
Interest income	2,833	-	-		2,833
Interest expense	(4,559,564)	(4,105)	(234,115)	(a)	(4,797,784)
Change in fair value of derivative liabilities	359,530	-	-		359,530
Gain on adjustment in contingent consideration	625,357	-	-		625,357
Total other income/(expense)	(3,571,844)	(4,105)	(234,115)		(3,810,064)

Loss before income taxes	(7,338,927)	(240,940)	(1,953,674)		(9,533,541)

Income tax expense	-	-	-		-

Net loss	$(7,338,927)	$(240,940)	$(1,953,674)		$(9,533,541)

Net loss per share - basic and diluted	$(0.32)				$(0.32)

Weighted average number of shares
during the period - basic and diluted	23,069,669				30,069,669

Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an outside, independent valuation firm.

(a)	Represents interest expense and note discount amortization for notes payable issued in conjunction with the transaction.
(b)	Represents salary, bonus and stock based compensation (year ended December 21, 2012) for headcount added in conjunction with the transaction.
(c)	Represents amortization of intangible assets for the period.

4.  Goodwill and Purchased Intangibles

Goodwill

The carrying value of goodwill at June 30, 2013 and December 31, 2012 was $4,213,699 and $2,259,624, respectively. Goodwill at June 30, 2013 includes $1,954,075 recorded as a result of two acquisitions during the three months ended June 30, 2013. See Note 3.

Intangible assets

The following table presents details of the Company’s total purchased intangible assets as of June 30, 2013 and December 31, 2012:

	Balance at			Balance at
	December 31, 2012	Additions	Amortization	June 30, 2013
Patents and trademarks	$111,620	$-	$(4,199)	$107,421
Customer contracts	78,765	813,000	(25,164)	866,601
Customer and merchant relationships	29,056	203,000	(16,428)	215,628
Trade name	30,588	76,000	(6,413)	100,175
Acquired technology	193,458	167,000	(30,867)	329,591
Non-compete agreement	625	124,000	(5,268)	119,357
	$444,112	$1,383,000	$(88,339)	$1,738,773

The intangible assets are being amortized on a straight line basis over their estimated useful lives of one to twenty years.

During the six months ended June 30, 2013, the following intangibles were purchased with the following useful lives:

Sequence, LLC:

	Fair value	Useful Lives
Merchant relationships	$181,000	12 years
Trade name	76,000	5 years
Developed technology	71,000	5 years

Front Door Insights LLC:

	Fair value	Useful Lives
Contracts	813,000	7 years
Customer relationships	22,000	12 years
Developed technology	96,000	5 years
Non-compete agreement	124,000	3 years

During the three months ended June 30, 2013 and 2012, the Company recorded amortization expense related to its purchased intangibles of $56,382 and $139,999, respectively, which is included in depreciation and amortization in the consolidated statement of operations.

During the six months ended June 30, 2013 and 2012, the Company recorded amortization expense related to its purchased intangibles of $88,339 and $287,999, respectively, which is included in depreciation and amortization in the consolidated statement of operations.

The estimated future amortization expense of purchased intangible assets as of June 30, 2013 is as follows:

Year ending December 31,	Amount
2013	$174,162
2014	319,268
2015	319,268
2016	245,283
2017	190,064
Thereafter	490,728
Total	$1,738,773

Beginning in 2011, the Company evaluated its purchased intangibles for possible impairment on an ongoing basis. When impairment indicators exist, the Company will perform an assessment to determine if the intangible asset has been impaired and to what extent. The assessment of purchased intangibles impairment is conducted by first estimating the undiscounted future cash flows to be generated from the use and eventual disposition of the purchased intangibles and comparing this amount with the carrying value of these assets. If the undiscounted cash flows are less than the carrying amounts, impairment exists and future cash flows are discounted at an appropriate rate and compared to the carrying amounts of the purchased intangibles to determine the amount of the impairment.

5.  Derivative Liabilities

Convertible notes payable and underlying warrants

As discussed in Note 6 under Bridge Financing, the Company issued convertible notes payable that provided for the issuance of warrants to purchase its common stock at a future date. The conversion term for the convertible notes was variable based on certain factors. The number of warrants to be issued was based on the future price of the Company’s common stock.

As of December 31, 2012 and through June 17, 2013, the number of warrants to be issued was indeterminate. Due to the fact that the number of warrants issuable was indeterminate, the equity environment was tainted and the fair value of all of the warrants underlying the convertible notes payable was recorded as a derivative liability. The fair values of the VMCO and the ASID were recorded as derivative liabilities on the issuance date pursuant to ASC 815-15 “Embedded Derivatives”.

On June 17, 2013, the Company converted all of the outstanding convertible notes payable into shares of its common stock, and issued the warrants underlying the convertible notes payable. At that time, the derivative liabilities related to the VMCO and ASID totaling $7,792,657 were converted into additional paid-in capital.

Private Placement Shares and Warrants

As discussed in Note 7 under Common Stock, the Company completed a private placement in September 2011 for the sale of units consisting of shares of common stock and warrants. Both the common shares and the warrants contain anti-dilutive, or down round, price protection. Pursuant to ASC 815-15 “Embedded Derivatives” and ASC 815-40 “Contracts in Entity’s Own Equity”, the Company recorded a derivative liability for the warrants issued in the transactions.

The down round price protection on the common shares expired in August 2012, and the down round price protection for the warrants terminates when the warrants expire or are exercised.

Allonge

As discussed in Note 6 under Bridge Financing, all note holders with convertible notes payable maturing in February 2012 extended the maturity date through May 2012. As consideration to the note holders for the extension of the maturity date, the Company provided allonges which consisted of the accrued interest on each convertible note payable as of January 31, 2012. The allonges were convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability at the issuance date.

On June 17, 2013, the number of shares issuable under the allonges was determined, but the shares were not issued prior to June 30, 2013. The value of the allonges as of June 17, 2013 totaling $131,248 was recorded as equity payable, thus removing the derivative liability.

Non-employee Warrants

As discussed in Note 7 under Warrants, the Company accounts for warrants issued to non-employees as derivative liabilities. On June 17, 2013, the equity environment was no longer tainted and the derivative liabilities related to the non-employee warrants totaling $176,555 were converted into additional paid-in capital.

Summary

The fair values of the Company’s derivative liabilities are estimated at the issuance date and are revalued at each subsequent reporting date using a Monte Carlo simulation discussed below.

At June 30, 2013 and December 31, 2012, the Company recorded current derivative liabilities of $209,089 and $3,074,504, respectively.

The net change in fair value of the derivative liabilities for the three months ended June 30, 2013 and 2012 was a loss of $2,812,048 and a gain of $654,477, respectively, which were reported as other income/(expense) in the consolidated statements of operations.

The net change in fair value of the derivative liabilities for the six months ended June 30, 2013 and 2012 was a loss of $3,813,598 and a gain of $193,990, respectively, which were reported as other income/(expense) in the consolidated statements of operations.

The following table presents the derivative liabilities by instrument type as of June 30, 2013 and December 31, 2012:

Derivative Value by Instrument Type	June 30, 2013	December 31, 2012
Convertible Bridge Notes	$-	$2,850,085
Common Stock and Warrants	209,089	129,378
Non-employee Warrants	-	95,041
	$209,089	$3,074,504

The following table presents details of the Company’s derivative liabilities from December 31, 2012 to June 30, 2013:

Balance December 31, 2012	$3,074,504
Issuances in derivative value due to new security issuances of notes	4,614,714
Issuances in derivative value due to vesting of non-employee warrants	26,969
Adjustment to derivative liability due to note repayment	(40,511)
Adjustment to derivative liability due to note conversion into new notes	(3,152,786)
Adjustment to derivative liability due to note conversion into equity	(7,923,875)
Adjustment to derivative liability due to non-employee warrant conversion	(176,555)
Change in fair value of derivative liabilities	3,786,629
Balance June 30, 2013	$209,089

The Company calculated the fair value of the compound embedded derivatives using a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

Key inputs and assumptions used in valuing the Company’s derivative liabilities are as follows:

For issuances of notes, common stock and warrants:

●	Stock prices on all measurement dates were based on the fair market value
●	Down round protection for dates prior to April 15, 2013 is based on the subsequent issuance of common stock at prices less than $0.50 per share and warrants with exercise prices less than $0.50 per share. Down round protection for dates between April 15, 2013 and June 17, 2013 is based on the subsequent issuance of common stock at prices less than $0.25 per share and warrants with exercise prices less than $0.25 per share. Thereafter, down round protection is based on the subsequent issuance of common stock at prices less than $0.20 per share and warrants with exercise prices less than $0.20 per share
●	The probability of a future equity financing event triggering the down round protection was estimated at 100% for dates prior to June 17, 2013 and 0% for subsequent measurement dates
●	Computed volatility ranging from 86.1% to 128.9%
●	Risk free rates ranging from 0.05% to1.41%

For issuances of non-employee warrants:

●	Computed volatility of 128.9%
●	Risk free rates ranging from 0.30% to 0.66%
●	Expected life (years) ranging from 2.48 to 3.27

See Note 9 for a discussion of fair value measurements.

6.  Bridge Financing, Notes Payable, Accrued Interest and Cash Payment Obligation

Bridge Financing

Summary

Prior to June 2013, the Company issued 10% Senior Secured Convertible Bridge Notes Payable to various accredited investors, and then extended the due dates on the majority of the convertible notes payable several times.  These convertible notes payable are collectively referred to herein as “Bridge Notes”. In June 2013, the outstanding principal of the Bridge Notes totaling $4,984,720 was converted into 24,923,602 shares of the Company’s common stock at $0.20 per share. As of June 30, 2013, the Company has no Bridge Notes outstanding.

The Bridge Notes contained variable maturity dates and additional share issuance obligations. In accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company recorded discounts for the VMCO and ASID. The discounts were amortized to interest expense over the term of the convertible notes payable using the effective interest method. In accordance with ASC 815-15 “Embedded Derivatives”, the Company determined that the VMCO and the ASID represented embedded derivative features, and these were shown as derivative liabilities on the consolidated balance sheet. See Note 5.

The Company capitalized costs associated with the issuance of the Bridge Notes, and amortized these costs to interest expense over the term of the related Bridge Notes using the effective interest method.

The following table summarizes information relative to the outstanding new Bridge Notes at June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Bridge notes payable	$-	$4,342,418
Less unamortized discounts:
VMCO	-	(481,390)
ASID	-	(1,003,359)
Bridge notes payable, net of discounts	$-	$2,857,669

Following is a detailed discussion of the Bridge Notes transactions.

2011 and Prior

From November 2010 through March 2011, the Company issued to a number of accredited investors a series of its Bridge Notes in the aggregate principal amount of $1,010,000. The Bridge Notes accrued interest at the rate of 10% per annum.

The entire principal amount evidenced by the Bridge Notes (the “Principal Amount”) plus all accrued and unpaid interest were due on the earlier of (i) the date the Company completed a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the Principal Amount (a “Qualifying Financing”), and (ii) November 2, 2011. If the Bridge Notes were held to maturity, the Company would pay, at the option of the holder: i) in cash or ii) in securities to be issued by the Company in the Qualifying Financing at the same price paid by other investors. The Bridge Notes were secured by a first priority lien and security interest in all of the Company’s assets.

In November 2011, the Company entered into agreements with all holders of the then outstanding Bridge Notes. Under the terms of the agreements, holders of Bridge Notes totaling $800,000 agreed to extend the maturity due date of the Bridge Notes to February 2, 2012. For these note holders, no change occurred in their rights.

Holders of the balance of the Bridge Notes totaling $210,000 agreed to convert the entire principal amount plus all accrued and unpaid interest of $20,271 into units (each, a “Unit”), each of which consists of one share of common stock of the Company and a four-year warrant to purchase one share of the Company’s common stock at $2.00 per share. The conversion took place at a price of $1.50 per Unit. Accordingly, the Company issued an aggregate of 153,515 shares of common stock and 153,515 warrants. As a result of the conversion, the holders of the converted Bridge Notes forfeited all rights there under, including the right to acquire warrants to purchase the Company’s common stock.

Also in November 2011, the Company issued additional Bridge Notes in the aggregate principal amount of $262,500. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

2012

In January 2012, the Company issued additional Bridge Notes in the principal amount of $520,000. These Bridge Notes were due February 2, 2012 and contained the same rights and privileges as the previously issued Bridge Notes.

In March 2012, the Company repaid Bridge Notes totaling $65,000.

In April 2012, all note holders with Bridge Notes maturing in February 2, 2012 extended the maturity date through May 2, 2012. As consideration to the note holders for the extension of the maturity date, the Company provided allonges which consisted of the accrued interest for each Bridge Note as of January 31, 2012, which are convertible into shares of common stock at the latest financing price. The value of the allonges was recorded as a derivative liability. See Note 4.

In March 2012 and April 2012, the Company issued additional Bridge Notes in the aggregate principal amount of $220,100 with a due date of May 2, 2012. In May 2012, theses notes were cancelled and converted into new Bridge Notes discussed below.

In May and June 2012, the Company issued to a number of accredited investors its new Bridge Notes in the principal amount of $4,347,419 (the “new Bridge Notes”), consisting of (i) $2,656,250 of new funds and (ii) $1,691,169 of principal amount plus accrued and unpaid interest outstanding under its previously issued Bridge Notes that were cancelled and converted into new Bridge Notes. The new Bridge Notes accrue interest at the rate of 10% per annum.

The entire principal amount under the new Bridge Notes (the “Principal Amount”) plus all accrued and unpaid interest is due on the earlier of (i) the date the Company completes a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the Principal Amount (a “Qualifying Financing”), and (ii) October 15, 2012, which date, as described below, was later extended to April 15, 2013. Payments may be made in cash, or, at the option of the holder of the new Bridge Notes, in securities to be issued by the Company in the Qualifying Financing at the same price paid for such securities by other investors. The new Bridge Notes are secured by a first priority lien and security interest in all of the Company’s assets.

The Company also had the obligation to issue to the holders of the new Bridge Notes on the date that is the earlier of the repayment of the new Bridge Notes or the completion of the new Qualifying Financing, at their option:

●
five year warrants to purchase that number of shares of common stock equal to the Principal Amount plus all accrued and unpaid interest divided by the per share purchase price of the common stock offered and sold in the Qualifying Financing (the “Offering Price”) which warrants shall be exercisable at the Offering Price and shall include cashless exercise provisions commencing 18 months from the date of issuance of the warrants if there is not at that time an effective registration statement covering the shares of common stock exercisable upon exercise of the warrants, or

●	that number of shares of common stock equal to the product arrived at by multiplying (x) the Principal Amount plus all accrued and unpaid interest divided by the Offering Price and (y) 0.33.

The Company granted piggy-back registration rights with respect to the securities to be issued in connection with the new Bridge Notes.

The new Bridge Notes further provide that in the event of a change of control transaction, the proceeds from such transaction must be used by the Company to pay to the holders of the new Bridge Notes, pro rata based on the amount of new Bridge Notes owned by each holder, an amount equal to 1.5 times the amount of the aggregate principal amount outstanding under the new Bridge Notes, plus all accrued and unpaid interest due there under, plus all other fees, costs or other charges due there under.

The holders of the new Bridge Notes were also granted the right to appoint two designees to serve as members of the Company’s board of directors, which members will also serve as members of the Compensation Committee and the Audit Committee of the Company’s board of directors.

The Company used $184,081 from the proceeds of the sale of the new Bridge Notes to pay off existing principal balances under the Bridge Notes that were not cancelled and converted into the new Bridge Notes.

In October 2012 and continuing thereafter, the Company entered into amendments with the holders the new Bridge Notes. Under the terms of the amendments, the holders of new Bridge Notes in the aggregate principal amount of $4,342,419 agreed to extend the maturity date of the new Bridge Notes to April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the holder shall have the option to convert the principal and interest under the new Bridge Note into the securities offered by the Company in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.50 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Note entitled the holder to convert the principal and interest under the new Bridge Note into the securities offered by the Company in a qualifying equity financing at the same price paid for such securities by other investors investing in the financing. The conversion price of $0.50 in (b) above triggered the price protection guarantee contained in the warrants issued in the Company’s 2011 private placement, and the exercise price on the warrants changed from $2.00 per share to $0.50 per share.

In November 2012, the Company repaid a new Bridge Note totaling $5,000.

2013

In January 2013, the Company partially repaid a new Bridge Note totaling $21,040.

In March 2013, the Company issued new Bridge Notes totaling $200,000 that contain the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, the Company issued new Bridge Notes totaling $75,000 that contain the same rights and privileges as the previously issued new Bridge Notes.

In April 2013, the Company repaid a new Bridge Note totaling $36,659.

In April 2013, the Company issued a new Bridge Note to its Chief Financial Officer totaling $20,000 that contains the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013.

In May 2013, a majority of the new Bridge Note holders agreed to extend the maturity date of the new Bridge Notes to October 15, 2013 from April 15, 2013. In consideration of the new Bridge Note holders’ agreement to extend the maturity date, the amendment provides that the new Bridge Note holders have the option to convert the principal and interest under the new Bridge Note into the securities offered by the Company in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.25 per share (subject to adjustment in the event of a stock split, reclassification or the like). Prior to the amendment, the conversion option under the new Bridge Notes entitled the new Bridge Note holders to convert the principal and interest under the new Bridge Notes into the securities offered by the Company in a qualifying equity financing at the lower of (a) the same price paid for such securities by other investors investing in the financing or (b) $0.50 per share (subject to adjustment in the event of a stock split, reclassification or the like).  As a result of this amendment and additional consideration given, the Bridge Note derivatives were revalued on April 15, 2013, at the fair value of $4,052,148, and the debt discount was recorded with the offset to derivative liabilities.  During the period from April 15, 2013 through June 17, 2013, the entire balance of the note discounts was amortized to interest expense as the conversion on June 17, 2013, triggered the immediate recognition of the full value of the debt discount.

In May 2013, the Company issued new Bridge Notes totaling $387,500 that contain the same rights and privileges as the previously issued and amended new Bridge Notes.

In May 2013, the Company issued a new Bridge Note to its Chief Executive Officer totaling $17,500 that contains the same rights and privileges as the previously issued and amended new Bridge Notes.

In June 2013, the Company completed a qualifying equity financing at $0.20 per share. See Note 7. Pursuant to the terms of the new Bridge Notes, the Company converted note principal totaling $4,984,720 into 24,923,602 shares of the Company’s common stock at $0.20 per share. Also, in June 2013, the Company converted accrued interest on the Bridge Notes totaling $369,786 into 1,848,930 shares of the Company’s common stock at $0.20 per share.

Certain note holders elected to receive cash payment for their accrued interest, and the remaining accrued interest on the Bride Notes at June 30, 2013 totaled $95,404, which was paid in July 2013.

Discounts recorded related to the Bridge Notes

In accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company recorded discounts to the Bridge Notes for the VMCO and ASID. The discounts were amortized to interest expense over the term of the Bridge Notes using the effective interest method. As of June 30, 2013, all of the discounts related to the Bridge Notes were recognized as interest expense in conjunction with the conversion of the Bridge Notes into shares of the Company’s common stock.

In accordance with ASC 815-15 “Embedded Derivatives”, the Company determined that the VMCO and the ASID represented embedded derivative features, and these were shown as derivative liabilities on the balance sheet. See Note 5.

The Company calculated the fair value of the compound embedded derivatives associated with the Bridge Notes utilizing a complex, customized Monte Carlo simulation model suitable to value path dependent American options. The model uses the risk neutral methodology adapted to value corporate securities. This model utilized subjective and theoretical assumptions that can materially affect fair values from period to period.

The following table presents details of the Company’s discounts to its Bridge Notes from December 31, 2011 to June 30, 2013:

	VMCO	ASID	Total
December 31, 2011	$(12,031)	$(47,739)	$(59,770)
Additions	(1,409,797)	(3,942,607)	(5,352,404)
Amortization	940,438	2,986,987	3,927,425
December 31, 2012	(481,390)	(1,003,359)	(1,484,749)
Additions	(1,936,191)	(2,678,523)	(4,614,714)
Amortization	2,417,581	3,681,882	6,099,463
June 30, 2013	$-	$-	$-

During the three months ended June 30, 2013 and 2012, the Company recorded note discount amortization related to the Bridge Notes to interest expense of $4,764,734 and $741,444, respectively.

During the six months ended June 30, 2013 and 2012, the Company recorded note discount amortization related to the Bridge Notes to interest expense of $6,099,463 and $1,014,813, respectively

Deferred financing costs related to the Bridge Notes

The Company capitalized deferred financing costs and amortized the capitalized amounts to interest expense over the term of the Bridge Notes using the effective interest method. The Company recorded interest expense related to the amortization of deferred financing costs for the three months ended June 30, 2013 and 2012 totaling $-0- and $65,703, respectively. The Company recorded interest expense related to the amortization of deferred financing costs for the six months ended June 30, 2013 and 2012 totaling $-0- and $100,857, respectively.

Digimark, LLC Notes

As partial consideration for the acquisition of Boomtext in 2011, the Company issued an unsecured subordinated promissory note in the principal amount of $194,658. The promissory note did not bear interest; was payable in installments (varying in amount) from August 2011 through October 2012; and was subordinated to the Company’s obligations under its Bridge Notes discussed above.

The $194,658 unsecured subordinated promissory note did not bear interest. Accordingly, the Company recorded the promissory note at the present value of the payments over the subsequent periods which amounted to $182,460. The Company used a discount rate of 6.25% in calculating the net present value of the unsecured promissory note. The discount rate was based on the Company’s estimated cost of debt capital. Under the effective interest method, the Company accreted the debt discount to the face amount of the promissory note.

Accretion of the debt discount for the three months ended June 30, 2013 and 2012 totaled $-0- and $2,466, respectively. Accretion of the debt discount for the six months ended June 30, 2013 and 2012 totaled $-0- and $4,422, respectively. Accretion of the debt discount was charged to interest expense in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”.

As of December 31, 2012, the outstanding balance on the note payable was $100,000, which was paid in June 2013.

Summary of Notes Payable and Accrued Interest

The following table summarizes the Company’s notes payable and accrued interest as of June 30, 2013 and December 31, 2012:

	Notes Payable		Accrued Interest
	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Bridge notes, net, as discussed above	$-	$2,857,669	$95,404	$261,213

Convertible notes payable, net of discounts	-	2,857,669	95,404	261,213

Unsecured (as amended) note payable due to our Company’s former Chief Executive Officer, interest accrues at the rate of 9% compounded annually, all amounts due and payable December 31, 2008. Currently past due.	20,000	20,000	15,310	13,775

Note payable due to a trust, interest accrues at the rate of 10% per annum, all amounts due and payable December 31, 2006. The Company is negotiating the terms of this note.	-	51,984	-	24,297

Digimark, LLC subordinated promissory note, net, as discussed above.	-	100,000	-	22,083

Notes payable	20,000	171,984	15,310	60,155

Totals	$20,000	$3,029,653	$110,714	$321,368

Interest Expense

The following table summarizes interest expense for the three months ended June 30, 2013 and 2012, and the six months ended June 30, 2013 and 2012:

	Three months ended June30,		Six months ended June 30,
	2013	2012	2013	2012
Amortization of note discounts	$4,799,638	$743,400	$6,134,367	$1,020,749
Amortization of deferred financing costs	-	65,703	-	100,857
Other interest expense	99,555	71,218	212,186	116,893
	$4,899,193	$880,321	$6,346,553	$1,238,499

The Company paid interest in cash during the three months ended June 30, 2013 and 2012 totaling $49,429 and $28,273, respectively.

The Company paid interest in cash during the six months ended June 30, 2013 and 2012 totaling $53,389 and $33,108, respectively.

7.  Stockholders’ Equity (Deficit)

Common Stock

In May 2013, the Company issued 750,000 shares of common stock valued based on the closing market price on the acquisition date at $183,750 as part of the purchase price in the Sequence acquisition, see Note 3.

In May 2013, the Company issued 7,000,000 shares of common stock valued based on the closing market price on the acquisition date at $1,034,310 as part of the purchase price in the FDI acquisition, see Note 3.

In June 2013, the Company issued 1,483,669 shares of common stock in satisfaction of the Boomtext earn-out payment. See Equity Payable below.

In June 2013, the Company issued 36,780,000 shares of common stock at $0.20 per share to accredited investors for net proceeds of $6,789,686. Transaction costs netted against the proceeds totaled $566,315. This transaction constituted a qualified financing, pursuant to which the Bridge Notes were converted into shares of common stock as noted below.

In June 2013, the Company issued 26,772,532 shares of common stock for the conversion of notes payable and accrued interest, see Note 6.

In June 2013, the Company issued 75,000 shares for services and recorded expense of $18,375 in general and administrative expenses.

At June 30, 2013, the Company had 96,079,318 shares of common stock outstanding.

Equity Payable

The Company had an earn-out commitment associated with the acquisition of Boomtext from Digimark, LLC. The earn-out payment (payable March 31, 2013) consists of a number of shares of common stock of the Company equal to (a) 1.5, multiplied by the Company’s net revenue from acquired customers and customer prospects for the twelve-month period beginning six months after the closing date, divided by (b) the average of the volume-weighted average trading prices of the Company’s common stock for the 25 trading days immediately preceding the earn-out payment (subject to a collar of $1.49 and $2.01 per share).

In June 2013, the final value of the earn-out payment of $2,210,667 was satisfied through the issuance of 1,483,669 shares of common stock. As of December 31, 2012, the estimated value of the earn-out payment of $2,032,881 was recorded as a current liability.

The change in the estimated value of the earn-out payable for the three months ended June 30, 2013 and 2012 was a loss of $499,177 and a gain of $16,131, respectively, which are recorded in other income/(expense) in the consolidated statements of operations.

The change in the estimated value of the earn-out payable for the three months ended June 30, 2013 and 2012 was a loss of $193,465 and a gain of $76,782, respectively, which are recorded in other income/(expense) in the consolidated statements of operations.

Stock-based Compensation

2010 Incentive Stock Option Plan

In December, 2010, the Company adopted the 2010 Incentive Stock Option Plan (“the 2010 Plan”), subject to shareholder approval within one year. Shareholder approval was not obtained within one year, therefore incentive stock options granted under the 2010 Plan converted to non-qualified stock options. The 2010 Plan permits the Company to grant up to 3,124,000 shares of common stock and options to purchase shares of common stock. The 2010 Plan is designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the 2010 Plan thereby providing participants with a personal interest in the growth and performance of the Company.

The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that equals the fair market value of the Company's stock at the date of grant. These option awards generally vest based on four years of continuous service and have five-year or 10-year contractual terms.

2013 Incentive Stock Option Plan

In June 2013, the Company adopted the 2013 Incentive Stock Option Plan (“the 2013 Plan”). The 2013 Plan permits the Company to grant up to 33,386,086 shares of common stock and options to purchase shares of common stock. The 2013 Plan is designed to retain directors, executives and selected employees and consultants and reward them for making major contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the 2010 Plan thereby providing participants with a personal interest in the growth and performance of the Company.

The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price that equals the fair market value of the Company's stock at the date of grant. These option awards generally vest based on four years of continuous service and have five-year or 10-year contractual terms.

The exercise of options granted under the 2013 Plan is subject to the Company’s increase of the number of shares of common stock authorized for issuance.

Summary of Options and Related Expense

The following table summarizes stock option activity for the six months ended June 30, 2013:

			Weighted -
		Weighted -	Average
		Average	Remaining	Aggregate
	Number	Exercise Price	Contractual	Intrinsic
	Outstanding	Per Share	Life (Years)	Value
Outstanding at January 1, 2013	1,955,000	$0.77	4.44	$-
Granted	30,387,825	$0.31	9.86
Exercised	-	$-	-
Canceled/forfeited/expired	(240,001)	$0.74	6.39
Outstanding at June 30, 2013	32,102,824	$0.33	9.55	$3,237,902

Options vested and exercisable at June 30, 2013	4,467,511	$0.40	8.49	$423,433

Unrecognized expense at June 30, 2013	$6,222,535

The weighted average exercise price of stock options granted during the period was $0.31 and the related weighted average grant date fair value was $0.27 per share.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing price at fiscal year-end and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on the date indicated.

The following table summarizes information concerning options outstanding at June 30, 2013:

Awards Breakdown by Range as at June 30, 2013
	Outstanding			Vested
Exercise Price	Outstanding Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Stock Options	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.25 to $0.69	31,607,824	9.61	$0.31	4,173,973	8.64	$0.31
$1.16 to $1.75	495,000	6.09	$1.65	293,538	6.43	$1.68

The following table summarizes information concerning options outstanding at December 31, 2012:

Awards Breakdown by Range as at December 31, 2012
	Outstanding			Vested
Exercise Price	Outstanding Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Stock Options	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32 to $0.69	1,410,000	3.71	$0.43	374,997	2.98	$0.32
$1.16 to $1.80	545,000	6.33	$1.66	181,455	6.30	$1.69

The Company measures and recognizes compensation expense for all stock-based payment awards made to employees and directors based upon estimated fair values.

The Company recorded employee stock based compensation for the three months ended June 30, 2013 and 2012 of $1,184,045 and $95,568, respectively.

The Company recorded employee stock based compensation for the six months ended June 30, 2013 and 2012 of $1,277,794 and $210,429, respectively.

The Company expects to recognize $6,222,535 of stock based compensation to employees and directors over the next twelve months.

Valuation Assumptions

The Company calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The following ranges of assumptions were used for the six months ended June 30, 2013 and 2012.

	Six months ended June 30,
	2013	2012
Expected volatility	122% - 132%	65% to 73.4%
Risk-free interest rate	0.22% to 1.50%	0.39% to 0.51%
Forfeiture rate	16.0%	0.0%
Expected dividend rate	0.0%	0.0%
Expected life(years)	1.50 to 6.02	3.00 to 4.00

The expected volatility in 2013 is based on the historical publicly traded price of the Company’s common stock. The expected volatility prior to 2013 is based on the weighted average of the historical volatility of publicly traded surrogates in the Company’s peer group.

The risk-free interest rate assumption is based upon published interest rates appropriate for the expected life of the Company’s employee stock options.

The dividend yield assumption is based on the Company’s history of not paying dividends and no future expectations of dividend payouts.

The expected life of the stock options represents the weighted-average period that the stock options are expected to remain outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

Warrants issued to non-employees

In December 2010, the Company issued 700,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments are exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In January 2011, the Company issued 200,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments shall become exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In July 2011, the Company issued 5,000 warrants for consulting services. The warrants vest over a 4 year term and vest as follows: the first installment equaling 25% of the grant is exercisable on the first anniversary of the date of the warrant; and additional installments are exercisable monthly at the rate of 1/36 of the 75% grant balance over the ensuing 36 months.

In February 2012, the Company issued 25,000 warrants for consulting services. The warrants vest over twelve months beginning on the first monthly anniversary of the grant. The Company terminated the services of said consultant during the year ended December 31, 2012 and the warrants were canceled in accordance with the warrant agreement.

As of June 30, 2013, vested warrants totaled 736,138 pursuant to the three non-employee warrant agreements.

The warrants issued to non-employees were accounted for as derivative liabilities through June 17, 2013 pursuant to the authoritative guidance for equity based payments to non-employees. The warrants were valued using a Monte Carlo Simulation. See Note 5 for assumptions used in the Monte Carlo simulation.

The fair values of the warrants were estimated at the vesting date and are revalued at each subsequent reporting date. At December 31, 2012, the Company recorded derivative liabilities for the non-employee warrants totaling $95,041. On June 17, 2013, the Company converted this derivative liability valued at $176,555 into additional paid-in capital due to the fact that on that date the number of possible issuances of common shares was no longer indeterminate thereby removing the tainted equity environment.

The change in fair value of the derivative liabilities for the three months ended June 30, 2013 and 2012 was a loss of $33,835 and a gain of $129,987, respectively, which was recorded in change in fair value of derivative liabilities in the consolidated statements of operations. The increase in value of the derivative liabilities related to warrant vesting during the three months ended June 30, 2013 and 2012 was $14,388 and $33,883, respectively.

The change in fair value of the derivative liabilities for the six months ended June 30, 2013 and 2012 was a loss of $54,545 and $190,957, respectively, which was recorded in change in fair value of derivative liabilities in the consolidated statements of operations. The increase in value of derivative liabilities related to warrant vesting during the six months ended June 30, 2013 and 2012 was $29,969 and $33,883, respectively.

A summary of non-employee warrant activity under the 2010 Plan from December 31, 2012 to June 30, 2013 is presented below:

		Weighted -	Average
		Average	Remaining	Aggregate
	Number	Exercise Price	Contractual	Intrinsic
	Outstanding	Per Share	Life (Years)	Value
Outstanding at December 31, 2012	905,000	$0.33	4.10	$-
Granted	-	$-	-
Exercised	-	$-	-
Canceled/forfeited/expired	-	$-	-
Outstanding at June 30, 2013	905,000	$0.33	3.60	$81,000

Warrants vested and exercisable at June 30, 2013	736,138	$0.33	3.32	$65,999

The following table summarizes information concerning warrants outstanding at June 30, 2013:

Awards Breakdown by Range as at June 30, 2013
	Outstanding			Vested
Exercise Price	Outstanding Warrants	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Warrants	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32	900,000	3.61	$0.32	733,326	3.32	$0.32
$1.75	5,000	3.02	$1.75	2,812	3.02	$1.75

The following table summarizes information concerning warrants outstanding at December 31, 2012:

	Outstanding			Vested
Exercise Price	Outstanding Warrants	Weighted Average Remaining Contractual Life	Weighted Average Outstanding Exercise Price	Vested Warrants	Weighted Average Remaining Vested Contractual Life	Weighted Average Vested Stock Price
$0.32	900,000	4.10	$0.32	620,827	3.76	$0.32
$1.75	5,000	3.52	$1.75	2,187	3.52	$1.75

Warrants issued to note holders and placement agent

During the year ended December 31, 2011, the Company issued warrants for the purchase of 688,669 shares of common stock at $2.00 per share in connection with its private placement discussed above under Common Stock. The warrants are exercisable for four years from the date of issuance, and contain anti-dilution, or down round, price protection as long as the warrant remains outstanding. In addition, the Company issued warrants for the purchase of 153,515 shares of common stock at $2.00 per share in connection with the conversion of its outstanding Bridge Notes with a principal amount of $210,000 discussed above in Note 5 under Bridge Financing. The warrants are exercisable for four years from the date of issuance. In October 2012, the exercise price of the warrants was reduced from $2.00 per share to $0.50 per share as a result of the price protection guarantee contained in the warrant agreement. In June 2013, the exercise price of the warrants was reduced from $0.50 per share to $0.20 per share as a result of the price protection guarantee contained in the warrant agreement.

In June 2013, the Company issued warrants for the purchase of 27,249,550 shares of common stock at $0.20 per share in connection with the conversion of the Bridge Notes into equity. The warrants are exercisable for five years from the date of issuance.

In June 2013, the Company issued warrants for the purchase of 3,602,558 shares of common stock at $0.20 to the placement agent connected with the Bridge Note conversions and equity placements. The warrants are exercisable for five years from the date of issuance.

8.  Income Taxes

The Company maintains deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets include net operating loss carryforwards, deferred revenue and stock-based compensation. In assessing the potential realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers projected future taxable income and planning strategies in making this assessment. Based on the level of historical operating results and projections for the taxable income for the future, the Company has determined that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero. There can be no assurance that the Company will ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

The Company has determined that during 2010 it experienced a “change of ownership” as defined by Section 382 of the Internal Revenue Code.  As such, utilization of net operating loss carryforwards and credits generated before the 2010 change in ownership will be limited to approximately $207,000 per year until such carryforwards are fully utilized.  The pre change net operating loss carryforward was approximately $7,000,000.

9.  Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires companies to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its derivative liabilities.

At December 31, 2012 and June 30, 2013, the Company re-measured the derivative liability related to the common stock and warrants issued in 2011 (See Note 7 under Common Stock).

On May 13, 2013, the Company also recorded an earn-out payable related to the Sequence acquisition, see Note 3.

At December 31, 2012, the Company recorded a derivative liability related to the VMCO and the ASID in connection with its Bridge Notes (See Note 6), the common stock and warrants issued in 2011 (See Note 7 under Common Stock), and the non-employee warrants at the aggregate fair value of $3,074,504 utilizing unobservable inputs.

The change in fair value of these liabilities is included in other income (expense) in the consolidated statements of operations. The assumptions used in the Monte-Carlo simulation used to value the derivative liabilities involve expected volatility in the Company’s common stock, estimated probabilities related to the occurrence of a future financing, and interest rates. As all the assumptions employed to measure this liability are based on management’s judgment using internal and external data, this fair value determination is classified in Level 3 of the valuation hierarchy.

See Note 5 for a table that provides a reconciliation of the derivative liabilities from December 31, 2012 to June 30, 2013.

10.  Commitments and Contingencies

Litigation

In September 2012, the Company initiated litigation against a former client (the “Defendant”) for failure to pay the Company’s invoices for services rendered under its Master License and Services Agreement. The complaint was filed in Superior Court of California, San Diego County. The litigation seeks to recover $67,795 in services and interest penalties. As of June 30, 2013, negotiations to settle the litigation with the Defendant have ceased, and the Company is seeking to obtain a judgment against the Defendant.

Operating Lease and Lease Exit Obligation

The Company has a lease agreement for 6,730 square feet, as amended, for its office facilities in Chandler Arizona through December 2015.  Monthly rental payments, excluding common area maintenance charges, are $11,557 in 2013, $11,958 in 2014 and $12,357 in 2015.

The minimum lease payments required over the next five years is shown below.

Minimum Lease Payments
2013	$71,136
2014	143,492
2015	148,281
2016	-
2017	-
Thereafter	-
$362,909

The Company had a lease agreement for its office facilities in San Diego, California through September 2012. Upon signing a lease agreement for the facility in Chandler, the Company determined it no longer needed the San Diego facility. The property was vacated in November 2011 and returned to the owner. As of June 30, 2013, the Company has a Lease Exit Obligation which consists of unpaid rent totaling $24,615 for the period December 2011 through September 2012. The Company expects no further charges in relation to this lease exit obligation, aside from actual common area maintenance charges reconciled against the estimate.

Rent expense for both the San Diego, California, and Chandler, Arizona facilities (including related common area maintenance charges and lease abandonment charges) was $43,874 and $43,329, respectively, for the three months ended June 30, 2013 and 2012. Rent expense for the six months ended June 30, 2013 and 2012 was $86,669 and 92,617, respectively.

11.  Employee Benefit Plan

The Company has an employee savings plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), covering all of its employees. Participants in the Plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. During the six months ended June 30, 2013 and 2012, the Company made no contributions to the Plan.

12.  Related Party Transactions

Prior to the reverse merger on November 2, 2010, Optimal Payments Corporation converted $570,534 of debt into $370,534 worth of Mobivity Inc. common stock and $200,000 of prepaid services to be rendered by Mobivity. A member of the Company's Board of Directors is currently President of Sterling Card Solutions, which has a minority ownership position in Optimal Payments Corporation. The Company recognized deferred revenue from this related party during the three months ended June 30, 2013 and 2012 totaling $-0- and $51,000, respectively. The Company recognized deferred revenue from this related party during the six months ended June 30, 2013 and 2012 totaling $-0- and $84,000, respectively. Optimal Payments Corporation ceased being a related party in June 2013.

In April 2013, the Company issued a new Bridge Note to its Chief Financial Officer totaling $20,000 that contains the same rights and privileges as the previously issued new Bridge Notes, the due date of which was extended to October 15, 2013. The note and accrued interest were converted into 189,812 shares of common stock and he received five-year warrants to purchase 189,812 shares of common stock exercisable at $0.20 per share.

In May 2013, the Company issued a new Bridge Note to its Chief Executive Officer totaling $17,500 that contains the same rights and privileges as the previously issued and amended new Bridge Notes. The note and accrued interest were converted into 88,243 shares of common stock and he received five-year warrants to purchase 88,243 shares of common stock exercisable at $0.20 per share.

13.  Subsequent Events

In August, the Company sold 720,000 shares of common stock and received net proceeds of $137,428. The Company issued the placement agent five-year warrants to purchase 32,900 shares of common stock at $0.20 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mobivity Holdings Corp.
Chandler, AZ 85225

We have audited the accompanying consolidated balance sheets of Front Door Insights, LLC (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, members' equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2012 and 2011 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operations and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
August 5, 2013

Front Door Insights LLC
Balance Sheets

	December 31,
	2012	2011

Current Assets
Cash	$6,523	$82,575
Accounts receivable	25,873	27,497
Total assets	$32,396	$110,072

Current Liabilities
Accounts payable and accrued liabilities	$34,779	$35,466
Deferred revenue from related party	189,583	-
Deferred revenue	164	7,561
Due to related parties	15,000	298,986
Member loans	105,001	100,000
Total current liabilities	344,527	442,013

Members' Deficit
Contributed capital	630,552	369,802
Accumulated deficit	(942,683)	(701,743)
Total Members' Deficit	(312,131)	(331,941)
Total Liabilities and Members' Deficit	$32,396	$110,072

The accompanying notes are an integral part of these financial statements.

Front Door Insights LLC
Statements of Operations

	Years ended December 31,
	2012	2011
Revenues	$339,762	$84,934
Revenues from related party	8,035	5,828
Total revenues	347,797	90,762
Cost of revenues	183,819	57,051
Gross margin	163,978	33,711

Operating expenses
General and administrative	155,568	219,516
Sales and marketing	45,292	52,903
Engineering, research and development	199,953	131,442
Total operating expenses	400,813	403,861

Loss from operations	(236,835)	(370,150)
Interest expense	(4,105)	(28,142)
Net loss	$(240,940)	$(398,292)

The accompanying notes are an integral part of these financial statements.

Front Door Insights LLC
Statement of Changes in Members' Deficit

	Contributed Capital	Accumulated Deficit	Accumulated Withdrawals	Members' Deficit
Balance at December 31, 2010	$300,003	$(303,451)	$(100,000)	$(103,448)
Contributions from members	208,857	-	-	208,857
Withdrawals by members	-	-	(67,200)	(67,200)
Imputed interest	28,142	-	-	28,142
Net loss	-	(398,292)	-	(398,292)
Balance at December 31, 2011	537,002	(701,743)	(167,200)	(331,941)
Contributions from members	60,000	-	-	60,000
Contributions from third party	200,000	-	-	200,000
Imputed interest	750	-	-	750
Net loss	-	(240,940)	-	(240,940)
Balance at December 31, 2012	$797,752	$(942,683)	$(167,200)	$(312,131)

The accompanying notes are an integral part of these financial statements.

Front Door Insights LLC
Statements of Cash Flows

	Years ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net loss	$(240,940)	$(398,292)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Imputed interest	750	28,142
Increase (decrease) in cash resulting from changes in:
Accounts receivable	1,624	(23,046)
Accounts payable and accrued liabilities	(687)	11,912
Deferred revenue from related party	189,583	-
Deferred revenue	(7,397)	2,170
Due to related parties	(33,986)	262,216
Net cash used in operating activities	(91,053)	(116,898)

FINANCING ACTIVITIES
Proceeds from member loans	105,001	170,000
Payments on member loans	(150,000)	-
Capital contributions	60,000	83,857
Member ownership redemption	-	(67,200)
Net cash provided by financing activities	15,001	186,657

Net change in cash	(76,052)	69,759
Cash at beginning of period	82,575	12,816
Cash at end of period	$6,523	$82,575

Supplemental disclosures of cash flow information:
Cash paid during the period for :
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of member loan to contributed capital	$-	$125,000
Conversion of related party payable to contributed capital	$200,000	$-

The accompanying notes are an integral part of these financial statements.

Front Door Insights LLC
Notes to Financial Statements

1.           Summary of significant accounting policies

Nature of operations

Front Door Insights LLC (the “Company”) offers a wide array of mobile marketing services delivered via an elegant and intuitive web-based platform. Services include customer engagement, customer surveys, customer rewards, text-to-win contests and brand loyalty rewards.  Front Door Insights utilizes a standard SMS text messaging program for the services which means users never pay a premium to send or receive an SMS text reply to a survey or customer satisfaction comment card; users simply pay their wireless service provider according to their current text messaging usage agreement.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Going concern

The Company’s financial statements have been prepared assuming that they will continue as a going concern.  Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has incurred losses through the year ended December 31, 2012, has a net working capital deficiency as of December 31, 2012, and has an accumulated deficit of $942,683 as of December 31, 2012.  These factors among others create a substantial doubt about the Company’s ability to continue as a going concern. The Company is dependent upon sufficient future revenues or obtaining financing in order to meet the Company’s operating cash requirements.  Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, the Company will not have sufficient cash to continue to fund the operations of the Company through December 31, 2013.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant estimates used are those related to asset impairments, the valuation and useful lives of depreciable tangible assets, and the valuation allowance of deferred tax assets.  Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.  Cash equivalents primarily represent funds invested in money market funds, bank certificates of deposit and U.S. government debt securities whose cost equals fair market value.  At December 31, 2012 and 2011, respectively, the Company had no cash equivalents.

Fair value of financial instruments

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

●	Level 1. Observable inputs such as quoted prices in active markets;

●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
	$-	$-	$-	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2011 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
	$-	$-	$-	$-

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and notes payable. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of notes payable also approximates fair value because their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers.  Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible.  Since the Company cannot necessarily predict future changes in the financial stability of our customers, the Company cannot guarantee that its reserves will continue to be adequate.  The Company’s allowance for doubtful accounts totaled $6,241 and $-0- at December 31, 2012 and 2011, respectively.

As of December 31, 2012, the Company had two unaffiliated customers whose balances represented 35% of total accounts receivable, and one related party customer whose balance represented 10% of total accounts receivable.

As of December 31, 2011, the Company had three unaffiliated customers whose balances represented 51% of total accounts receivable.

Revenue recognition

The Company generates revenue from licensing its software to clients in its software as a service (Saas) model, per-message and per-minute transactional fees, and customized professional services. The Company recognizes license fees and setup fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place.  The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain.  The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting.

The Company recorded revenue from a related party for the years ended December 31, 2012 and 2011 totaling $8,035 and $5,828, respectively.

During the year ended December 31, 2012, one customer accounted for 13% of the Company’s revenues. No single customer accounted for more than 10% of the Company’s revenues during the year ended December 31, 2011.

Income taxes

Organized as a limited liability company, the Company is not a taxable entity for income tax purposes.  Items of membership income, deductions and credits are allocated among the members for inclusion in their respective income tax returns.

Recently adopted accounting pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In October 2012, the FASB issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No.  2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

In December 2011, FASB issued ASU 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” in Accounting Standards Update No. 2011-11. This update enhances disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such; we do not expect that the adoption of this standard will have a material impact on our results of operations, cash flows or financial condition.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” in Accounting Standards Update No. 2011-08. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” in Accounting Standards Update No. 2011-04. This update clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This update is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The Company does not expect that adopting this update will have a material impact on its consolidated financial statements.

2.  Member loans (related parties)

Prior to January 1, 2011, none of the members of the Company made loans to the Company.

2011

In 2011, one member (also a related party) of the Company made loans to the Company totaling $150,000.  Of this amount, $100,000 was cash and $50,000 was the assumption of amounts payable to Front Door Direct (“FDD”), a related party, see Note 6.  Also in 2011, $125,000 of this member’s loan balance was transferred to his capital account, resulting in an outstanding loan balance of $25,000 at December 31, 2011.

In 2011, one member (also a related party) of the Company made loans to the Company totaling $75,000.  Of this amount, $70,000 was cash and $5,000 was the assumption of amounts payable to FDD.  This member’s outstanding loan balance was $75,000 at December 31, 2011.

The member loans were not evidenced with formal written agreements and did not bear interest. The Company imputed interest in the amount of $6,493 to additional paid in capital at a rate of 10% which is consistent with the amount paid for other loans during the 2012 fiscal year. The balance of the loans outstanding at December 31, 2011 totaled $100,000, which is recorded as member loans in the balance sheet.

2012

In 2012, $125,000 was transferred from one member’s capital account into a loan, and this member’s loan balance after this transaction was $150,000.  This balance was satisfied through repayment in cash of $75,000, and the transfer of $75,000 back into the member’s capital account.  Subsequently in 2012, this member made cash loans to the Company totaling $36,690, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, the outstanding balance of one member’s loan of $75,000 was repaid in cash, reducing the loan balance to zero.  Subsequently in 2012, this member made cash loans to the Company totaling $29,190, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, one member made a cash loan to the Company of $4,478, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, one member made cash loans to the Company totaling $34,643, which is the outstanding loan balance for this member at December 31, 2012.

Accrued interest on the loans with stated interest rates of 10% was $3,355 for the year ended December 31, 2012; no stated interest was charged in 2011.  Imputed interest charged during 2012 was $750 on loans which had no stated interest.

The member loans to the Company made in 2012 were evidenced by written agreements.  The balance of the loans outstanding at December 31, 2012 totaled $105,001, which is recorded as member loans in the balance sheet.  The interest rate on the loans is 10% per annum, and the loans do not have a due date.

3.  Deferred revenue

In January 2012, the Company entered into a License and Service Agreement with Design Wizards, LLC (“Design Wizards”). Pursuant to the agreement, the Company granted Design Wizards a non-exclusive, royalty free license to use certain of its software and agreed to maintain the software (the “services”) for a period of two years. The agreement provides that the Company transfer the source code for the licensed software to Design Wizards at the end of two years.

Consideration for the license consisted of $350,000 in cash, all of which was collected in 2012; and the agreement that Design Wizards would produce yellow pages publications for FDD for a period of five years at varying annual costs which were not enumerated in the agreement.

The Company is recognizing the $350,000 received for the license over two years, which is the period at the end of which the source code is transferred to Design Wizards.  The Company recognized revenue of $160,417 in 2012 related to this transaction, and deferred revenue at December 31, 2012 totals $189,583.

The Company sold the yellow pages publication rights obtained from Design Wizards to FDD for $200,000 in 2012, and reduced its liability to FDD for working capital advances. The Company recorded the $200,000 as contributed capital in the statement of changes in members’ deficit for the year ended December 31, 2012. See Note 6.

Deferred revenue from setup fees to third party customers was $7,561 and $164 for the years ended December 31, 2011 and 2012, respectively.

4.  Members’ deficit

2011

In 2011, one member’s loan amount of $125,000 was transferred into his capital account.

In 2011, the Company repurchased one member’s interest in the Company for $67,200.

In 2011, the Company entered into an agreement with a new member for $83,857 in exchange for 48 shares of the Company.

In 2011, $28,142 of contributed capital was added due to imputed interest from the member loans and the due from FDD loan.

2012

In 2012, $125,000 of one member’s capital account was transferred into his loan account; $50,000 was transferred into his capital account from the payable to FDD; and $75,000 was transferred from the member’s loan account back into his capital account. The net impact of these transactions on the member’s capital account was zero.

In 2012, the Company entered into an agreement with a new member for $60,000 in exchange for 17.17 shares of the Company.

In 2012, $750 of contributed capital was added due to the imputed interest from the member loans.

In 2012, $200,000 of contributed capital was added due to the reduction of debt by FDD to the Company.

5.  Commitments and contingencies

The Company had no operating leases or other commitments with terms in excess of one year as of December 31, 2012 and 2011, except as noted below.

Office lease

From November 2010 to September 2012, the Company had a lease agreement for its office space that provided for monthly rental payments of $800. In September, 2012, the Company entered into a new lease agreement for office space for the period October 2012 through September 2013 that provides for monthly rental payments of $600 per month.

At December 31, 2012, future minimum payments under the operating lease total $5,400.

Rent expense under the lease agreements for the years ended December 31, 2012 and 2011 totaled $9,600 and $9,000, respectively.

Other

The Company granted a limited lifetime license of the Company’s software to a customer.  See Note 3 – deferred revenue.

6.  Related party transactions

Members

As discussed in Note 2, the Company members had loan transactions with the Company during the years ended December 31, 2012 and 2011.

Front Door Direct LLC

Front Door Direct LLC (“FDD”), also known as TEL Media Group LLC, is owned by one or more members of the Company.  The Company and FDD have no formal written agreement between the two companies, and the nature of the relationship is that FDD provides working capital to the Company.  FDD enters into transactions on the Company’s behalf, and provides information to the Company for recording the transactions.

During the years ended December 31, 2012 and 2011, the Company recorded $78,000 and $339,000 in expense with the offset to Due to FDD as FDD provided the operating cash necessary to pay these expenses.

In 2012, FDD purchased, for $200,000, the yellow book production rights that the Company obtained from Design Wizards. The Company reduced its obligation to FDD with the proceeds. See Note 3.

As of December 31, 2012 and 2011, the Company owed FDD $-0- and $298,961, respectively, which are recorded in due to related parties on the balance sheets. The Company recorded imputed interest of $21,649 on the amount owed to FDD during the year ended December 31, 2011.

The Company recorded revenue from FDD for the years ended December 31, 2012 and 2011 totaling $8,035 and $5,828, respectively.

Solis Tech LLC

The Company entered into a master agreement for professional services and a dedicated resources agreement with Solis Tech LLC (“Solis”) in January 2012.  Solis is owned by one or more members of the Company.  Pursuant to these agreements, Solis provides information technology resources to support the Company’s suite of web and mobile applications. The agreements do not have a defined termination date.

During the year ended December 31, 2012, the Company paid $231,000 to Solis for services under the agreements.

As of December 31, 2012, the Company had no amounts outstanding to Solis under the agreements.

In 2012, Solis made cash loans to the Company totaling $15,000, which is recorded in due to related parties at December 31, 2012 on the balance sheet.

FRS Insights Inc.

FRS Insights Inc. (“FRS”) is owned by one or more members of the Company.  The Company and FRS have no formal written agreement between the two companies, and the nature of the relationship is that FRS provides administrative support to the Company.

During the years ended December 31, 2012 and 2011, the Company recorded $11,000 and $-0-, respectively, of administrative support expenses from FRS.

At December 31, 2012 and 2011, the Company had outstanding amounts to FRS of $-0- and $25, respectively, which are recorded in due to related parties on the balance sheets.

7.  Subsequent events

On May 20, 2013, Mobivity Holdings Corp. (“Mobivity”) acquired the assets of the Company, pursuant to an asset purchase agreement dated May 20, 2013 between Mobivity, the Company, and the members of the Company. Pursuant to the asset purchase agreement, Mobivity acquired all of the assets of the Company, except for certain existing service contracts, and assumed a commercial lease, in consideration of Mobivity’s payment of $100,000, delivery a promissory note in the principal amount of $1,400,000 and issuance of 7,000,000 shares of Mobivity common stock. The assets and liabilities acquired from the Company consisted of cash on hand, accounts receivable, accounts payable, all rights under all contracts other than excluded contracts, and all technology and intellectual property rights.

The promissory note delivered by Mobivity to the Company under the asset purchase agreement is non-interest bearing and is due and payable on August 20, 2013.  This note was repaid in full on June 17, 2013.

The asset purchase agreement includes a working capital adjustment pursuant to which the number of shares issuable to the Company will be increased, or decreased, in the event the working capital of the Company exceeds, or is less than, $10,000, respectively, as of the closing. In either event, the number of shares issuable to the Company will be increased or decreased, as the case may be, by a share amount equal to the amount by which the working capital as of the closing exceeds or is less than $10,000, divided by $0.25. Pursuant to the asset purchase agreement, 25% of the shares to be issued to the Company, or 1,750,000 shares, will be held in escrow and available for offset against any claims for indemnification that might be brought by Mobivity against the Company or its members, during the first 12 months following the close, for certain breaches of the asset purchase agreement.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. The Company and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of the Company, except in each case on behalf of Mobivity.

Front Door Insights LLC
Balance Sheets

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)

Current Assets
Cash	$15,180	$6,523
Accounts receivable	30,791	25,873
Other current assets	1,416	-
Total assets	$47,387	$32,396

Current Liabilities
Accounts payable and accrued liabilities	$40,702	$34,779
Deferred revenue from related party	145,833	189,583
Deferred revenue	-	164
Due to related parties	15,000	15,000
Member loans	202,501	105,001
Total current liabilities	404,036	344,527

Members' Deficit
Contributed capital	625,877	630,552
Accumulated deficit	(982,526)	(942,683)
Total Members' Deficit	(356,649)	(312,131)
Total Liabilities and Members' Deficit	$47,387	$32,396

The accompanying notes are an integral part of these financial statements (unaudited).

Front Door Insights LLC
Statements of Operations
(Unaudited)

	Three months ended March 31,
	2013	2012
Revenues	$99,688	$66,757
Revenues from related party	4,396	2,339
Total revenues	104,084	69,096
Cost of revenues	37,260	42,835
Gross margin	66,824	26,261

Operating expenses
General and administrative	37,892	45,882
Sales and marketing	3,687	27,899
Engineering, research and development	61,414	18,806
Total operating expenses	102,993	92,587

Loss from operations	(36,169)	(66,326)
Other income from related party	-	-
Interest expense	(3,674)	(750)
Net income (loss)	$(39,843)	$(67,076)

The accompanying notes are an integral part of these financial statements (unaudited).

Front Door Insights LLC
Statement of Changes in Members' Deficit
(Unaudited)

	Contributed Capital	Accumulated Deficit	Accumulated Withdrawals	Members' Deficit
Balance at December 31, 2012	$797,752	$(942,683)	$(167,200)	$(312,131)
Withdrawals by members	-	-	(4,675)	(4,675)
Net loss	-	(39,843)	-	(39,843)
Balance at March 31, 2013	$797,752	$(982,526)	$(171,875)	$(356,649)

The accompanying notes are an integral part of these financial statements (unaudited).

Front Door Insights LLC
Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$(39,843)	$(67,076)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Imputed interest	-	750
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(4,918)	6,880
Other current assets	(1,416)	(77,020)
Accounts payable and accrued liabilities	5,923	(5,848)
Deferred revenue from related party	(43,750)	320,833
Deferred revenue	(164)	(2,060)
Due to related parties	-	(48,582)
Net cash provided by (used in) operating activities	(84,168)	127,877

FINANCING ACTIVITIES
Proceeds from member loans	97,500	-
Payments on member loans	-	(150,000)
Member ownership redemption	(4,675)	-
Net cash provided by (used in) financing activities	92,825	(150,000)

Net change in cash	8,657	(22,123)
Cash at beginning of period	6,523	82,575
Cash at end of period	$15,180	$60,452

Supplemental disclosures of cash flow information:
Cash paid during the period for :
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of related party payable to contributed capital	$-	$200,000
Conversion of related party payable to member loan	$-	$50,000

The accompanying notes are an integral part of these financial statements (unaudited).

Front Door Insights LLC
Notes to Financial Statements

1.  Summary of significant accounting policies

Nature of operations

Front Door Insights LLC (the “Company”) offers a wide array of mobile marketing services delivered via an elegant and intuitive web-based platform. Services include customer engagement, customer surveys, customer rewards, text-to-win contests and brand loyalty rewards.  Front Door Insights utilizes a standard SMS text messaging program for the services which means users never pay a premium to send or receive an SMS text reply to a survey or customer satisfaction comment card; users simply pay their wireless service provider according to their current text messaging usage agreement.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Going concern

The Company’s financial statements have been prepared assuming that they will continue as a going concern.  Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has incurred losses through March 31, 2013, has a net working capital deficiency as of March 31, 2013, and has an accumulated deficit of $982,526 as of March 31, 2013.  These factors among others create a substantial doubt about the Company’s ability to continue as a going concern. The Company is dependent upon sufficient future revenues or obtaining financing in order to meet the Company’s operating cash requirements.  Barring the Company’s generation of revenues in excess of its costs and expenses or its obtaining additional funds from equity or debt financing, the Company will not have sufficient cash to continue to fund the operations of the Company through December 31, 2013.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Significant estimates used are those related to asset impairments, the valuation and useful lives of depreciable tangible assets, and the valuation allowance of deferred tax assets.  Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.  Cash equivalents primarily represent funds invested in money market funds, bank certificates of deposit and U.S. government debt securities whose cost equals fair market value.  At March 31, 2013 and December 31, 2012, respectively, the Company had no cash equivalents.

Fair value of financial instruments

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

●	Level 1. Observable inputs such as quoted prices in active markets;

●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following table presents assets and liabilities that are measured and recognized at fair value as of March 31, 2013 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
	$-	$-	$-	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012 on a recurring and non-recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)
	$-	$-	$-	$-

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities and notes payable. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of notes payable also approximates fair value because their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Accounts receivable

Accounts receivable are carried at their estimated collectible amounts. The Company grants unsecured credit to substantially all of its customers.  Ongoing credit evaluations are performed and potential credit losses are charged to operations at the time the account receivable is estimated to be uncollectible.  Since the Company cannot necessarily predict future changes in the financial stability of our customers, the Company cannot guarantee that its reserves will continue to be adequate.  The Company’s allowance for doubtful accounts totaled $6,241 and $6,241 at March 31, 2013 and December 31, 2012, respectively.

As of March 31, 2013, the Company had two unaffiliated customers whose balances represented 33% of total accounts receivable.

As of December 31, 2012, the Company had two unaffiliated customers whose balances represented 35% of total accounts receivable, and on related party customer whose balance represented 10% of total accounts receivable.

Revenue recognition

The Company generates revenue from licensing its software to clients in its software as a service (Saas) model, per-message and per-minute transactional fees, and customized professional services. The Company recognizes license fees and setup fees over the period of the contract, service fees as the services are performed, and per-message or per-minute transaction revenue when the transaction takes place. The Company recognizes revenue at the time that the services are rendered, the selling price is fixed, and collection is reasonably assured, provided no significant obligations remain.  The Company considers authoritative guidance on multiple deliverables in determining whether each deliverable represents a separate unit of accounting.

The Company recorded revenue from a related party for the three months ended March 31, 2013 and 2012 totaling $4,396 and $2,339, respectively.

During the three months ended March 31, 2013 and 2012, one customer accounted for 17% and 14%, respectively, of the Company’s revenues.

Income taxes

Organized as a limited liability company, the Company is not a taxable entity for income tax purposes.  Items of membership income, deductions and credits are allocated among the members for inclusion in their respective income tax returns.

Recently adopted accounting pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In October 2012, the FASB issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No.  2012-02. ASU 2012-2 allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of the provisions of ASU No. 2012-02 will not have a material impact on the Company's financial position or results of operations.

In December 2011, FASB issued ASU 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” in Accounting Standards Update No. 2011-11. This update enhances disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such; we do not expect that the adoption of this standard will have a material impact on our results of operations, cash flows or financial condition.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment” in Accounting Standards Update No. 2011-08. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” in Accounting Standards Update No. 2011-04. This update clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This update is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The Company does not expect that adopting this update will have a material impact on its consolidated financial statements.

2.  Member loans (related parties)

2012

In 2012, $125,000 was transferred from one member’s capital account into a loan, and this member’s loan balance after this transaction was $150,000.  This balance was satisfied through repayment in cash of $75,000, and the transfer of $75,000 back into the member’s capital account.  Subsequently in 2012, this member made cash loans to the Company totaling $36,690, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, the outstanding balance of one member’s loan of $75,000 was repaid in cash, reducing the loan balance to zero.  Subsequently in 2012, this member made cash loans to the Company totaling $29,190, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, one member made a cash loan to the Company of $4,478, which is the outstanding loan balance for this member at December 31, 2012.

In 2012, one member made cash loans to the Company totaling $34,643, which is the outstanding loan balance for this member at December 31, 2012.

Accrued interest on the loans with stated interest rates of 10% was $3,355 for the year ended December 31, 2012; no stated interest was charged in 2011.  Imputed interest charged during 2012 was $750 on loans which had no stated interest.

The member loans to the Company made in 2012 were evidenced by written agreements.  The balance of the loans outstanding at December 31, 2012 totaled $105,001, which is recorded as member loans in the balance sheet.  The interest rate on the loans is 10% per annum, and the loans do not have a due date.

2013

In 2013, two members made cash loans to the Company totaling $97,500. The interest rate on the loans is 10%, and the loans to not have a due date. The balance of member loans totaled $202,501 at March 31, 2013.

The Company recorded interest expense related to member loans during the three months ended March 31, 2013 and 2012 totaling $3,674 and $750, respectively.

3.  Deferred revenue

In January 2012, the Company entered into a License and Service Agreement with Design Wizards, LLC (“Design Wizards”). Pursuant to the agreement, the Company granted Design Wizards a non-exclusive, royalty free license to use certain of its software and agreed to maintain the software (the “services”) for a period of two years. The agreement provides that the Company transfer the source code for the licensed software to Design Wizards at the end of two years.

Consideration for the license consisted of $350,000 in cash, all of which was collected in 2012; and the agreement that Design Wizards would produce yellow pages publications for FDD for a period of five years at varying annual costs which were not enumerated in the agreement.

The Company is recognizing the $350,000 received for the license over two years, which is the period at the end of which the source code is transferred to Design Wizards.  During the three months ended March 31, 2013 and 2012, the Company recognized revenue of $43,750 and $29,167, respectively. Deferred revenue at March 31, 2013 and December 31, 2012 totals $145,833 and $189,583, respectively.

The Company sold the yellow pages publication rights obtained from Design Wizards to FDD for $200,000 in 2012, and reduced its liability to FDD for working capital advances. The Company recorded the $200,000 as contributed capital in the statement of changes in members’ deficit for the year ended December 31, 2012. See Note 6.

Deferred revenue from setup fees to third party customers was $-0- and $164 at March 31, 2013 and December 31, 2012, respectively.

4.  Members’ deficit

2012

In 2012, $125,000 of one member’s capital account was transferred into his loan account; $50,000 was transferred into his capital account from the payable to FDD; and $75,000 was transferred from the member’s loan account back into his capital account. The net impact of these transactions on the member’s capital account was zero.

In 2012, the Company entered into an agreement with a new member for $60,000 in exchange for 17.17 shares of the Company.

In 2012, $750 of contributed capital was added due to the imputed interest from the member loans.

In 2012, $200,000 of contributed capital was added due to the reduction of debt by FDD to the Company.

2013

In 2013, the Company repurchased one member’s interest in the Company for $4,675.

5.  Commitments and contingencies

The Company had no operating leases or other commitments with terms in excess of one year as of March 31, 2013, except as noted below.

Office lease

From November 2010 to September 2012, the Company had a lease agreement for its office space that provided for monthly rental payments of $800. In September, 2012, the Company entered into a new lease agreement for office space for the period October 2012 through September 2013 that provides for monthly rental payments of $600 per month.

At March 31, 2013, future minimum payments under the operating lease total $3,600.

Rent expense under the lease agreements for the three months ended March 31, 2013 and 2012 totaled $1,800 and $2,400, respectively.

Other

The Company granted a limited lifetime license of the Company’s software to a customer.  See Note 3 – deferred revenue.

6.  Related party transactions

Members

As discussed in Note 2, the Company members had loan transactions with the Company during the three months ended March 31, 2013.

Front Door Direct LLC

Front Door Direct LLC (“FDD”), also known as TEL Media Group LLC, is owned by one or more members of the Company.  The Company and FDD have no formal written agreement between the two companies, and the nature of the relationship is that FDD provides working capital to the Company.  FDD enters into transactions on the Company’s behalf, and provides information to the Company for recording the transactions.

During the three months ended March 31, 2013 and 2012, the Company recorded $-0- and $29,870, respectively, in expense with the offset to Due to FDD as FDD provided the operating cash necessary to pay these expenses.

In 2012, FDD purchased, for $200,000, the yellow book production rights that the Company obtained from Design Wizards. The Company reduced its obligation to FDD with the proceeds. See Note 3.

The Company recorded revenue from FDD for the three months ended March 31, 2013 and 2012 totaling $4,936 and $2,339, respectively.

Solis Tech LLC

The Company entered into a master agreement for professional services and a dedicated resources agreement with Solis Tech LLC (“Solis”) in January 2012.  Solis is owned by one or more members of the Company.  Pursuant to these agreements, Solis provides information technology resources to support the Company’s suite of web and mobile applications. The agreements do not have a defined termination date.

During the three months ended March 31, 2013 and 2012, the Company paid $61,414 and $50,226, respectively to Solis for services under the agreements.

As of March 31, 2013 and December 31, 2012, the Company had no amounts outstanding to Solis under the agreements.

In 2012, Solis made cash loans to the Company totaling $15,000, which is recorded in due to related parties at March 31, 2013 and December 31, 2012 on the balance sheets.

FRS Insights Inc.

FRS Insights Inc. (“FRS”) is owned by one or more members of the Company.  The Company and FRS have no formal written agreement between the two companies, and the nature of the relationship is that FRS provides administrative support to the Company.

During the three months ended March 31, 2013 and 2012, the Company recorded $4,000 and $3,000, respectively, of administrative support expenses from FRS.

At March 31, 2013 and December 31, 2012 and 2011, the Company had outstanding amounts to FRS of $-0- and $404, respectively, which are recorded in due to related parties on the balance sheets.

7.  Subsequent events

On May 20, 2013, Mobivity Holdings Corp. (“Mobivity”) acquired the assets of the Company, pursuant to an asset purchase agreement dated May 20, 2013 between Mobivity, the Company, and the members of the Company. Pursuant to the asset purchase agreement, Mobivity acquired all of the assets of the Company, except for certain existing service contracts, and assumed a commercial lease, in consideration of Mobivity’s payment of $100,000, delivery a promissory note in the principal amount of $1,400,000 and issuance of 7,000,000 shares of Mobivity common stock. The assets and liabilities acquired from the Company consisted of cash on hand, accounts receivable, accounts payable, all rights under all contracts other than excluded contracts, and all technology and intellectual property rights.

The promissory note delivered by Mobivity to the Company under the asset purchase agreement is non-interest bearing and is due and payable on August 20, 2013.  This note was repaid in full on June 17, 2013.

The asset purchase agreement includes a working capital adjustment pursuant to which the number of shares issuable to the Company will be increased, or decreased, in the event the working capital of the Company exceeds, or is less than, $10,000, respectively, as of the closing. In either event, the number of shares issuable to the Company will be increased or decreased, as the case may be, by a share amount equal to the amount by which the working capital as of the closing exceeds or is less than $10,000, divided by $0.25. Pursuant to the asset purchase agreement, 25% of the shares to be issued to the Company, or 1,750,000 shares, will be held in escrow and available for offset against any claims for indemnification that might be brought by Mobivity against the Company or its members, during the first 12 months following the close, for certain breaches of the asset purchase agreement.

The asset purchase agreement contains customary representations, warranties and covenants by the parties, including each party’s agreement to indemnify the other against any claims or losses arising from their breach of the asset purchase agreement. The Company and its members have also agreed that for a period of three years following the closing not to engage in the business of providing interactive mobile marketing platforms or services or to solicit the pre-closing clients, vendors or employees of the Company, except in each case on behalf of Mobivity.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Balance Sheets
As of March 31, 2013

	Mobivity	FDI	Pro forma adjustments		Pro forma combined
ASSETS
Current assets
Cash	$44,182	$15,180	$100,000	(a)	$49,682
			5,500	(b)
			(100,000)	(b)
			(15,180)	(c)
Other current assets	496,142	32,207	27,467	(b)	523,609
			(32,207)	(c)
Total current assets	540,324	47,387	(14,420)		573,291

Goodwill	2,259,624	-	1,574,325	(b)	3,833,949
Intangible assets, net	412,155	-	1,055,000	(b)	1,467,155
Other assets	46,055	-	-		46,055
TOTAL ASSETS	$3,258,158	$47,387	$2,614,905		$5,920,450

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$608,114	$40,702	$46,219	(b)	$654,333
			(40,702)	(c)
Accrued interest	429,399	-	-		429,399
Convertible notes payable, net of discount	4,237,633	-	1,400,885	(a)	5,638,518
Notes payable, net of discount	171,984	202,501	(202,501)	(c)	171,984
Derivative liabilities	4,194,373	-	64,211	(a)	4,258,584
Other current liabilities	609,491	160,833	116,667	(b)	726,158
			(160,833)	(c)
Total current liabilities	10,250,994	404,036	1,223,946		11,878,976

Commitments and Contingencies
Stockholders' equity (deficit)
Common Stock	23,218		7,000	(b)	30,218
Common stock payable	1,711,490		-		1,711,490
Additional paid-in capital	25,521,840	625,877	1,027,310	(b)	26,549,150
			(625,877)	(c)
Accumulated deficit	(34,249,384)	(982,526)	982,526	(c)	(34,249,384)
Total stockholders' equity (deficit)	(6,992,836)	(356,649)	1,390,959		(5,958,526)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,258,158	$47,387	$2,614,905		$5,920,450

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the three months ended March 31, 2013

	Mobivity	FDI	Pro forma adjustments		Pro forma combined
Revenues
Revenues	$1,027,993	$104,084	$-		$1,132,077
Cost of revenues	284,622	37,260	-		321,882
Gross margin	743,371	66,824	-		810,195

Operating expenses
General and administrative	532,628	37,892	-		570,520
Sales and marketing	362,896	3,687	1,175,425	(e)	1,542,008
Engineering, research, and development	94,055	61,414	-		155,469
Depreciation and amortization	33,813	-	44,016	(f)	77,829
Total operating expenses	1,023,392	102,993	1,219,441		2,345,826

Loss from operations	(280,021)	(36,169)	(1,219,441)		(1,535,631)

Other income/(expense)
Interest income	3	-	-		3
Interest expense	(1,447,359)	(3,674)	(92,408)	(d))	(1,543,441)
Change in fair value of derivative liabilities	(1,001,550)	-	-		(1,001,550)
Gain on adjustment in contingent consideration	305,712	-	-		305,712
Total other income/(expense)	(2,143,194)	(3,674)	(92,408)		(2,239,276)

Loss before income taxes	(2,423,215)	(39,843)	(1,311,849)		(3,774,907)

Income tax expense	-	-	-		-

Net loss	$(2,423,215)	$(39,843)	$(1,311,849)		$(3,774,907)

Net loss per share - basic and diluted	$(0.10)				$(0.12)

Weighted average number of shares
during the period - basic and diluted	23,218,117				30,218,117

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Mobivity Holdings Corp.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2012

	Mobivity	FDI	Pro forma adjustments		Pro forma combined
Revenues
Revenues	$4,079,745	$347,797	$-		$4,427,542
Cost of revenues	1,300,325	183,819	-		1,484,144
Gross margin	2,779,420	163,978	-		2,943,398

Operating expenses
General and administrative	2,984,531	155,568	-		3,140,099
Sales and marketing	1,562,520	45,292	1,541,050	(e)	3,148,862
Engineering, research, and development	562,459	199,953	-		762,412
Depreciation and amortization	549,151	-	-		549,151
Goodwill impairment	742,446	-	-		742,446
Intangible asset impairment	145,396	-	178,509	(f)	323,905
Total operating expenses	6,546,503	400,813	1,719,559		8,666,875

Loss from operations	(3,767,083)	(236,835)	(1,719,559)		(5,723,477)

Other income/(expense)
Interest income	2,833	-	-		2,833
Interest expense	(4,559,564)	(4,105)	(234,115)	(d)	(4,797,784)
Change in fair value of derivative liabilities	359,530	-	-		359,530
Gain on adjustment in contingent consideration	625,357	-	-		625,357
Total other income/(expense)	(3,571,844)	(4,105)	(234,115)		(3,810,064)

Loss before income taxes	(7,338,927)	(240,940)	(1,953,674)		(9,533,541)

Income tax expense	-	-	-		-

Net loss	$(7,338,927)	$(240,940)	$(1,953,674)		$(9,533,541)

Net loss per share - basic and diluted	$(0.32)				$(0.32)

Weighted average number of shares
during the period - basic and diluted	23,069,669				30,069,669

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Mobivity Holdings Corp.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1.  Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations of Mobivity Holdings Corp. (the “Company”) for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to the acquisition of substantially all of the assets of Front Door Insights LLC (“FDI”) as if the transaction had been completed on the first day of each respective period. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 gives effect to the acquisition of substantially all of the assets of FDI as if the transaction had occurred on March 31, 2013.

The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated balance sheet were derived by adjusting the Company’s historical financial statements for the acquisition of substantially all of the assets of FDI. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations are provided for informational purposes only and should not be construed to be indicative of the Company’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project the Company’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed consolidated balance sheet and unaudited condensed consolidated statements of operations and accompanying notes should be read in conjunction with the Company’s historical financial statements and related notes, and the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and FDI’s financial statements presented herein.

Note 2.  Purchase Price Allocation

The unaudited pro forma condensed consolidated financial statements reflect a purchase price of $2,499,406. The Company paid $100,000 of the purchase price in cash, paid $1,400,000 of the purchase price with the issuance of a non-interest bearing note payable, and paid the remainder of the purchase price through the issuance of 7,000,000 shares of the Company’s common stock valued at $0.17, which was the closing price per share of such common stock on May 20, 2013.

The purchase price allocation as of March 31, 2013 is as follows:

Cash	$5,500
Accounts receivable	27,467
Contracts	813,000
Customer relationships	22,000
Developed technology	96,000
Non-compete agreement	124,000
Goodwill	1,574,325
Total assets acquired	2,662,292
Liabilities assumed	(162,886)
Net assets acquired	$2,499,406

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Contracts are being amortized on a straight-line basis over seven years. Customer relationships are being amortized on a straight-line basis over twelve years. Developed technology is being amortized on a straight-line basis over five years. The non-compete agreement is being amortized on a straight-line basis over three years.

Note 3.  Pro Forma Adjustments

The following pro forma adjustments are based upon the value of the tangible and intangible assets acquired as determined by an outside, independent valuation firm.

(a)	Represents additional financing obtained by the Company to complete the acquisition transaction.
(b)	Represents the purchase price and allocation of the purchase price to the assets and liabilities acquired in the transaction, as if the transaction had occurred March 31, 2013.
(c)	Represents the elimination of FDI’s assets, liabilities and deficit not acquired in the transaction.
(d)	Represents interest expense and note discount amortization for notes payable issued in conjunction with the transaction.
(e)	Represents salary, bonus and stock based compensation for headcount added in conjunction with the transaction.
(f)	Represents amortization of intangible assets for the period.

On May 20, 2013, Mobivity Holdings Corp. (the “Company”) completed its acquisition of substantially all of the assets of Front Door Insights LLC (“FDI”). The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013, and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012, are presented herein. The unaudited pro forma condensed consolidated balance sheet was prepared using the historical balance sheets of the Company and FDI as of March 31, 2013. The unaudited pro forma condensed consolidated statements of operations were prepared using the historical statements of operations of the Company and FDI for the three months ended March 31, 2013 and for the year ended December 31, 2012.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had been completed on March 31, 2013, and consolidates the unaudited condensed balance sheets of the Company and FDI. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 give effect to the acquisition as if it had occurred on the first day of each respective period.

The unaudited pro forma condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed consolidated financial statements, and the accompanying notes, are based upon the respective historical consolidated financial statements of the Company and FDI, and should be read in conjunction with the Company’s historical financial statements and related notes, and the Company’s "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and FDI’s financial statements presented herein.

[Back Cover Page]

95,309,839 Shares

MOBIVITY HOLDINGS CORP.

Common Stock

Until November 27, 2013, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This is in addition to the obligation of a dealer to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments.